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                               611852 SASKATCHEWAN LTD.


                            -----------------------------


                     SECOND AMENDED AND RESTATED CREDIT AGREEMENT


                              Dated as of April 1, 1997


                            ------------------------------


                         THE CHASE MANHATTAN BANK OF CANADA,
                               as Administrative Agent




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                                  TABLE OF CONTENTS

         This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience of reference only.

                                                                                PAGE
                                                                                ----
Section 1.  Definitions, Accounting Matters and Borrowing Base...............      1
    1.01  Certain Defined Terms..............................................      1
    1.02  Accounting Terms and Determinations................................     26
    1.03  Borrowing Base.....................................................     27
    1.04  Types and Currency of Loans........................................     28

Section 2.  Commitments, Loans, Notes and Prepayments........................     29
    2.01  Loans..............................................................     29
    2.02  Borrowings.........................................................     30
    2.03  Letters of Credit..................................................     30
    2.04  Bankers' Acceptances...............................................     35
    2.05  Swingline Loans....................................................     41
    2.06  Changes of Commitments.............................................     43
    2.07  Commitment Fee.....................................................     43
    2.08  Several Obligations; Remedies Independent..........................     43
    2.09  Notes..............................................................     44
    2.10  Optional Prepayments and Conversions or Continuations..............     44
    2.11  Mandatory Prepayments..............................................     45

Section 3.  Payments of Principal and Interest...............................     49
    3.01  Repayments.........................................................     49
    3.02  Interest...........................................................     50
    3.03  Currency...........................................................     50
    3.04  Interest on Overdue Amounts........................................     51

Section 4.  Payments; Pro Rata Treatment; Computations; Etc..................     51
    4.01  Payments...........................................................     51
    4.02  Pro Rata Treatment.................................................     52
    4.03  Computations.......................................................     54
    4.04  Minimum Amounts....................................................     54
    4.05  Interest Act (Canada)..............................................     54
    4.06  Certain Notices....................................................     54
    4.07  Non-Receipt of Funds by the Administrative Agent...................     56
    4.08  Sharing of Payments, Etc...........................................     57

Section 5.  Yield Protection, Etc............................................     58
    5.01  Additional Costs...................................................     58
    5.02  Limitation on Types of Loans.......................................     60
    5.03  Illegality.........................................................     61
    5.04  Treatment of Affected Extensions of Credit.........................     61
    5.05  Compensation.......................................................     62

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    5.06  Additional Costs in Respect of Bankers' Acceptances................     63
    5.07  Additional Costs in Respect of Letters of Credit...................     64
    5.08  Taxes..............................................................     64

Section 6.  Conditions Precedent.............................................     66
    6.01  Effectiveness......................................................     66
    6.02  Effectiveness and Subsequent Extensions of Credit..................     68

Section 7.  Representations and Warranties...................................     70
    7.01  Corporate Existence................................................     70
    7.02  Financial Condition................................................     70
    7.03  Litigation.........................................................     70
    7.04  No Breach..........................................................     70
    7.05  Action.............................................................     71
    7.06  Approvals..........................................................     71
    7.07  Use of Credit......................................................     71
    7.08  Taxes..............................................................     71
    7.09  Material Agreements and Liens......................................     72
    7.10  Subsidiaries, Etc..................................................     72
    7.11  True and Complete Disclosure.......................................     72
    7.12  Capitalization.....................................................     73

Section 8.  Covenants of the Company.........................................     73
    8.01  Financial Statements Etc...........................................     73
    8.02  Litigation.........................................................     75
    8.03  Existence, Etc.....................................................     76
    8.04  Governmental Approvals.............................................     76
    8.05  Prohibition of Fundamental Changes.................................     77
    8.06  Limitation on Liens................................................     77
    8.07  Indebtedness.......................................................     77
    8.08  Investments........................................................     77
    8.09  Dividend Payments..................................................     77
    8.10  Debt Coverage Ratio; Interest Coverage Ratio.......................     77
    8.11  Working Capital....................................................     77
    8.12  Lines of Business..................................................     78
    8.13  Transactions with Affiliates.......................................     78
    8.14  Use of Proceeds....................................................     78
    8.15  Subsidiaries.......................................................     78
    8.16  Ownership of the Company...........................................     78
    8.17  Modifications of Certain Documents and Payments....................     78
    8.18  Incorporation by Reference.........................................     79
    8.19  No Action to Affect Security Documents.............................     79
    8.20  Further Assurances.................................................     79
    8.21  Subsidiary Borrowers...............................................     79

Section 9.  Events of Default; Remedies......................................     79

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    9.01  Events of Default..................................................     79
    9.02  Remedies Cumulative................................................     85
    9.03  Lenders May Perform Covenants......................................     85

Section 10.  The Administrative Agent........................................     86
    10.01  Appointment, Powers and Immunities................................     86
    10.02  Reliance by Administrative Agent..................................     87
    10.03  Defaults..........................................................     87
    10.04  Rights as a Lender................................................     87
    10.05  Indemnification...................................................     88
    10.06  Non-Reliance on Administrative Agent and Other Lenders............     88
    10.07  Failure to Act....................................................     89
    10.08  Resignation or Removal of Administrative Agent....................     89
    10.09  Consents under Other Loan Documents...............................     89
    10.10  Consent to Permitted Dispositions.................................     90

Section 11.  Miscellaneous...................................................     90
    11.01  Waiver............................................................     90
    11.02  Notices...........................................................     91
    11.03  Expenses, Etc.....................................................     91
    11.04  Amendments, Etc...................................................     92
    11.05  Successors and Assigns............................................     93
    11.06  Assignments and Participations....................................     93
    11.07  Survival..........................................................     96
    11.08  Captions..........................................................     97
    11.09  Counterparts......................................................     97
    11.10  Governing Law.....................................................     97
    11.11  Jurisdiction, Service of Process and Venue........................     97
    11.12  Judgment Currency.................................................     97
    11.13  Treatment of Certain Information; Confidentiality.................     98
    11.14  Additional Provisions Relating to Interest and Fees...............     99
    11.15  Severability......................................................    100
    11.16  Time of Essence...................................................    100
    11.17  Acknowledgement of Priority of Indebtedness.......................    100
    11.18  Conflict of Terms.................................................    100
    11.19  Restatement of Original Credit Agreement..........................    100
    11.20  BOM Letters of Credit.............................................    101
    11.21  Amendment of Certain Documents....................................    101



EXHIBIT A-1   -    Form of Note
EXHIBIT A-2   -    Form of Swingline Note
EXHIBIT B     -    Form of Opinion of Counsel to the Company

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EXHIBIT C     -    Form of Opinion of Canadian Counsel to Chase Canada
EXHIBIT D     -    Form of Bankers' Acceptance
EXHIBIT E     -    Form of Bankers' Acceptance Request
EXHIBIT F     -    Calculation of Net Proceeds of Bankers' Acceptance
EXHIBIT G     -    Details of Issue of Bankers' Acceptance
EXHIBIT H     -    Confidentiality Agreement

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         SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of April 1,
1997 among: 611852 SASKATCHEWAN LTD., a corporation duly organized and validly existing under the laws of the Province of Saskatchewan, Canada (the "COMPANY"); each of the lenders that is a signatory hereto identified under the caption "Lenders" on the signature pages hereto and each lender that becomes a "Lender" after the date hereof pursuant to Section 11.06(b) hereof (individually, a "LENDER" and, collectively, the "LENDERS"); and THE CHASE MANHATTAN BANK OF CANADA, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the "ADMINISTRATIVE AGENT").

         The Company and The Chase Manhattan Bank of Canada are parties to a Credit Agreement dated as of February 8, 1996 (as modified, amended and restated on July 17, 1996 and supplemented and in effect immediately prior to the Effective Date referred to below, the "ORIGINAL CREDIT AGREEMENT"). In order to reflect, firstly, certain corporate changes affecting the Borrowers under, and as defined in, the Canadian Forest Credit Agreement (namely, the amalgamation of Acquisition Co. and Atcor Resources to form 721940 Alberta Ltd. as the continuing corporation resulting therefrom, and the amalgamation of 721940 Alberta Ltd. and Canadian Forest to form Canadian Forest as the continuing corporation resulting therefrom), and secondly, certain asset sales from Canadian Forest to Forest and the continued secured position of the Company with respect to such assets, as well as the continued inclusion of such assets in the Borrowing Base and financial covenants hereunder, the Company has requested that the Lenders agree to amend and restate the Original Credit Agreement, and the Lenders are willing to amend and restate the Original Credit Agreement, all on the terms and conditions hereinafter set forth. Accordingly, the parties hereto agree as follows:

         Section 1.  DEFINITIONS, ACCOUNTING MATTERS AND BORROWING BASE.

         1.01 CERTAIN DEFINED TERMS. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and VICE VERSA):

         "ACQUISITION CO." shall mean 3189490 Canada Ltd., (as it existed prior to its amalgamation with Atcor Resources).

         "ACCEPTANCE DATE" shall mean any date, which must be a Business Day, on which a Bankers' Acceptance is or is to be issued.

         "ACCEPTING LENDER" shall mean any Lender which has issued a Bankers'

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Acceptance of the Company under this Agreement.

         "AFFILIATE" shall mean any Person that directly or indirectly controls, or is under common control with, or is controlled by, the Company and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, "CONTROL" (including, with its correlative meanings, "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), PROVIDED that, in any event, any Person that owns directly or indirectly securities having 10% or more of the voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person. Notwithstanding the foregoing, no individual shall be an Affiliate solely by reason of his or her being a director, officer or employee of the Company.

         "AGGREGATE BORROWINGS" has the meaning given to such term in Section 2.11(d).

         "APPLICABLE LENDING OFFICE" shall mean, for each Lender and for each Type of Loan, the "Lending Office" of such Lender (or of an affiliate of such Lender) designated for such Type of Loan on the signature pages hereof or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Company as the office by which its Loans of such type are to be made and maintained or Bankers' Acceptances are to be purchased.

         "APPLICABLE MARGIN" shall mean, with respect to each Type of Loan, for any period during which the Usage Ratio is within the range specified below, the percentage per annum set forth opposite such range under the appropriate heading, PROVIDED that the "Applicable Margin" shall be increased or reduced, as applicable, on the date of the borrowing of a Loan or the issuance of a Letter of Credit or the acceptance of a Bankers' Acceptance, or the repayment of a Loan or expiration of a Letter of Credit or maturity of a Bankers' Acceptance, as the case may be, which results in the Usage Ratio shifting from one range to another but that the "Applicable Margin" for any BA Loan, Bankers' Acceptance or Eurodollar Loan outstanding prior to such date shall remain the same until the maturity of such Bankers' Acceptance or the end of the Interest Period for such BA Loan or Eurodollar Loan, respectively.

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
                               Applicable Margin (%p.a.)

                             CANADIAN                         U.S. BASE        EURODOLLAR
  RANGE OF USAGE RATIO      PRIME LOANS      BA FEE RATE      RATE LOANS          LOANS
  --------------------      -----------      -----------      ----------       ----------
     0 - .500:1.00                0.000%           1.000%          0.000%            1.000%
 .501:1.00 to .750:1.00           0.375%           1.375%          0.375%            1.375%
 .751:1.00 to 1.000:1.00            .750%           1.750%          0.750%            1.750%


         "ASSIGNMENT OF PAYMENTS" shall mean the Assignment of Payments relating to the Canadian Forest Credit Agreement dated February 8, 1996, provided by the Company to the Administrative Agent.

         "ASSIGNMENT OF SECURITY" shall mean the assignment of the Underlying Loan Documents dated February 8, 1996 provided by the Company to the Administrative Agent.

         "ATCOR RESOURCES" shall mean Atcor Resources Ltd., (as it existed prior to its amalgamation with Acquisition Co.).

         "ATCOR RESOURCES PLEDGE AGREEMENT" shall mean the Guarantee and Pledge Agreement dated February 8, 1996 between Atcor Resources and the Company, as the same may be supplemented and amended up to the Effective Date.

         "AVAILABLE BORROWING AMOUNT" has the meaning given to such term in
Section 2.07.

         "AVAILABLE PROCEEDS" has the meaning given such term in Section 2.04(c) hereof.

         "BA FEE RATE" shall mean the rate used in calculating Stamping Fees as referred to in the definition of Applicable Margin.

         "BA LOAN" has the meaning given to such term in Section 2.04(h) hereof.

         "BANKERS' ACCEPTANCE" shall mean a bill of exchange, duly completed and accepted by a Lender pursuant to this Agreement, such bill of exchange to be substantially in the form of Exhibit D hereto.

         "BANKERS' ACCEPTANCE DOCUMENTS" shall mean, with respect to any Bankers' Acceptance, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Bankers' Acceptance) governing or providing for (a) the rights

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and obligations of the parties concerned or at risk with respect to such
Bankers' Acceptance or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

         "BANKERS' ACCEPTANCE LIABILITY" shall mean, with respect to any Bankers' Acceptance, the obligation of the Company to pay to the Administrative Agent at the Principal Office the Principal Amount of any Bankers' Acceptances for which the Company has not reimbursed the Accepting Lender.

         "BANKERS' ACCEPTANCE RATE" shall mean the average of the per annum discount rates, computed on the basis of a year of 365 days, announced by each Accepting Lender as its bankers' acceptance rate for a Bankers' Acceptance having a Maturity Date of 30, 60, 90 or 180 days (whichever most closely approximates the Maturity Date of the applicable Bankers'
Acceptance). Where there is only one Accepting Lender, the Bankers' Acceptance Rate shall be that Accepting Lender's discount rate.

         "BANKERS' ACCEPTANCE REQUEST" shall have the meaning ascribed to it in Section 2.04(b) containing the information set forth in Exhibit E.

         "BANKRUPTCY AND INSOLVENCY ACT (CANADA)" shall mean, collectively, the Bankruptcy and Insolvency Act (Canada) and the Companies' Creditors Arrangement Act (Canada), each as amended from time to time and any similar statute of Canada or any province thereof.

         "BIS GUIDELINES" shall mean the guidelines contained in the report dated July 1988 by the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", encompassed in the October 1995 Guidelines issued by the Office of the Superintendent of Financial Institutions Canada entitled "Capital Adequacy Requirements" (or any guidelines issued in replacement thereof).

         "BOM" shall mean Bank of Montreal, a Canadian chartered bank.

         "BOM AGREEMENT" shall mean the Amended and Restated Financial EDI Agreement Accounts Payable Service between ProMark and BOM dated July 17, 1996 with respect to the electronic transfers of funds and related remittance data, as the same may be supplemented and amended and in effect from time to time, PROVIDED that any supplements or amendments thereto shall be made in accordance with the provisions of Section 11.21 hereof.

         "BOM PRIME RATE" shall mean the per annum floating rate of interest established from time to time by BOM as the base rate it will use to determine rates of interest on Canadian dollar demand loans to its customers in Canada and which it

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designates as its prime rate.  Each change in any interest rate provided for herein based upon the BOM Prime Rate resulting from a change in the BOM Prime Rate shall take effect at the time of such change in the BOM Prime Rate.

         "BORROWER" shall mean Canadian Forest or any Subsidiary Borrower.

         "BORROWING BASE" has the meaning given to such term in Section 1.03 hereof.

         "BORROWING BASE DEFICIENCY" has the meaning given to such term in
Section 2.11(a) hereof.

         "BORROWING BASE REPORTS" shall mean collectively, (i) Net Back Pool Reports and (ii) Reserve Evaluation Reports and "BORROWING BASE REPORT" shall mean any thereof.

         "BUSINESS DAY" shall mean (i) any day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in Calgary or Toronto, Canada, (ii) if such day relates to U.S. Base Rate Loans or any payments in connection therewith, any day (other than a Saturday or Sunday) on which banks are open for business in New York City, Toronto and Calgary and (iii) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a Conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice by the Company with respect to any such borrowing, payment, prepayment, Conversion or Interest Period, any day (other than a Saturday or Sunday) on which dealings in U.S. Dollar deposits are carried out in the London interbank market which is also a day which banks are open for business in New York City, Toronto and Calgary.

         "CANADIAN DOLLARS" and "C$" shall mean lawful money of Canada.

         "CANADIAN FOREST" shall mean Canadian Forest Oil Ltd., an Alberta corporation as it exists both before and after the amalgamation of Canadian Forest Oil Ltd. and 721940 Alberta Ltd.

         "CANADIAN FOREST CREDIT AGREEMENT" shall mean the Second Amended and Restated Credit Agreement dated as of April 1, 1997, among Canadian Forest, ProMark and each of the other Subsidiary Borrowers, as borrowers and the Company, as lender, as the same may be modified and supplemented and in effect from time to time.

         "CANADIAN FOREST DEBENTURE" shall mean the Demand Debenture and Negative Pledge dated February 8, 1996 of Canadian Forest in the original principal amount of C$80,000,000 payable to the Company and assigned to the Administrative Agent and its successors and assigns, as the same shall be modified and

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supplemented and in effect from time to time.

         "CANADIAN FOREST GUARANTEE" shall mean the guarantee made February 20, 1996 by Canadian Forest in favor of BOM with respect to obligations and liabilities of ProMark under the BOM Agreement, as confirmed and amended by a Guarantee Confirmation and Amendment Agreement entered into between Canadian Forest and BOM dated July 17, 1996.

         "CANADIAN PRIME LOANS" shall mean loans that bear interest at rates based upon the Chase Canada Prime Rate.

         "CAPITAL EXPENDITURES" shall mean, for any period, expenditures (including, without limitation, the aggregate amount of Capital Lease Obligations incurred during such period) made (a) by Canadian Forest or any of the Subsidiary Borrowers in connection with the acquisition and exploitation of, or the exploration for or development or production of, hydrocarbon reserves or to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) or (b) by Forest in connection with the acquisition and exploitation of, or the exploration for or development or production of, the Forest Pledged Properties or to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) in connection with the Forest Pledged Properties during such period, in each case computed in accordance with GAAP.

         "CAPITAL LEASE OBLIGATIONS" shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

         "CASH COLLATERAL ACCOUNT" shall mean the cash collateral account referred to in Section 13.4 of the Company Debenture.

         "CASH FLOW" shall mean, for any period, for (a) Canadian Forest and the Subsidiary Borrowers (determined on a combined basis in accordance with GAAP), the sum, without duplication, of the following: (i) the total sales revenue from natural gas, oil and other hydrocarbon products and revenues from services related to natural gas, oil and other hydrocarbon products for such period PLUS (ii) cash dividend payments, if any, by any Non-Borrowing Subsidiary to Canadian Forest or a Subsidiary Borrower in an aggregate amount in excess of the aggregate amount of the Investments in such Non-Borrowing Subsidiaries by Canadian Forest and the Subsidiary Borrowers during such period PLUS (iii) the total Net Cash Payments (excluding the fair market value of non-cash consideration) received during such period PLUS (iv) the total cash proceeds received by Canadian Forest as a result of any capital contribution by Atcor Resources, Acquisition Co. or 3189503 that has been utilized to repay indebtedness (to the extent permitted by the terms of this Agreement) MINUS
(v) the revenue attributable to the unearned balance of any advance payment relating to hydrocarbons in place received during such period by Canadian Forest or any of the Subsidiary Borrowers for such period, MINUS (vi) Operating Expenses, plus (b) for Forest (determined in accordance with GAAP), the lesser of (A) the sum, without duplication, of the following (determined in respect only of the Forest Pledged Properties): (i) the total sales revenue from natural gas, oil and other hydrocarbon products; plus (ii) the total Net Cash Payments (excluding the fair market value of non-cash consideration) received during such period; minus (iii) the revenue attributable to the unearned balance of any advance payment received during such period by Forest relating to hydrocarbons in place; minus (iv) Operating Expenses, and (B) the amount contributed by 3189503 to Canadian Forest in respect of the period for which the determination is made.

         "CASUALTY EVENT" shall mean, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

         "CHASE CANADA" shall mean The Chase Manhattan Bank of Canada or its successors.

         "CHASE CANADA PRIME RATE" shall mean the greater of (i) the per annum floating rate of interest established from time to time by Chase Canada as the base rate it will use to determine rates of interest on Canadian dollar loans to its customers in Canada and (ii) the sum of (A) the discount rate expressed as a rate of interest per annum payable by the purchasers of 30 day bills of exchange, duly completed and accepted by Chase Canada, as established by Chase Canada, and (B) 100 basis points. Each change in any interest rate provided for herein based upon the Chase Canada Prime Rate resulting from a change in the Chase Canada Prime Rate shall take effect at the time of such change in the Chase Canada Prime Rate.

         "CHASE MANHATTAN" shall mean The Chase Manhattan Bank or its successors.

         "CHASE MANHATTAN PRIME RATE" shall mean the rate of interest from time to time announced by Chase Manhattan at the Chase Manhattan Principal Office as its prime commercial lending rate.

         "CHASE MANHATTAN PRINCIPAL OFFICE" shall mean the principal office of Chase Manhattan, located on the date hereof at 1 Chase Manhattan Plaza, New York, New York 10081.

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                                                                         Page 13


         "CLOSING DATE" shall mean February 8, 1996.

         "COMMITMENT" shall mean, as to each Lender, the obligation of such Lender to make Loans, to issue or participate in Letters of Credit and Swingline Loans pursuant to Sections 2.03 and 2.05 hereof, and to accept Bankers' Acceptances pursuant to Section 2.04 hereof, in an aggregate principal or face amount (expressed where applicable as the Equivalent Amount of Canadian Dollars) at any one time outstanding up to but not exceeding the amount set opposite the name of such Lender on the signature pages hereof under the caption "Commitment" or, in the case of a Person that becomes a Lender pursuant to an assignment permitted under Section 11.06(b) hereof, as specified in the respective instrument of assignment pursuant to which such assignment is effected (as the same may be reduced at any time or from time to time pursuant to Section 2.06 or 11.06(b) hereof).

         "COMMITMENT PERCENTAGE" shall mean, with respect to any Lender, the ratio of (a) the amount of the Commitment of such Lender to (b) the aggregate amount of the Commitments of all of the Lenders.

         "COMMITMENT TERMINATION DATE" shall mean February 7, 1999.

         "COMMODITY HEDGING AGREEMENT" shall mean, for any Person, a notional amount agreement or arrangement between such Person and one or more financial institutions or other entities providing for the transfer or mitigation of risks of fluctuations in prices of hydrocarbons, either generally or under specific circumstances.

         "COMPANY ARRANGEMENT" shall have the meaning assigned to such term in Section 2.04(c) hereof.

         "COMPANY DEBENTURE" shall mean the Demand Debenture and Negative Pledge dated as of February 8, 1996, in the original principal amount of C$80,000,000, payable to the Administrative Agent and its successors and assigns as the same shall be modified and supplemented and in effect from time to time .

         "CONTINUE", "CONTINUATION" and "CONTINUED" shall refer to the continuation pursuant to Section 2.10 hereof of a Eurodollar Loan or BA Loan from one Interest Period to another Interest Period or the continuation of a Letter of Credit or Bankers' Acceptance.

         "CONSENT AND AGREEMENT" shall mean the agreement dated February 8, 1996 made by Canadian Forest and Atcor Resources in favor of the Administrative Agent regarding the Assignment of Payments and the Assignment of Security.

         "CONVERT", "CONVERSION" and "CONVERTED" shall refer to a conversion pursuant to Section 2.10 hereof of all or a portion of one Type of Loan into another

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                                                                         Page 14


Type of Loan, or to or from Bankers Acceptances (and shall all include, if applicable, the simultaneous conversion from one Currency into another Currency), which may be accompanied by the transfer by a Lender (at its sole discretion) of a Loan from one Applicable Lending Office to another.

         "COVERED TAXES" shall mean all present and future income, stamp, registration and other taxes and levies, imposts, deductions, charges, compulsory loans and withholdings whatsoever, and all interest, penalties or similar amounts with respect thereto, now or hereafter imposed, assessed, levied or collected by any authority of or in any jurisdiction (including, without limitation, Canada or any political subdivision or taxing authority thereof or therein, or any federal or other association of or with which Canada may be a member or associated) on or in respect of this Agreement, the Loans, the Notes, Letters of Credit, Bankers' Acceptances, the other Loan Documents, the Underlying Loan Documents (without duplication of any provision for payment of such amounts contained in the Canadian Forest Credit Agreement), the recording, registration, notarization or other formalization of any thereof, the enforcement thereof or the introduction thereof in any judicial proceedings, or on or in respect of any payments of principal, interest, premium, charges, fees or other amounts made on, under or in respect of any thereof (excluding, however, income or franchise taxes imposed on a Lender by a jurisdiction as a result of such Lender being organized under the laws of such jurisdiction or of its Applicable Lending Office being located in such jurisdiction).

         "CURRENCY" shall have the meaning assigned to such term in Section
1.04 hereof.

         "DEBT COVERAGE RATIO" shall mean, for any period, the ratio of (a) Cash Flow for such period to (b) Debt Service for such period.

         "DEBT SERVICE" shall mean, for any period, the sum, without duplication of the following: (a) all payments of principal of Indebtedness scheduled to be made during such period by the Company (determined on a consolidated basis in accordance with GAAP) PLUS (b) all payments of principal of Indebtedness (other than Indebtedness to the Company under the Canadian Forest Credit Agreement) scheduled to be made during such period by Canadian Forest and the Subsidiary Borrowers (determined on a combined basis in accordance with GAAP) PLUS (c) all Interest Expense for such period.

         "DEFAULT" shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

         "DEFICIENCY CURE PERIOD" shall have the meaning assigned to such term in Section 2.11(a) hereof.

         "DEFICIENCY NOTICE" shall have the meaning assigned to such term in

Section 2.11(a) hereof.

         "DETERMINATION DATE" shall mean (a) each May 1 and October 15 of each year prior to the Commitment Termination Date, commencing October 15, 1996 and (b) 45 days after each other date, if any, on which the Borrowing Base Reports are delivered to the Administrative Agent as contemplated pursuant to Section 1.03 hereof.

         "DETERMINATION PERIOD" shall mean (a) with respect to any Reserve Evaluation Report delivered by the Independent Petroleum Engineer, the calendar year for which such report was prepared, (b) with respect to any Reserve Evaluation Report prepared by Canadian Forest, the period from January 1 to June 30 of each calendar year for which such report was prepared and (c) with respect to the Net Back Pool Report delivered in connection with the Determination Date occurring (x) on May 1 of each year, the preceding fiscal year and (y) on October 15 of each year, the first two fiscal quarters of such year.

         "DISPOSITION" shall mean any sale, assignment, transfer or other disposition of any Property (whether now owned or hereafter acquired) by Canadian Forest or any of the Subsidiary Borrowers, or of any Forest Pledged Property by Forest, to any other Person excluding any sale, assignment, transfer or other disposition of any Property sold or disposed of in the ordinary course of business and on ordinary business terms, and also excluding the sale of the Forest Pledged Properties by Canadian Forest to Forest pursuant to the Forest Purchase Agreement.

         "DIVIDEND PAYMENT" shall mean dividends (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any class of stock of the Company or of any warrants, options or other rights to acquire the same (or to make any payments to any Person, such as "phantom stock" payments, where the amount thereof is calculated with reference to the fair market or equity value of the Company), but excluding dividends payable solely in shares of common stock of the Company.

         "DOLLARS", "$" and "U.S. DOLLARS" shall mean lawful money of the United States of America.

         "EFFECTIVE DATE" shall mean April 1, 1997.

         "ENVIRONMENTAL CLAIM" shall mean, with respect to any Person, any written or oral notice, claim, demand or other communication (a "CLAIM") by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term "Environmental Claim" shall include, without limitation, any claim by any governmental authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

         "ENVIRONMENTAL LAWS" shall mean any and all present and future
Canadian federal, provincial, local and foreign laws, policies, guidelines, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, and including without limiting the foregoing both statutory provisions and the common law, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or Hazardous Materials or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

         "EQUITY RIGHTS" shall mean, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders' or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

         "EQUIVALENT AMOUNT" shall mean as at any date the amount of Canadian Dollars into which an amount of U.S. Dollars may be converted, or the amount of U.S. Dollars into which an amount of Canadian Dollars may be converted, in either case at The Bank of Canada mid-point noon spot rate of exchange for such date in Toronto at approximately 12:00 noon, Toronto time on such date.

         "EURODOLLAR BASE RATE" shall mean, with respect to any Eurodollar Loan for any Interest Period therefor (i) the arithmetic mean (rounded upwards, if necessary, to the nearest 1/10,000 of 1%) of the respective rates per annum quoted on the Telerate Access Service (page 3750 or the relevant page at the date of determination indicating such yields), as of 11:00 a.m., London time, on the Business Day that is two Business Days prior to the first day of such Interest Period, by commercial banks for the offering to leading banks in the London interbank market of U.S. Dollar deposits having a term comparable to such Interest Period; or (ii) in the event that no quotation referred to in clause
(i) is given on the Telerate Access Service, the arithmetic mean (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the respective rates per annum quoted by the respective Reference Lenders at approximately 11:00 a.m.
London time (or as soon thereafter as practicable) on the date two Business Days prior to the first day of such Interest Period for the offering by the respective Reference Lenders to leading banks in the London interbank market of U.S. Dollar deposits having a term comparable to such Interest Period and in amounts comparable to the principal amount of the Eurodollar Loan to be made by the respective Reference Lenders for such Interest Period. If any Reference Lender is not participating in any Eurodollar Loan during any Interest Period therefor, the Eurodollar Base Rate for such Loan for such Interest Period shall be determined by reference to the amount of the Loan that such Reference Lender would have made or had outstanding had it been participating in such Loan during such Interest Period.

         "EURODOLLAR LOANS" shall mean Loans the interest rates on which are determined on the basis of rates referred to in the definition of "Eurodollar Base Rate" in this Section 1.01.

         "EVENT OF DEFAULT" shall have the meaning assigned to such term in
Section 9 hereof.

         "EXCHANGE RATE DEFICIENCY" shall have the meaning given to such term in Section 2.11(d) hereof.

         "FEDERAL FUNDS RATE" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, PROVIDED that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate for such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate charged to Chase Manhattan on such Business Day on such transactions as determined by the Administrative Agent.

         "FEE LETTER" shall mean the letter dated February 7, 1996 from Chase Manhattan and Chase Securities Inc. to Forest describing certain fees payable in connection with the transactions contemplated by this Agreement.

         "FOREST" shall mean Forest Oil Corporation, a New York corporation.

         "FOREST DEBENTURE" shall mean the Limited Recourse Demand Debenture and Negative Pledge, dated as of April 1, 1997, of Forest in the original principal amount of C$80,000,000, payable to the Company and assigned to the Administrative

Agent and its successors and assigns, as the same shall be modified and supplemented and in effect from time to time.

         "FOREST GUARANTEE" shall mean the Limited Recourse Secured Guarantee dated as of April 1, 1997 by Forest in favor of the Company and assigned to the Administrative Agent and its successors and assigns, as the same shall be modified and supplemented and in effect from time to time.

         "FOREST INDENTURE" shall mean the Indenture dated as of September 8, 1993 between Forest and Shawmut Bank Connecticut, National Association, as trustee, as amended from time to time prior to the date hereof and as the same shall, subject to Section 8.17 hereof, be modified and supplemented and in effect from time to time.

         "FOREST INDENTURE GUARANTY" shall have the meaning assigned to such term in Section 7.09 hereof.

         "FOREST PLEDGED PROPERTIES" shall mean the property which is from time to time the subject of the Lien created by the Forest Debenture.

         "FOREST PURCHASE AGREEMENT" shall mean the Petroleum, Natural Gas and General Rights Conveyance made effective as of April 1, 1997 between Canadian Forest, as seller, and Forest, as purchaser.

         "FUTURE NET REVENUES" shall mean, as of any date of determination for any period, the projected gross revenues attributable to all or a part (as specified herein) of Proved Reserves constituting part of the Hydrocarbon Properties included in the Reserve Evaluation Report for such period less the sum for such period of all projected Operating Expenses and Capital Expenditures with respect thereto, as set forth in the related Reserve Evaluation Report, and less (without duplication) all amounts projected to be applied to the discharge of any advance payments on similar agreements with respect to hydrocarbons in place and to the unearned balance of any advance payment received under any contract to be performed relating to such Proved Reserves.

         "GAAP" shall mean generally accepted accounting principles in the United States applied on a basis consistent with those that, in accordance with the last sentence of Section 1.02(a) hereof, are to be used in making the calculations for purposes of determining compliance with this Agreement.

         "GAS PAYMENT SETTLEMENT DAY" means the day of each calendar month on which purchasers of natural gas produced in Alberta generally settle their obligations (currently the 25th day of each month).

         "GUARANTEE" shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor's obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "GUARANTEE" and "GUARANTEED" used as a verb shall have a correlative meaning.

         "HAZARDOUS MATERIAL" shall mean, collectively, (a) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (PCB's), (b) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants", "pollutants" or words of similar import under any Environmental Law and (c) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

         "HYDROCARBON PROPERTIES" shall mean interests which Canadian Forest or any Subsidiary Borrower has from time to time in hydrocarbon reserves, and interests which Forest has in the Forest Pledged Properties.

         "INCOME TAX ACT (CANADA)" shall mean the Income Tax Act (Canada), as amended from time to time.

         "INDEBTEDNESS" shall mean, for any Person, without duplication: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are paid within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person;
(d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person in respect of obligations of the types specified in other clauses of this definition as a general partner or joint venturer of any partnership or joint venture (other than in respect of obligations incurred in the ordinary course of business); (g) the unearned balance of any advance payments received by such Person under any contract to be performed in excess of C$350,000 (or the equivalent in other currencies) in the aggregate (other than as provided in clause (h) below); (h) the unearned balance of any advance payments received by such Person under any contract to be performed in excess of C$2,500,000 (or the equivalent in other currencies) in the aggregate resulting from transactions in the ordinary course of such Person's business; and
(i) Indebtedness of others Guaranteed by such Person.

         "INDEPENDENT PETROLEUM ENGINEER" shall mean (a) McDaniel & Associates Consultants Ltd. or (b) such other firm of independent petroleum engineers expert in the matters required to be performed in connection with the preparation and delivery of a Reserve Evaluation Report and satisfactory to the Majority Lenders.

         "INTEREST COVERAGE RATIO" shall mean, for any period, the ratio of (a) Cash Flow for such period to (b) Interest Expense for such period.

         "INTEREST EXPENSE" shall mean, for any period, the sum without duplication of the following: (a) interest expense for the Company for such period (determined on a consolidated basis in accordance with GAAP) including, without limitation, the following: all interest in respect of Indebtedness accrued or capitalized during such period (whether or not actually paid during such period) (other than interest paid in common stock of the Company) and the net amounts payable (or minus the net amounts receivable) under Interest Rate Protection Agreements accrued during such period (whether or not actually paid or received during such period), but excluding the non-cash amortization of deferred debt issuance costs and original issue discount for such period PLUS
(b) interest expense for Canadian Forest and the Subsidiary Borrowers (other than interest expense of Canadian Forest and the Subsidiary Borrowers in respect of Indebtedness to the Company under the Canadian Forest Credit Agreement) for such period (determined on a combined basis in accordance with GAAP) including, without limitation, the following: all interest in respect of Indebtedness accrued or capitalized during such period (whether or not actually paid during such period) (other than interest paid in common stock of Canadian Forest) and the net amounts payable (or minus the net amounts receivable) under Interest Rate Protection Agreements accrued during such period (whether or not actually paid or received during such period), but excluding the non-cash amortization of deferred debt issuance costs and original issue discount for such period.

         "INTEREST PERIOD" shall mean, (a) with respect to any Eurodollar Loan, each period commencing on the date such Eurodollar Loan is made or Converted from another Type of Loan or the last day of the next preceding Interest Period for such Loan and ending on the numerically corresponding day in the first, second or third calendar month thereafter, as the Company may select as provided in Section 4.06 hereof, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period would otherwise end after the Commitment Termination Date, such Interest Period shall end on the Commitment Termination Date; (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or if the next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iii) notwithstanding clause (i) above, no Interest Period shall have a duration of less than one month and, if the Interest Period for any Eurodollar Loan would otherwise be a shorter period, such Loan shall not be available as a Eurodollar Loan hereunder for such period and (b) with respect to any BA Loan, each period commencing on the date such BA Loan is made or Converted from another Type of Loan or the last day of the next preceding Interest Period for such BA Loan and ending on the date not less than 30 days or more than 180 days thereafter, as the Company may select as provided in Section 4.06 hereof. Notwithstanding the foregoing, no Interest Period shall mature on a date after the Commitment Termination Date.

         "INTEREST RATE PROTECTION AGREEMENT" shall mean, for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

         "INVESTMENT" shall mean, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or other extension of credit to any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Interest Rate Protection Agreement or Commodity Hedging Agreement. The definition of "INVESTMENT" shall not include expenditures made to acquire interests in joint ventures in oil and gas properties and plants, facilities, pipelines and equipment reasonably related thereto.

         "ISSUING BANK" shall mean BOM, as the issuer of Letters of Credit under Section 2.03 hereof, together with its successors and assigns in such capacity.

         "LETTER OF CREDIT" shall have the meaning assigned to such term in
Section 2.03 hereof.

         "LETTER OF CREDIT DOCUMENTS" shall mean, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

         "LETTER OF CREDIT INTEREST" shall mean, for each Lender, such Lender's participation interest (or, in the case of the Issuing Bank, the Issuing Bank's retained interest) in the Issuing Bank's liability under Letters of Credit and such Lender's rights and interests in Letter of Credit Reimbursement Obligations and fees, interest and other amounts payable in connection with Letters of Credit and Letter of Credit Reimbursement Obligations.

         "LETTER OF CREDIT LIABILITY" shall mean, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the undrawn face amount of such Letter of Credit PLUS (b) the aggregate unpaid principal amount of all Letter of Credit Reimbursement Obligations of the Company at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Lender (other than the Issuing Bank) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under Section 2.03 hereof, and the Issuing Bank shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders other than the Issuing Bank of their participation interests under said Section 2.03.

         "LETTER OF CREDIT REIMBURSEMENT OBLIGATIONS" shall mean, at any time, the obligations of the Company then outstanding, or that may thereafter arise in respect of all Letters of Credit then outstanding, to reimburse amounts paid by the Issuing Bank in respect of any drawings under a Letter of Credit (to the extent not converted to a Canadian Prime Loan or a U.S. Base Rate Loan hereunder).

         "LIEN" shall mean, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property (including any advance payment or similar arrangements with respect to minerals in place). For purposes of this Agreement and the other Loan Documents, a Property shall be deemed to be subject to a Lien if a Person has acquired or holds that Property subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

         "LOAN DOCUMENTS" shall mean, collectively, this Agreement, the Notes, the Swingline Notes, the Letter of Credit Documents, the Bankers' Acceptance Documents and the Security Documents.

         "LOANS" shall mean the loans provided for in Section 2.01 hereof and the Swingline Loans provided for in Section 2.05 hereof.

         "MAJORITY LENDERS" shall mean (i) at any time when there are three or more Lenders under this Agreement, Lenders having at least 66-2/3% of the aggregate amount of the Commitments or, if the Commitments shall have terminated, Lenders holding at least 66-2/3% of the aggregate unpaid Principal Amount of the Loans, Letter of Credit Liabilities and Bankers' Acceptance Liabilities; and (ii) at any other time, all of the Lenders.

         "MARGIN STOCK" shall mean "Margin Stock" within the meaning of Regulations U and X.

         "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on
(a) the Property, business, operations, financial condition, prospects, liabilities or capitalization of the Company taken as a whole or on the Forest Pledged Properties, (b) the ability of the Company or Forest (as applicable) to perform their respective obligations under any of the Loan Documents, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders and the Administrative Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans, Letter of Credit Reimbursement Obligations or Bankers' Acceptances or Forest's obligations under the Forest Guarantee or other amounts payable in connection therewith.

         "MATURITY DATE" shall mean the date on which a Bankers' Acceptance is payable.

         "NET AVAILABLE PROCEEDS" shall mean:

         (a) in the case of any Disposition, the amount of Net Cash Payments received in connection with such Disposition; PROVIDED that if 20% or less of the total value of such Net Cash Payments consists of non-cash consideration, and if such non-cash consideration is subjected to the Lien of the Security Documents upon receipt by Canadian Forest, any Subsidiary Borrower or Forest (as applicable), the amount of such Net Cash Payments received shall be deemed to equal the amount of all cash payments received in connection with such Disposition; and

         (b) in the case of any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by Canadian Forest, any Subsidiary Borrower or Forest (as applicable) in respect of such Casualty Event net of (i) reasonable expenses incurred by Canadian Forest, any Subsidiary Borrower or Forest (as applicable) in connection therewith and
(ii) contractually required repayments of Indebtedness to the extent secured by a Lien on such Property and any income and transfer taxes payable by Canadian Forest, any Subsidiary Borrower or Forest (as applicable) in respect of such Casualty Event.

         "NET BACK POOL REPORT" shall mean a report furnished to the Administrative Agent and Lenders at the time of each delivery of the Reserve Evaluation Report, in form and substance satisfactory to the Administrative Agent and the Majority Lenders setting forth, in the case of the report to be delivered in connection with the Determination Date occurring on May 1 of each year, for the preceding fiscal year, and in the case of the report to be delivered in connection with the Determination Date occurring on October 15 of each year, for the first two calendar quarters of such fiscal year, the following:

         (i) the names of the buyers of hydrocarbons from Canadian Forest and any Subsidiary Borrowers during the respective period;

         (ii)  the quantity of hydrocarbons sold to such buyer;

         (iii) the unit price received from such buyer for such hydrocarbons including the basis on which such price was calculated;

         (iv) the payment terms of each sales contract with such buyer for the remaining term of such contract and the basis upon which the unit price under each such sales contract is to be calculated; and

         (v)   the remaining term of each such contract.

         "NET CASH PAYMENTS" shall mean, with respect to any Disposition, the aggregate amount of all cash payments, and the fair market value of any non-cash consideration, received by Canadian Forest or any Subsidiary Borrower (or by Forest, in the case of any Disposition of any Forest Pledged Property) directly or indirectly in connection with such Disposition; PROVIDED that (a) Net Cash Payments shall be net of (i) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by Canadian Forest or any Subsidiary Borrower (or Forest, as applicable) in connection with such Disposition and (ii) any Federal, provincial, state and local income or other taxes estimated to be payable by Canadian Forest or any

Subsidiary Borrower (or Forest, as applicable) as a result of such Disposition (but only to the extent that (x) such estimated taxes are in fact paid to the relevant Federal, provincial, state or local governmental authority within three months of the date of such Disposition or placed in escrow for the payment of such taxes or (y) the amount of such estimated taxes is less than C$1,000,000 and the payment of such taxes is being contested in good faith and by appropriate proceedings) and (b) Net Cash Payments shall be net of any repayments by Canadian Forest or any Subsidiary Borrower of Indebtedness to the extent that (i) such Indebtedness is secured by a Lien solely on the Property that is the subject of such Disposition and
(ii) such Indebtedness is required to be repaid as a condition to the Disposition of such Property.

         "NET PROCEEDS" shall mean, in respect of any Bankers' Acceptance, the amount obtained by applying the Bankers' Acceptance Rate PLUS the BA Fee Rate to the face amount of such Bankers' Acceptance in accordance with the formula set forth in Exhibit F hereto.

         "NON-BORROWING SUBSIDIARIES" shall mean Subsidiaries of Canadian Forest other than the Subsidiary Borrowers.

         "NOTES" shall mean the promissory notes provided for by Sections 2.09(a) and (b) hereof and all promissory notes delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

         "OPERATING EXPENSES" shall mean, for any period, the sum of the following (a) for Canadian Forest and the Subsidiary Borrowers (determined on a combined basis in accordance with GAAP) to the extent accrued or paid during such period (without duplication): (i) lease operating expenses; (ii) Taxes;
(iii) general and administrative and other overhead expenditures; and (iv) all other expenses paid or accrued related to or arising from the operations of Canadian Forest and the Subsidiary Borrowers, and (b) for Forest (determined in accordance with GAAP in respect only of the Forest Pledged Properties) to the extent accrued or paid during such period (without duplication): (i) lease operating expenses; (ii) Taxes; (iii) general and administrative and other overhead expenditures; and (iv) all other expenses paid or accrued related to or arising from the operations of Forest in connection with the Forest Pledged Properties.

         "ORIGINAL CREDIT AGREEMENT" shall have the meaning assigned to such term in the second paragraph hereof.

         "PERSON" shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

         "PRESENT VALUE OF RESERVES" shall mean, on any date, estimated net cash flow expressed in Canadian Dollars (after development expenses and production taxes) in respect of Proved Reserves attributable to Hydrocarbon Properties calculated in accordance with the risk factors, product pricing models and discounted to present value at a discount rate for Proved Reserves in each case acceptable to the Majority Lenders from time to time.

         "PRINCIPAL AMOUNT" shall mean, for a Bankers' Acceptance, the face amount thereof, for a BA Loan, the Principal Amount thereof determined in accordance with Section 2.04(h) hereof, and for any other Loans, the outstanding principal amount thereof.

         "PRINCIPAL OFFICE" shall mean the principal office of Chase Canada, located on the date of this Agreement at 1 First Canadian Place, 100 King Street West, Suite 6900, P.O. Box 106, Toronto, Ontario, Canada M5X 1A4.

         "PROMARK" shall mean Producers Marketing Ltd., an Alberta corporation and a Wholly Owned Subsidiary of Canadian Forest.

         "PROMARK DEBENTURE" shall mean the Demand Debenture and Negative
Pledge dated July 17, 1996 of ProMark in the original principal amount of C$80,000,000 payable to the Company and assigned to the Administrative Agent and its successors and assigns, as the same shall be modified and supplemented in accordance with Section 11.21 hereof and in effect from time to time.

         "PROMARK SECURITY AGREEMENT" shall mean the Joint Security Agreement dated July 17, 1996 of ProMark (joined in by Canadian Forest to give full effect thereto) in favor of BOM, as same shall be modified and supplemented from time to time in accordance with Section 11.21 hereof.

         "PROPERTY" shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

         "PROVED RESERVES" shall mean reserves (to the extent of the net interest of Canadian Forest and the Subsidiary Borrowers, and, in the case of the Forest Pledged Properties, the net interest of Forest) comprised of quantities of hydrocarbons that geologic and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under existing conditions, PROVIDED that such reserves are recoverable from
(a) existing wells, whether from completion intervals currently open and producing to market, or completion intervals currently open but not currently producing or zones behind casing of existing wells, or (b) new wells on undrilled acreage. Proved Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain to be productive when drilled. Other undrilled units may also be credited with Proved Reserves where continuity of production from existing productive formations can be demonstrated with reasonable certainty. For purposes of determining whether any Hydrocarbon Properties of Canadian Forest or any Subsidiary Borrowers (and Forest, as applicable) (other than Hydrocarbon Properties that have been acquired since the date of the most recent Reserve Evaluation Report or other internal reserve reports prepared by Canadian Forest all of which shall be considered Proved Reserves) contain Proved Reserves, the Lenders and the Company agree that the most recent Reserve Evaluation Report or other internal reserve reports prepared by Canadian Forest (including with respect to the Forest Pledged Properties) shall be determinative.

         "QUARTERLY DATES" shall mean the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

         "REFERENCE LENDERS" shall mean Chase Canada, BOM and such other
Lenders as are agreed from time to time by the Administrative Agent (with the consent of the Majority Lenders) and the Company (or their respective Applicable Lending Offices, as the case may be).

         "REGULATIONS A, D, U AND X" shall mean, respectively, Regulations A,
D, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

         "REGULATORY CHANGE" shall mean, with respect to any Lender, any change after the date of this Agreement in Canadian federal, provincial or foreign laws or regulations or the adoption or making after such date of any interpretation, directive or request applying to a class of lenders including such Lender, of or under any Canadian federal, provincial or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

         "RELEASE" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

         "RELEVANT PARTIES" shall mean 3189503, Canadian Forest and the Subsidiary Borrowers.

         "REPORT DELIVERY DATE" shall mean, with respect to any Borrowing Base Report, 45 days prior to the applicable Determination Date.

         "RESERVE EVALUATION REPORT" shall mean an unsuperceded report that
(a) is (i) prepared, in the case of the report required to be delivered by Canadian Forest, in connection with the Determination Date occurring on May 1 of each year, by the Independent Petroleum Engineer on the basis of assumptions and projections which Canadian Forest believes in good faith to be reasonable or, in the case of the report required to be delivered by Canadian Forest, in connection with the Determination Date occurring on October 15 of each year, by Canadian Forest and (ii) satisfactory in form and substance to the Majority Lenders (including as to assumptions) and (b) is prepared on the basis of findings and material data (x) as of January 1 of such year, in the case of a report prepared by the Independent Petroleum Engineer in connection with the Determination Date occurring on May 1 of each year and (y) as of July 1 of such year, in the case of a report prepared by Canadian Forest in connection with the Determination Date occurring on October 15 of each year, and (i) identifies the Hydrocarbon Properties covered thereby and (ii) as to each of the Hydrocarbon Properties, sets forth (A) the Proved Reserves attributable to such Hydrocarbon Property (in the case of the report prepared by the Independent Petroleum Engineer) describing the producing and nonproducing Proved Reserves separately for purposes of the following items (B) through (F), (B) the total amount of such Proved Reserves attributable to such Hydrocarbon Property that, in the opinion of the preparer of such report, Canadian Forest and the Subsidiary Borrowers (and Forest, in the case of the Forest Pledged Properties) have the right to produce for their own account in the current and each succeeding calendar year, (C) a projection of the rate of production and the Future Net Revenues of Canadian Forest, the Subsidiary Borrowers and Forest, as applicable (including as additional information the data and assumptions used to determine such Future Net Revenues), from such Proved Reserves for the current and each succeeding calendar year, (D) the quantity and type of hydrocarbons recoverable from such Proved Reserves in the current and each succeeding calendar year, (E) an estimate of the projected revenues and expenses attributable to such Proved Reserves in the current and each succeeding calendar year, and (F) any reports or evaluations prepared by Canadian Forest regarding the expediency of any change in methods of treatment or operation of all or any wells drilled to produce any of such Proved Reserves that are producing or capable of producing hydrocarbons, any new drilling or development, any method of secondary recovery by repressuring or otherwise, or any other action with respect to such Proved Reserves, the decision as to which may increase or reduce in any material respect the quantity of hydrocarbons ultimately recoverable, or the rate of production thereof.

         "SECURITY DOCUMENTS" shall mean collectively, the Underlying Security Documents, the Company Debenture, the deposit agreement in respect thereof, the Assignment of Payments, the Assignment of Security, the Consent and Agreement, the notes issued by the Borrowers under the Canadian Forest Credit Agreement, including the Notes, Swingline Notes as defined in the Canadian Forest Credit Agreement, and any other security that is now or is hereafter granted or held with regard to the

Company's obligations hereunder or the Relevant Parties' obligations under the Underlying Loan Documents and all amendments, modifications, additions to, renewals of and substitutions and replacements for any of the foregoing made in accordance with Section 11.21 hereof and all registrations filed with respect to the Liens created pursuant to such documents and agreements and without limiting the generality of the foregoing includes the foregoing security and other documents as confirmed and amended as provided in the Second Security Confirmation and Amendment Agreement described in Section 6.01(p) hereof.

         "STAMPING FEE" shall mean, in respect of any Bankers' Acceptance or BA Loan, the fee payable by the Company described in Section 2.04(c).

         "SUBSIDIARY" shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

         "SUBSIDIARY BORROWER" shall mean (i) ProMark and (ii) each of the other Wholly Owned Subsidiaries of Canadian Forest that becomes a borrower pursuant to Section 8.27 of the Canadian Forest Credit Agreement and provides security to the Company over its Property similar to the Canadian Forest Debenture, deposits that security with the Company and which security is assigned to the Administrative Agent.

         "SWINGLINE LOAN LIABILITY" shall mean, with respect to any Swingline Loan, the obligation of the Company to pay to BOM or the Administrative Agent at the Principal Office, following the occurrence of actions taken by BOM pursuant to Section 2.05(c), the Principal Amount of any Swingline Loan which the Company has not repaid.

         "SWINGLINE LOANS" shall mean the loans provided for by Section 2.05 hereof.

         "SWINGLINE NOTE" shall mean the promissory note provided for by
Section 2.09(b) hereof and any promissory note delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

         "TAXES" shall mean all taxes, levies, imposts, stamp taxes, duties, charges to tax, fees, deductions, withholdings, royalties, charges, compulsory loans or restrictions or conditions resulting in a charge which are imposed, levied, collected, withheld or assessed by any political subdivision or taxing authority as of the date of this Agreement or at any time in the future together with interest thereon and penalties with respect thereto, if any, and any payments of principal, interest, charges, fees or other amounts made on or in respect thereof, including without limitation, production and severance taxes and windfall profit taxes, and "Tax" and "Taxation" shall be construed accordingly provided that "Taxes" shall exclude taxes imposed on or measured by the overall net income of a Person.

         "3189503" shall mean 3189503 Canada Ltd., a Canadian corporation and a Wholly Owned Subsidiary of Forest.

         "3189503 GUARANTEE AND PLEDGE AGREEMENT" shall mean the Guarantee and Pledge Agreement dated as of April 1, 1997 between 3189503 and the Company, as the same may be supplemented and amended and in effect from time to time.

         "TYPE" shall have the meaning assigned to such term in Section 1.04 hereof.

         "UNDERLYING LOAN DOCUMENTS" shall mean, collectively, the Canadian Forest Credit Agreement and the Underlying Security Documents.

         "UNDERLYING LOANS" shall mean, collectively, the loans and other extensions of credit provided for in the Canadian Forest Credit Agreement.

         "UNDERLYING SECURITY DOCUMENTS" shall mean, collectively, the Canadian Forest Debenture and the deposit agreement in respect thereof, the ProMark Debenture and the deposit agreement in respect thereof, the 3189503 Guarantee and Pledge Agreement, the Forest Guarantee, the Forest Debenture and the deposit agreement in respect thereof, all instruments granting a Lien on any Property of the Borrower or the Subsidiary Borrowers to the Company and all registrations with respect to the Liens created by that security.

         "UNRESTRICTED PROPERTIES" shall mean, at any time of determination, the Hydrocarbon Properties of Canadian Forest and its Subsidiary Borrowers that have not been given any value in the Borrowing Base as determined immediately prior to such time of determination and that do not contain Proved Reserves.

         "USAGE RATIO" shall mean as of any date the ratio of (a) Aggregate Borrowings on such date to (b) the lesser of the Borrowing Base or the aggregate of the Commitments on such date.

         "U.S. BASE RATE" shall mean, for any day, a rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus 1/2 of 1% and (b) the Chase Manhattan Prime Rate for such day. Each change in any interest rate provided for herein based upon the U.S. Base Rate resulting from a change in the U.S. Base Rate shall take effect at the time of such change in the U.S. Base Rate.

         "U.S. BASE RATE LOAN" shall mean a loan that bears interest at the U.S. Base Rate.

         "U.S. DOLLARS", "$" and U.S.$" shall mean lawful money of the United States of America.

         "WHOLLY OWNED SUBSIDIARY" shall mean, with respect to any Person, any corporation, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors' qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

         1.02  ACCOUNTING TERMS AND DETERMINATIONS.

         (a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared, in accordance with GAAP. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with those used in the preparation of the latest annual or quarterly financial statements furnished to the Lenders pursuant to Section 8.01 hereof unless
(i) the Company shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Majority Lenders shall so object in writing within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made.

         (b) The Company shall cause Canadian Forest to deliver to the Lenders at the same time as the delivery of any annual or quarterly financial statements under Section 8.01 hereof (i) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statements and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

         (c) To enable the ready and consistent determination of compliance with the covenants set forth in Section 8 hereof, the Company will not permit any Borrower to change the last day of its fiscal year from December 31, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively.

         1.03  BORROWING BASE.

         (a) RESERVE EVALUATION REPORTS. Canadian Forest has, at the request of the Company, furnished to the Administrative Agent and the Lenders
(i) a reserve report prepared by McDaniel & Associates Consultants Ltd. as of January 1, 1996, which report shall be deemed to be the initial Reserve Evaluation Report and (ii) the Net Back Pool Report for the fiscal year ending December 31, 1995, which report shall be deemed to be initial Net Back Pool Report. On or before each Report Delivery Date (commencing September 1, 1996), the Company will cause Canadian Forest to furnish to the Administrative Agent and the Lenders updated Borrowing Base Reports.

         (b) BORROWING BASE. During the period commencing on the date hereof and ending on such date the first redetermination of the Borrowing Base becomes effective as provided below in this Section 1.03(b), the Borrowing Base shall be C$60,000,000 (subject to any adjustments and redeterminations provided for by Sections 1.03(c), 1.03(d) and 1.03(e) hereof) which amount has been determined on the basis of the initial Borrowing Base Reports referred to in the first sentence of Section 1.03(a) hereof (with such adjustments to the rates, factors, values, estimates, assumptions and computations set forth in such initial Reserve Evaluation Report and the initial Net Back Pool Report as are acceptable to the Majority Lenders in their sole discretion). As promptly as reasonably practicable after its receipt of the Borrowing Base Reports furnished to it pursuant to the second sentence of Section 1.03(a) hereof, the Administrative Agent (in consultation with the Majority Lenders) shall endeavor to redetermine the Borrowing Base on the basis of such updated Borrowing Base Reports in the manner provided in this clause (b), notify the Lenders of such redetermination and, if such redetermination is approved by each of the Lenders (in the case of an increase in the Borrowing Base or determination to maintain the then existing Borrowing Base) or by the Majority Lenders (in the case of a decrease in the Borrowing Base), as applicable, notify the Company of the Borrowing Base as so redetermined and such redetermined Borrowing Base shall become effective on the Determination Date next following each Report Delivery Date (or, if later, on the date notified by the Administrative Agent to the Company) and shall remain effective until again redetermined as provided in this
Section 1.03(b) (subject to any adjustments and redeterminations provided for by Sections 1.03(c), 1.03(d) and 1.03(e) hereof, reductions pursuant to Section 2.11(e) and (f) hereof or additions pursuant to Section 2.11(a) hereof).

         As used herein, "BORROWING BASE" shall mean the amount specified in the first sentence of this Section 1.03(b) as determined from time to time as provided in the second sentence of Section 1.03(b) and subject to the adjustments, redeterminations and principles provided in Sections 1.03(c), 1.03(d), 1.03(e) and 2.11 hereof.

         (c) MATERIAL CHANGE. The Company agrees to notify the Administrative Agent promptly of any material change of which the Company or Forest is aware which reduces or may result in a reduction of the Borrowing Base by more than 10%. Promptly upon receipt of such notice, the Administrative Agent (in consultation with, and with the approval of, the Majority Lenders) shall endeavor to adjust the Borrowing Base pursuant to the procedures set forth in Section 1.03(b) hereof.

         (d) REDETERMINATION. If so requested by the Majority Lenders or the Company at any time, the Administrative Agent shall, as promptly as reasonably practicable after the receipt of such request, endeavor to redetermine (in consultation with the Company and the Lenders) the Borrowing Base as then in effect on the basis of the then most recent Borrowing Base Reports (subject, however, to such other factors and assumptions as the Administrative Agent, with the concurrence of the Majority Lenders, may determine to be appropriate) as provided in Section 1.03(b) hereof.

         (e) DETERMINATIONS, ETC. All determinations and redeterminations and adjustments of the Borrowing Base by the Administrative Agent or the Majority Lenders provided for in this Section 1.03 or in the definition of "Present Value of Reserves" in Section 1.01 hereof, including any approvals or disapprovals of a determination or redetermination of the Borrowing Base or any adjustment thereof shall be made on a reasonable basis, in good faith and in a manner reasonably consistent with prevailing practice in connection with borrowing base loans if then made by the Lenders to comparable borrowers.

         (f) FOREST SALE. The Company and the Lenders agree that the sale of the Forest Pledged Properties from Canadian Forest to Forest pursuant to the Forest Purchase Agreement, and the subjecting of such Forest Pledged Properties to the Forest Debenture, shall not result in a redetermination or adjustment of the Borrowing Base, and that such Forest Pledged Properties shall continue to be included in the Borrowing Base (so long as they are owned by Forest and are not otherwise subjected to any Lien (other than the Lien of the Forest Debenture) by Forest) to the same extent as if such sale had not occurred.

         1.04 TYPES AND CURRENCY OF LOANS. Loans hereunder are distinguished by "Type" and "Currency". The "Type" of a Loan refers to whether such Loan is a Canadian Prime Loan, a BA Loan, a U.S. Base Rate Loan or a Eurodollar Loan, each of which constitutes a Type. The "Currency" of a Loan refers to whether such Loan is denominated in Canadian Dollars or U.S. Dollars. Loans may be identified by Type and Currency.

         Section 2.  COMMITMENTS, LOANS, NOTES AND PREPAYMENTS.

         2.01  LOANS.

         (a) LOANS. Each Lender severally agrees, in accordance with the terms and conditions of this Agreement, to make one or more loans to the Company in Canadian Dollars or U.S. Dollars during the period from and including the Closing Date to and including the Commitment Termination Date, in an aggregate amount up to but not exceeding the lesser of (x) the Commitment of such Lender and (y) an amount equal to such Lender's Commitment Percentage multiplied by the most recently determined Borrowing Base; PROVIDED that in no event shall the aggregate Principal Amount of all Loans including Swingline Loans (with the Principal Amount of U.S. Dollar Loans expressed as an Equivalent Amount in Canadian Dollars), together with the aggregate amount of all Letter of Credit Liabilities (with the Letter of Credit Liabilities in U.S. Dollars expressed as an Equivalent Amount in Canadian Dollars) and all Bankers' Acceptance Liabilities of the Company exceed the lesser of (x) the aggregate amount of the Commitments as in effect from time to time and (y) the most recently determined Borrowing Base.

         (b) The Company may not borrow Loans (including Swingline Loans) or obtain Letters of Credit or request the issuance of Bankers' Acceptances under this Agreement at any time while a Borrowing Base Deficiency exists and the Interest Period for any Loan that is converted to or continued as a Eurodollar Loan or BA Loan and the Maturity Date for any Bankers' Acceptance accepted at any time while a Borrowing Base Deficiency exists shall not end after the Deficiency Cure Period.

         (c) Subject to the terms and conditions of this Agreement, during the period from and including the Closing Date to but not including the Commitment Termination Date, the Company may request the issuance of Bankers' Acceptances pursuant to Section 2.04 hereof and repay such Bankers' Acceptances and may borrow, repay and reborrow the Loans by means of Canadian Prime Loans, BA Loans (if applicable), U.S. Base Rate Loans and Eurodollar Loans and may, subject to Section 4.04 hereof, Convert all or any portion of any Loan of one Type into Loans of another Type (as provided in Section 2.10 hereof) or Continue all or any portion of any Loan of one Type as Loans of the same Type (as provided in Section 2.10 hereof); PROVIDED that (i) no more than three separate Interest Periods in respect of Eurodollar Loans from any Lender may be outstanding at any one time and (ii) no more than 6 separate tranches of Bankers' Acceptances with different Maturity Dates may be outstanding at any one time.

         (d) The aggregate of the Commitments of the Lenders on the date hereof is C$80,000,000.

         (e) LENDING OFFICES. The Loans of each Type made by each Lender shall be made and maintained at such Lender's Applicable Lending Office for Loans of such Type.

         2.02 BORROWINGS. The Company shall give the Administrative Agent (or in the case of Swingline Loans, BOM instead of the Administrative Agent) notice of each borrowing hereunder as provided in Section 4.06 hereof. Not later than 1:00 p.m. Toronto time on the date specified for each borrowing hereunder (other than Swingline Loans), each Lender shall make available the amount of the Loan or Loans to be made by it on such date to the Administrative Agent, at the Administrative Agent's account for the Currency in which such Loan is denominated that is maintained by the Administrative Agent with Chase Canada at the Principal Office, in immediately available funds, for account of the Company. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Company either by depositing the same, in immediately available funds, in an account of the Company designated by the Company and maintained with Chase Canada at the Principal Office or by transferring such funds to an account designated by the Company in writing. Notwithstanding any provision of this Agreement to the contrary, Canadian Prime Loans, BA Loans and Swingline Loans may only be denominated in Canadian Dollars and U.S. Base Rate Loans and Eurodollar Loans may only be denominated in U.S. Dollars.

         2.03 LETTERS OF CREDIT. Subject to the terms and conditions of this Agreement, the Commitments may be utilized, upon the request of the Company, in addition to the Loans provided for by Section 2.01 hereof and the issuance of Bankers' Acceptances provided for by Section 2.04 hereof, by the issuance by the Issuing Bank of letters of credit (collectively, "LETTERS OF CREDIT") in Canadian Dollars or U.S. Dollars for account of the Company, PROVIDED that in no event shall (i) the aggregate amount of all Letter of Credit Liabilities, together with the aggregate Principal Amount of the Loans (including all Swingline Loans) and the aggregate amount of all Bankers' Acceptance Liabilities (with the amounts of any Loans or Letter of Credit Liabilities outstanding in U.S. Dollars expressed as an Equivalent Amount in Canadian Dollars), exceed the lesser of (x) the aggregate amount of the Commitments as in effect from time to time, and (y) the most recently determined Borrowing Base, (ii) the aggregate outstanding amount of all Letter of Credit Liabilities exceed C$15,000,000, (iii) the expiration date of any Letter of Credit extend beyond the earlier of the Commitment Termination Date and the date 12 months following the issuance of such Letter of Credit and (iv) any Letter of Credit require payment against a conforming draft to be made thereunder on the same Business Day on which that draft is presented, if presentation is made after 1:00 p.m., Toronto time. The following additional provisions shall apply to Letters of Credit:

         (a)  The Company shall give the Administrative Agent at least three

    Business Days' irrevocable prior notice (effective upon receipt) specifying the Business Day (which shall be no later than 30 days preceding the Commitment Termination Date) on which each Letter of Credit is to be issued, the beneficiary thereof and describing in reasonable detail the proposed terms of such Letter of Credit (including the Currency of such Letter of Credit) and the nature of the transactions or obligations proposed to be supported thereby (including whether such Letter of Credit is to be a commercial letter of credit or a standby letter of credit).
    Each such notice shall only be delivered following the receipt by the Company of an identical notice from a Borrower pursuant to the Canadian Forest Credit Agreement. The Company shall concurrently provide the Administrative Agent with a copy of the notice from such Borrower. Each such notice shall be irrevocable and binding on the Company. Upon receipt of any such notices, the Administrative Agent shall on the same day advise the Issuing Bank and each Lender of the contents thereof.

         (b) On each day during the period commencing with the date on which the Company obtains the issuance of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to such Lender's Commitment Percentage of the then undrawn face amount of such Letter of Credit. Each Lender (other than the Issuing Bank) agrees that, upon the issuance of any Letter of Credit hereunder, it shall automatically acquire a participation in the Issuing Bank's liability under such Letter of Credit in an amount equal to such Lender's Commitment Percentage of such liability, and each Lender (other than the Issuing Bank) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Issuing Bank to pay and discharge when due, its Commitment Percentage of the Issuing Bank's liability under such Letter of Credit.

         (c) Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the Issuing Bank shall promptly notify the Company (through the Administrative Agent) of the amount to be paid by the Issuing Bank as a result of such demand and the date on which payment is to be made by the Issuing Bank to such beneficiary in respect of such demand. Notwithstanding the identity of the account party of any Letter of Credit, the Company hereby unconditionally agrees to pay and reimburse the Administrative Agent for account of the Issuing Bank for the amount of each demand for payment under such Letter of Credit that is in substantial compliance with the provisions of such Letter of Credit at or prior to the date on which payment is to be made by the Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. The Company's obligation to pay and reimburse the Administrative Agent for the account of the Issuing Bank is unconditional and irrevocable and shall be paid strictly in accordance with this Agreement under all circumstances.

         (d) Forthwith upon its receipt of a notice referred to in paragraph (c) of this Section 2.03, the Company shall advise the Administrative Agent whether or not the Company intends to borrow hereunder to finance its obligation to reimburse the Issuing Bank for the amount of the related demand for payment and, if it does, submit a notice of such borrowing as provided in Section 4.06 hereof.

         (e) Each Lender (other than the Issuing Bank) shall pay to the Administrative Agent for account of the Issuing Bank at the Principal Office in Canadian Dollars or U.S. Dollars, as the case may be, and in immediately available funds, the amount of such Lender's Commitment Percentage of any payment made by the Issuing Bank under a Letter of Credit upon notice by the Issuing Bank (through the Administrative Agent) to such Lender requesting such payment and specifying such amount. Each such Lender's obligation to make such payment to the Administrative Agent for account of the Issuing Bank under this paragraph (e), and the Issuing Bank's right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the failure of any other Lender to make its payment under this paragraph (e), the financial condition of the Company (or any other account party), the existence of any Default or the termination of the Commitments. Each such payment to the Issuing Bank shall be made without any offset, abatement, withholding or reduction whatsoever. If any Lender shall default in its obligation to make any such payment to the Administrative Agent for account of the Issuing Bank, for so long as such default shall continue the Administrative Agent may at the request of the Issuing Bank withhold from any payments received by the Administrative Agent under this Agreement or any Note for account of such Lender the amount so in default and, to the extent so withheld, pay the same to the Issuing Bank in satisfaction of such defaulted obligation.

         Any payment by the Issuing Bank of an amount due under a Letter of Credit and each Lender's payment to the Issuing Bank of its Commitment Percentage share of that amount shall be deemed to be a Canadian Prime Loan or U.S. Base Rate Loan made to the Company depending on whether the amounts paid are in Canadian Dollars or U.S. Dollars.

         (f) Upon the making of each payment by a Lender to the Issuing Bank pursuant to paragraph (e) above in respect of any Letter of Credit, such Lender shall, automatically and without any further action on the part of the Administrative Agent, the Issuing Bank or such Lender, acquire (i) a participation in an amount equal to such payment in the Letter of Credit Reimbursement Obligation owing to the Issuing Bank by the Company hereunder and under the

    Letter of Credit Documents relating to such Letter of Credit and (ii) a participation in a percentage equal to such Lender's Commitment Percentage in any interest or other amounts payable by the Company hereunder and under such Letter of Credit Documents in respect of such Letter of Credit Reimbursement Obligation (other than the commissions, charges, costs and expenses payable to the Issuing Bank pursuant to paragraph (g) of this Section 2.03). Upon receipt by the Issuing Bank from or for account of the Company of any payment in respect of any Letter of Credit Reimbursement Obligation or any such interest or other amount (including by way of setoff or application of proceeds of any collateral security) the Issuing Bank shall promptly pay to the Administrative Agent for account of each Lender entitled thereto, such Lender's Commitment Percentage of such payment, each such payment by the Issuing Bank to be made in the same currency and funds in which received by the Issuing Bank. In the event any payment received by the Issuing Bank and so paid to the Lenders hereunder is rescinded or must otherwise be returned by the Issuing Bank, each Lender shall, upon the request of the Issuing Bank (through the Administrative Agent), repay to the Issuing Bank (through the Administrative Agent) the amount of such payment paid to such Lender, with interest at the rate specified in paragraph (j) of this Section 2.03.

         (g) The Company shall pay to the Administrative Agent for account of each Lender (ratably in accordance with their respective Commitment Percentages) a letter of credit fee in respect of each Letter of Credit, payable in the Currency that such Letter of Credit is denominated, in an amount equal to the Applicable Margin with respect to BA Fee Rates (for Letters of Credit payable in Canadian Dollars) or the Applicable Margin with respect to Eurodollar Loans (for Letters of Credit payable in U.S. Dollars), in each case of the daily average undrawn face amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit (i) in the case of a Letter of Credit that expires in accordance with its terms, to and including such expiration date and (ii) in the case of a Letter of Credit that is drawn in full or is otherwise terminated other than on the stated expiration date of such Letter of Credit, to but excluding the date such Letter of Credit is drawn in full or is terminated (such fee to be non-refundable, to be paid in arrears on each Quarterly Date and on the Commitment Termination Date and to be calculated for any day after giving effect to any payments made under such Letter of Credit on such day). In addition, the Company shall pay to the Administrative Agent for account of the Issuing Bank a fronting fee in respect of each Letter of Credit in an amount equal to the lesser of (y) C$1,000 and (z) 1/2 of 1% per annum of the daily average undrawn face amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit (i) in the case of a Letter of Credit that expires in accordance with its terms, to and including such expiration date and (ii) in the case of a Letter of Credit that is drawn in full or is otherwise terminated other than on the stated expiration date of such Letter of Credit, to but excluding the date such Letter of Credit is drawn in full or is terminated (such fee to be non-refundable, to be paid in arrears on each Quarterly Date and on the Commitment Termination Date and to be calculated for any day after giving effect to any payments made under such Letter of Credit on such day) and shall also pay the Issuing Bank on demand (delivered through by the Administrative Agent) all commissions, charges, costs and expenses in the amounts customarily charged by the Issuing Bank from time to time in like circumstances with respect to the issuance of each Letter of Credit and drawings and other transactions relating thereto.

         (h) Promptly following the end of each calendar month, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Company a notice describing the aggregate amount of all Letters of Credit outstanding at the end of such month. Upon the request of any Lender from time to time, the Issuing Bank shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

         (i) The issuance by the Issuing Bank of each Letter of Credit shall, in addition to the conditions precedent set forth in Section 6 hereof, be subject to the conditions precedent that (i) such Letter of Credit shall be in such form, contain such terms and support such transactions as shall be satisfactory to the Issuing Bank consistent with its then current practices and procedures with respect to letters of credit of the same type and
    (ii) the Company shall have executed and delivered such applications, agreements and other instruments relating to such Letter of Credit as the Issuing Bank shall have reasonably requested consistent with its then current practices and procedures with respect to letters of credit of the same type, PROVIDED that in the event of any conflict between any such application, agreement or other instrument and the provisions of this Agreement or any Security Document, the provisions of this Agreement and the Security Documents shall control.

         (j) To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraph (e) or (f) of this Section 2.03 on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from and including such due date to but excluding the date such payment is made at a rate per annum equal to (x) the Chase Canada Prime Rate if the amount to be advanced is in Canadian Dollars and (y) the U.S. Base Rate if the amount to be advanced is in U.S. Dollars, PROVIDED that if such Lender shall fail to make such payment to the Issuing Bank within three Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at (p) the Chase Canada Prime Rate PLUS the Applicable Margin for Canadian Prime Loans if the amount advanced is in Canadian Dollars and (q) the U.S. Base Rate PLUS the Applicable Margin for U.S. Base Rate Loans if the amount advanced is in

    U.S. Dollars.

         (k) The issuance by the Issuing Bank of any modification or supplement to any Letter of Credit hereunder shall be subject to the same conditions applicable under this Section 2.03 to the issuance of new Letters of Credit, and no such modification or supplement shall be issued hereunder unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such modified or supplemented form or (ii) each Lender shall have consented thereto.

As between the Company and the Issuing Bank, the Company assumes all risks for the acts and omissions of, or misuse of, the Letters of Credit issued by the Issuing Bank, by the respective beneficiaries of such Letter of Credit. The Company hereby indemnifies and holds harmless each Lender and the Administrative Agent from and against any and all claims and damages, losses, liabilities, costs or expenses that such Lender or the Administrative Agent may incur (or that may be claimed against such Lender or the Administrative Agent by any Person whatsoever) by reason of or in connection with (i) any loss or expense incurred by any Lender as a result of the Company's failure to honor or fulfill, before the date specified for the issuance of any Letter of Credit, the applicable conditions set forth in Section 6 and this Section
2.03 if the Letter of Credit is not issued on that date because of that failure; and (ii) the execution, delivery, issuance or transfer of or payment or refusal to pay by the Issuing Bank under any Letter of Credit; PROVIDED that the Company shall not be required to indemnify any Lender or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the Issuing Bank in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) in the case of the Issuing Bank, such Lender's failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Nothing in this Section 2.03 is intended to limit the other obligations of the Company, any Lender or the Administrative Agent under this Agreement.

         2.04 BANKERS' ACCEPTANCES. Subject to the terms and conditions of this Agreement, the Commitments may be utilized, upon the request of the Company, in addition to the Loans provided for by Section 2.01(a) hereof and the issuance of Letters of Credit provided for by Section 2.03 hereof, for the acceptance by the Lenders of bankers' acceptances (collectively, "BANKERS' ACCEPTANCES") issued by the Company, PROVIDED that in no event shall (i) the aggregate amount of all Bankers' Acceptance Liabilities, together with the aggregate Principal Amount of the Loans (including all Swingline Loans) and the aggregate amount of all Letter of Credit Liabilities (with amounts of any Loans or Letter of Credit Liabilities outstanding in U.S. Dollars expressed as an Equivalent Amount in Canadian Dollars) exceed the lesser of (A) the aggregate of the Commitments and (B) the most recently determined Borrowing Base and (ii) any Bankers' Acceptances have maturities of less than 30 days or more than

180 days from the Acceptance Date (and shall in no event mature on a date after the Commitment Termination Date). The following additional provisions shall apply to Bankers' Acceptances:

         (a) The Company shall deliver to each Lender bills of exchange, executed in blank by its authorized signatory substantially in the form in Exhibit D in sufficient quantity and thereafter shall, from time to time upon request from the Administrative Agent, deliver to each Lender further quantities of such bills of exchange, so executed, and each Lender shall hold the bills of exchange in safekeeping.

         (b) When the Company wishes to make a borrowing by way of Bankers' Acceptances, the Company shall give the Administrative Agent prior written notice with respect to the issuance of the Bankers' Acceptances (such written notice a "BANKERS' ACCEPTANCE REQUEST") by not later than 1:00 p.m. Toronto time, two Business Days' prior to the Acceptance Date. Each Bankers' Acceptance Request shall be irrevocable and binding on the Company. The Company shall indemnify the Lender against any loss or expense incurred by the Lender as a result of any failure by the Company to fulfill or honor before the date specified as the Acceptance Date, the applicable conditions set forth in Section 6, if, as a result of such failure the requested Bankers' Acceptance is not made on such date. Unless otherwise agreed among the Administrative Agent and the Lenders, the aggregate amount of all Bankers' Acceptances issued on any Acceptance Date hereunder shall be accepted pro rata by all Lenders relative to their respective Commitment Percentage, rounded, upwards or downwards, as the case may be, to the nearest C$100,000. Upon receipt of a Bankers' Acceptance Request, the Administrative Agent shall advise each Lender of the contents thereof.

         (c) Unless the Company has notified the Administrative Agent in the Bankers' Acceptance Request that the Company intends to arrange the sale of the Bankers' Acceptances which are the subject of such Bankers' Acceptance Request (a "COMPANY ARRANGEMENT"), on the Acceptance Date (i) at 10:30 a.m. Toronto time, the Administrative Agent shall determine the Bankers' Acceptance Rate based upon the average of the bankers' acceptance rates of each of the Accepting Lenders. That Bankers' Acceptance Rate will be the discount rate used by each of the Lenders that is able to extend credit by way of Bankers' Acceptances on such date (the "ACCEPTING LENDER") and (ii) not later than 2:00 p.m. Toronto time, each such Accepting Lender shall accept and purchase its share of the Bankers' Acceptances that are issued and shall make available to the Administrative Agent, in accordance with Section 2.02 hereof, the Net Proceeds of the purchase of Bankers' Acceptances on such day by such Lender calculated in accordance with Exhibit F. The Administrative Agent shall transfer to the Company those Net Proceeds of the Bankers' Acceptances ("AVAILABLE

    PROCEEDS") and shall notify the Company and each such Lender by telex, facsimile or telephone (if by telephone, to be confirmed subsequently in writing) of the details of the issue, substantially in the form set out in Exhibit G.

         On the Acceptance Date the Company shall pay each Accepting Lender and each Lender providing a BA Loan a stamping fee (the "STAMPING FEE") with respect to each Bankers' Acceptance and each BA Loan.

         For each Bankers' Acceptance or BA Loan, the Stamping Fee payable by the Company shall be the product obtained by multiplying:

         (i) the applicable BA Fee Rate specified in the definition of Applicable Margin in effect from time to time; by

         (ii)  the Principal Amount of that Bankers' Acceptance or BA Loan;

    and pro rating that product for the number of days in the term from and including the Acceptance Date to but not including the Maturity Date of that Bankers' Acceptance or the Interest Period for the BA Loan, as the case may be, on the basis of a year of 365 days.

         (d) Before giving value to the Administrative Agent for the account of the Company (or in the case of a Company Arrangement, before delivering the Bankers' Acceptance to or at the direction of the Company), on the Acceptance Date each Accepting Lender shall, and is hereby authorized by the Company to, accept the Bankers' Acceptances by inserting the appropriate face amount, Acceptance Date and Maturity Date in accordance with the Bankers' Acceptance Request relating thereto and affixing its acceptance thereto and shall purchase the same or make them available for sale in accordance with the Company Arrangement. Each such Lender shall promptly send after the Maturity Date thereof, to the Company, each original canceled Bankers' Acceptance it has accepted and purchased as provided above.

         Each Accepting Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers' Acceptances accepted and purchased by it.

         (e) On each day during the period commencing with the issuance by a Lender of any Bankers' Acceptance and until such Bankers' Acceptance Liability shall have been paid by the Company, the Commitment of each Accepting Lender that is able to extend credit by way of Bankers' Acceptances shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the Principal Amount of such Bankers' Acceptance.

         The Commitment of any Lender providing a BA Loan rather than Bankers' Acceptances shall be deemed utilized during this period in an amount equal to its Commitment Percentage of the total amount of Bankers' Acceptances in each Bankers' Acceptance Request.

         (f) The Company shall pay on the Maturity Date for each Bankers' Acceptance, to the Administrative Agent for account of each Accepting Lender an amount equal to the Bankers' Acceptance Liability for such Bankers' Acceptance.

         The Company hereby waives presentment for payment of Bankers' Acceptances by the Accepting Lenders and any defense to payment of amounts due to an Accepting Lender in respect of a Bankers' Acceptance which might exist by reason of such Bankers' Acceptance being held at maturity by the Accepting Lender which accepted it and agrees not to claim from such Lenders any days of grace for the payment at maturity of Bankers' Acceptances.

         (g) In the event the Company fails to notify the Administrative Agent in writing not later than 1:00 p.m. Toronto time on the Business Day prior to any Maturity Date, that the Company intends to pay with its own funds the Bankers' Acceptance Liabilities due on such Maturity Date or fails to make such payment, the Company shall be deemed, for all purposes to have given the Administrative Agent notice of a borrowing of a Canadian Prime Loan pursuant to Section 4.06 for an amount equal to the Principal Amount of such Bankers' Acceptance; PROVIDED that:

             (i) the Maturity Date for such Bankers' Acceptances shall be considered to be the date of such borrowing;

            (ii) the proceeds of such Canadian Prime Loan shall be used to pay the amount of the Bankers' Acceptance Liability due on such Maturity Date;

           (iii) on such Maturity Date, the amount of such Canadian Prime Loan shall first be directly applied to the Principal Amount of the Bankers' Acceptance due on such date;

            (iv) if after giving effect to such Canadian Prime Loan, a Borrowing Base Deficiency would exist, the Administrative Agent shall so advise the Company and the Company shall advise the Administrative Agent on the Maturity Date of the manner in which it intends to comply with the provisions of Section 2.11(a);

             (v) each Lender which has made a maturing BA Loan (in accordance with Section 2.04(h) hereof) shall continue to extend credit to the Company by way of a Canadian Prime Loan (without further advance of funds to the Company) in the principal amount equal to its Commitment Percentage of the total amount of credit requested to be extended by Bankers' Acceptances when the BA Loan was made; and

            (vi) the Administrative Agent shall promptly and in any event within 3 Business Days following the Maturity Date of such Bankers' Acceptances, notify the Company in writing of the making of such Canadian Prime Loan pursuant to this Section 2.04(g).

         (h) If, in the sole judgment of a Lender, such Lender is unable, as a result of applicable law or customary market practice, to extend credit by way of Bankers' Acceptance in accordance with this Agreement, such Lender shall give notice to such effect to the Administrative Agent and the Company prior to 1:00 p.m. (Toronto time) on the date of the requested credit extension (which notice may, if so stated therein, remain in effect with respect to subsequent requests for extension of credit by way of Bankers' Acceptance until revoked by notice to the Administrative Agent and the Company) and shall make available to the Administrative Agent, in accordance with Section 2.02 hereof prior to 2:00 p.m. (Toronto time) on the date of such requested credit extension a Canadian Dollar loan (a "BA LOAN") in the Principal Amount equal to such Lender's Commitment Percentage of the total amount of credit requested to be extended by way of Bankers' Acceptances. The Stamping Fee for that BA Loan shall be calculated on that Principal Amount. Such BA Loan shall have the same term as the Bankers' Acceptances for which it is a substitute and shall bear interest throughout the Interest Period applicable to that BA Loan at a rate per annum equal to the Bankers' Acceptance Rate for such Bankers' Acceptances. The amount of the proceeds of that BA Loan to be disbursed to the Company on the Acceptance Date shall be the same amount as if that Lender had accepted and purchased its Lender's Commitment Percentage of the requested Bankers' Acceptances at a discount from the Principal Amount of that Bankers' Acceptance calculated at a discount rate per annum equal to the Bankers' Acceptance Rate for the term of such Bankers' Acceptances in the same manner that Net Proceeds are calculated but excluding the BA Fee Rate component of that calculation. For greater certainty, the amount to be made available by each such Lender on any date in respect of a BA Loan made by it on such date and, notwithstanding the Principal Amount of that BA Loan, the amount of that BA Loan that interest will be calculated on, shall be the same as the amount that such Lender would have been required to make available to the Company as its Commitment Percentage of the total amount of credit requested to be extended pursuant to the related Bankers' Acceptance Request before deducting the Stamping Fee had such Lender been able to extend credit by way of Bankers' Acceptance on such date. Such Lender shall deduct the Stamping Fee from that amount.

         (i) The Company may, if it so notifies the Administrative Agent in the applicable Bankers' Acceptance Request, arrange the sale of any particular issuance of Bankers' Acceptances to be accepted by the Lenders hereunder. To that end, on the Acceptance Date:

             (i) the Company shall obtain quotations from prospective purchasers regarding the sale of the Bankers' Acceptances to be accepted by the Lenders, and shall, on or before 11:00 a.m. (Toronto time) on such date, provide each Lender (through the Administrative Agent) with all necessary information required by such Lender to enable such Lender to determine the Bankers' Acceptance discount rate applicable to such issue, together with the identity of and the face amount of Bankers' Acceptances to be purchased by each of the purchaser(s) of the Bankers' Acceptances accepted by such Lender. In obtaining such quotes, the Company shall offer each Lender the right to bid on the Bankers' Acceptances accepted by it. The Lenders and the Administrative Agent shall not be responsible for any losses occasioned by the failure of the Company to comply with its obligations under this paragraph and shall not be required to purchase any Bankers' Acceptances on such Acceptance Date if the Company has requested a Company Arrangement; and

            (ii) on receipt from the Company of the information referred to in paragraph (i), the Administrative Agent shall promptly notify each Lender of:

               (A) the Bankers' Acceptance discount rate to be applicable to such issue;

               (B) the minimum proceeds to be received by such Lender on
                   the sale of the Bankers' Acceptances accepted by such Lender, based upon such Bankers' Acceptance discount rate obtained by the Company for each such Lender; and

               (C) the Stamping Fee payable to such Lender in connection
                   with such issue.

         (j) The issuance by an Accepting Lender of each Bankers' Acceptance shall, in addition to the conditions precedent set forth in Section 6 hereof, be subject to the conditions precedent that the Company shall have executed and delivered all Bankers' Acceptance Documents as the Accepting Lender shall have reasonably requested consistent with its then current practices and procedures with respect to bankers' acceptances of the same type, PROVIDED that in the event of any conflict between any such Bankers' Acceptance Documents and the provisions of this Agreement or any Security Document, the provisions of this Agreement and the Security Documents shall control.

         (k) If a Lender determines in good faith, which determination shall be final, conclusive and binding upon the Company, and notifies the Company that, by reason of circumstances affecting the money market:

               (i)      there is no market for Bankers' Acceptances; or

               (ii) the demand for Bankers' Acceptances is insufficient to allow the sale or trading of the Bankers' Acceptances created and purchased hereunder;

               then:

               (iii) the right of the Company to request Bankers' Acceptances or a BA Loan from the Lenders shall be suspended until that Lender determines that the circumstances causing such suspension no longer exist and that Lender so notifies the Company; and

               (iv) any Bankers' Acceptance Request which is outstanding shall be cancelled and the Bankers' Acceptances or BA Loan requested therein shall not be made.

    The Administrative Agent shall promptly notify the Company of the suspension of the Company's right to request Bankers' Acceptances or a BA Loan as a result of the foregoing and of the termination of any such suspension.

         2.05 SWINGLINE LOANS. (a) Subject to the terms and conditions of this Agreement, BOM agrees to make loans ("SWINGLINE LOANS") to the Company from time to time prior to the Commitment Termination Date in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate Principal Amount of outstanding Swingline Loans exceeding C$5,000,000 or
(ii) the aggregate Principal Amount of all Loans including all Swingline Loans (with the Principal Amount of U.S. Dollar Loans expressed as the Equivalent Amount in Canadian Dollars), together with the aggregate amount of all Letter of Credit Liabilities (with the Letter of Credit Liabilities in U.S. Dollars expressed as the Equivalent Amount in Canadian Dollars) and all Bankers' Acceptance Liabilities at any time exceeding the lesser of (x) the aggregate amount of the Commitments and (y) the most recently determined Borrowing Base. All Swingline Loans shall be denominated in Canadian Dollars. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans. Swingline Loans shall constitute Loans hereunder.

         (b) In order to request a Swingline Loan, the Company shall notify BOM of such request by telephone (confirmed by telecopy), not later than 2:00 p.m., Calgary time (or 4:00 p.m. Calgary time in the case of borrowings to satisfy outstandings under the BOM Agreement), on the day of a proposed Swingline Loan. Notwithstanding the foregoing, in the event that at any time BOM makes demand for payment of any amounts to which it is entitled under the BOM Agreement and such amounts are not paid by the close of business on the date of demand, the Company shall be deemed to have notified BOM of a request for a Swingline Loan in an amount equal to the lesser of (i) $5,000,000 less the aggregate Principal Amount of any outstanding Swingline Loans and (ii) the amounts demanded under the BOM Agreement. Each such notice provided by the Company by telephone request shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. BOM will promptly advise the Administrative Agent of any such notice received from the Company and of any such notice deemed to be provided by the Company. BOM shall make each Swingline Loan available to the Company by means of a credit to the general deposit account no. 1212-176 of the Company at the BOM Main Branch Calgary, Alberta by 2:30 p.m., Calgary time, on the requested date of such Swingline Loan, or in the case of a deemed notice, on or before the next Business Day following the date BOM provides the demand for payment.

         (c) On each day during the period commencing with the making by BOM of any Swingline Loan and until such Swingline Loan shall have been repaid, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to such Lender's Commitment Percentage of the then outstanding aggregate Principal Amount of such Swingline Loan. Each Lender (other than BOM) agrees that, upon the making of any Swingline Loan hereunder, it shall automatically acquire a participation in the BOM's rights under such Swingline Loan in an amount equal to such Lender's Commitment Percentage of the then outstanding aggregate Principal Amount of such Swingline Loan. BOM shall promptly advise the Administrative Agent of each Swingline Loan made by BOM and the Administrative Agent shall promptly advise each of the Lenders of each of those Swingline Loans being made. In furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice from the Administrative Agent that a Swingline Loan has been made, to pay to the Administrative Agent, for the account of BOM, such Lender's Commitment Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in, and make payments for, Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02 with respect to Loans made by such Lender (and Section 2.02 shall apply, MUTATIS MUTANDIS, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to BOM the amounts so received by it from the Lenders. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

         2.06  CHANGES OF COMMITMENTS.

         (a) The aggregate amount of the Commitments shall be automatically reduced to zero on the Commitment Termination Date.

         (b) The Company shall have the right at any time or from time to time (i) so long as no Loans, Letter of Credit Liabilities or Bankers' Acceptance Liabilities are outstanding, to terminate the Commitments and (ii) to reduce the aggregate unused amount of the Commitments (for which purpose the use of the Commitments shall be deemed to include aggregate amount of Letter of Credit Liabilities and the Principal Amount of all outstanding Bankers' Acceptances and Loans (with any amounts outstanding in U.S. Dollars being expressed as an Equivalent Amount in Canadian Dollars)); PROVIDED that
(x) the Company shall give notice of each such termination or reduction as provided in Section 4.06 hereof and (y) each partial reduction shall be in an aggregate amount at least equal to C$1,000,000 (or a larger multiple of C$100,000 in excess thereof).

         (c)  The Commitments once terminated or reduced may not be reinstated.

         2.07 COMMITMENT FEE. The Company shall pay to the Administrative Agent for account of each Lender a commitment fee on the daily average unused amount of the difference (collectively, such difference for all the Lenders being the "Available Borrowing Amount"), if any, between (x) the sum of each Lender's outstanding Loans, Bankers' Acceptances and Letter of Credit Liabilities (with any amounts outstanding in U.S. Dollars being expressed as an Equivalent Amount in Canadian Dollars) and (y) an amount equal to such Lender's Commitment Percentage multiplied by the lesser of (i) the most recently determined Borrowing Base and (ii) the aggregate of the Commitments for the period from and including the Closing Date to but not including the earlier of the date such Lender's Commitment is terminated and the Commitment Termination Date, at a rate per annum equal to 1/2 of 1%. Accrued commitment fees shall be payable in arrears on each Quarterly Date and on the earlier of the date the Commitments are terminated and the Commitment Termination Date.

         2.08 SEVERAL OBLIGATIONS; REMEDIES INDEPENDENT. The failure of any Lender to make any Loan or provide proceeds in respect of a Bankers' Acceptance to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan or provide such proceeds on such date, but neither any Lender nor the Administrative Agent shall be responsible for the failure of any other Lender to make a Loan or provide such proceeds to be made by such other Lender, and (except as otherwise provided in Section 4.07 hereof) no Lender shall have any obligation to the Administrative Agent or any other Lender for the failure by such Lender to make any Loan or provide such proceeds required to be made by such Lender. The amounts payable by the Company at any time hereunder, under the Notes and under any Bankers' Acceptances to each Lender shall be a separate and independent debt and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement, the Notes and such Bankers' Acceptances, and it shall not be necessary for any other Lender or the Administrative Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

         2.09  NOTES.

         (a) The Loans made by each Lender (other than Swingline Loans) to the Company shall be evidenced by the promissory note of the Company dated July 17, 1996, payable to such Lender in a principal amount equal to the amount of its Commitment.

         (b) The Swingline Loans made by BOM to the Company shall be evidenced by the promissory note of the Company dated July 17, 1996, payable to BOM in a principal amount equal to C$5,000,000.

         (c) The date, amount, Type, Interest Period and Currency of each Loan made by each Lender to the Company, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and, prior to any transfer of the Notes of the Company held by it, endorsed by such Lender on the schedule attached to such Note or any continuation thereof; PROVIDED that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing hereunder or under such Note in respect of the Loans.

         (d) No Lender shall be entitled to have its Notes substituted or exchanged for any reason, or subdivided for promissory notes of lesser denominations, except in connection with a permitted assignment of all or any portion of such Lender's Commitment, Loans and Notes pursuant to Section 11.06 hereof (and, if requested by any Lender, the Company agrees to so exchange any Note).

         2.10 OPTIONAL PREPAYMENTS AND CONVERSIONS OR CONTINUATIONS. Subject to Section 4.04 hereof, the Company shall have the right to prepay Loans, or to Convert all or a part of any Loan of one Type into Loans of another Type or other form of borrowing hereunder (PROVIDED, that a Loan that is not a Swingline Loan cannot be converted to a Swingline Loan and a Loan (including a Swingline
Loan) cannot be
converted to a Letter of Credit) or Continue all or a part of any Loan of one Type as Loans of the same Type, at any time or from time to time, including without limitation, by way of requesting the issuance of Bankers' Acceptances pursuant to Section 2.04 hereof and Convert Letters of Credit Liabilities, Bankers' Acceptance Liabilities and Swingline Loan Liabilities into Loans hereunder, and may Continue any Letter of Credit or Bankers' Acceptance, PROVIDED that: (a) the Company shall give the Administrative Agent (or in the case of Swingline Loans, shall give BOM in addition to the Administrative Agent) notice of each such prepayment, Conversion or Continuation as provided in Section 4.06 hereof or Section 2.04 if the Conversion is into Bankers' Acceptances (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder); (b)
Eurodollar Loans, BA Loans and Bankers' Acceptances may be prepaid or
Converted only on the last day of an Interest Period for such Loans or Bankers' Acceptances as applicable; (c) a prepayment, Conversion or Continuation of an identical amount, Currency and, if applicable, Interest Period, on the same or better terms occurs at the same time under the Canadian Forest Credit Agreement; and (d) the Conversion of a Swingline Loan to another Type of Loan shall satisfy the full amount of the related
Swingline Loan Liability. Notwithstanding the foregoing, and without limiting the rights and remedies of the Lenders under Section 9 hereof, in the event that any Event of Default shall have occurred and be continuing, the Administrative Agent may (and at the request of the Majority Lenders shall) by notice to the Company suspend the right of the Company to Convert any Loan into a Eurodollar Loan, a U.S. Base Rate Loan or a BA Loan or to Continue any Loan as a Eurodollar Loan, a U.S. Base Rate Loan or a BA Loan
(and suspend the right of the Company to request the issuance of Bankers' Acceptances or Letters of Credit) in which event all Loans (and all Bankers' Acceptances that are not paid on their Maturity Date) shall be Converted (on the last day(s) of the respective Interest Periods therefor if applicable) or Continued, as the case may be, as Canadian Prime Loans.

         2.11  MANDATORY PREPAYMENTS.

         (a)  BORROWING BASE.  The Administrative Agent shall notify the
Company (in a "DEFICIENCY NOTICE") if any time, following a redetermination of the Borrowing Base, the Borrowing Base as then in effect is less than the aggregate Principal Amount of the Loans and the Bankers' Acceptances and the Letter of Credit Liabilities outstanding at such time (with any amounts outstanding in U.S. Dollars being expressed as an Equivalent Amount in Canadian Dollars) (the amount of such difference being called herein the "BORROWING BASE DEFICIENCY"); and within 30 days after the date of the Deficiency Notice the Company shall notify the Administrative Agent of the Company's intentions with respect to compliance with the procedures set forth in this Section 2.11(a). As specified in such notice from the Company, the Company shall (within 90 days after the date of the Deficiency Notice (the "DEFICIENCY CURE PERIOD")) (i) prepay (in accordance with the procedures of this Agreement) the outstanding principal of the Loans (except BA Loans) and, if all of those Loans have been prepaid and a Borrowing

Base Deficiency still exists, provide cover for Letter of Credit Liabilities, BA Loans and Bankers' Acceptance Liabilities in an amount equal to such Borrowing Base Deficiency as specified in clause (h) below and/or (ii) cause Canadian Forest or a Subsidiary Borrower to add to the Hydrocarbon Properties (other than to the interests which Forest has in the Forest Pledged Properties) additional Hydrocarbon Properties (other than Unrestricted Properties) (each such additional Hydrocarbon Property to have a Present Value of Reserves at least equal to C$1,000,000) having a loan value, as determined by the Majority Lenders, in an amount sufficient so that the aggregate amount of such prepayments and/or the loan value of such additional Hydrocarbon Properties shall equal or exceed the Borrowing Base Deficiency (any such additional Hydrocarbon Property to be deemed added to the Hydrocarbon Properties on the date the Company delivers to the Administrative Agent evidence of satisfactory title to those additional Hydrocarbon Properties, a copy of a written confirmation of Canadian Forest or the Subsidiary Borrower that such additional Hydrocarbon Properties are subject to the Lien of the Canadian Forest Debenture, or the Lien of similar security granted by a Subsidiary Borrower to the Company and an opinion of counsel regarding such title and priority in form and substance satisfactory to the Administrative Agent and the Majority Lenders).

         (b)  MONTHLY CLEAN.

               (i) The Company will each month prior to the Commitment Termination Date prepay the Swingline Loans and any other Loans or other borrowings outstanding hereunder as required so that (x) for the period from the earlier of the 22nd day of each month and two Business Days preceding the Gas Payment Settlement Day for such month (the "Cleanup Date") until the Gas Payment Settlement Day, the outstanding Principal Amount of Swingline Loans shall be zero, and (y) for the period from the Cleanup Date to the close of business in Calgary, Alberta on the second Business Day immediately following the Gas Payment Settlement Day (the "Cleanup Time"), the Available Borrowing Amount shall be not less than C$5,000,000 less any borrowings of Swingline Loans permitted pursuant to clause (ii) below.

               (ii) During the period from the Cleanup Date to the Cleanup Time, the Company shall not borrow any Swingline Loans other than for the purposes of satisfying obligations under the BOM Agreement or as may be required pursuant to any deemed notice of the Company pursuant to Section 2.05(b) hereof.

              (iii) Promptly upon the request of BOM, the Administrative Agent shall notify BOM of (x) the remaining amount available to the Company in respect of Swingline Loans pursuant to Section 2.05(b) hereof and (y) the Available Borrowing Amount.

         (c) CANADIAN FOREST CREDIT AGREEMENT. Any and all payments made to the Company pursuant to the terms of the Canadian Forest Credit Agreement shall be used by the Company to prepay the Lenders for outstanding Loans hereunder or provide cover for Letters of Credit and BA Loans and Bankers' Acceptance Liabilities as provided in Section 2.11(h) hereof.

         (d)  EXCESS RESULTING FROM EXCHANGE RATE CHANGE.

              (i) Subject to Section 2.11(d)(ii), any time that, following one or more fluctuations in the exchange rate of the U.S. Dollar against the Canadian Dollar, the sum of the Equivalent Amount in Canadian Dollars of the aggregate Principal Amount of Loans and Letter of Credit Liabilities outstanding at such time denominated in U.S. Dollars PLUS the aggregate Principal Amount of Canadian Dollar denominated Loans, Letter of Credit Liabilities and Bankers' Acceptance Liabilities outstanding at such time (the amount of such sum being called herein the "AGGREGATE BORROWINGS") EXCEEDS by an amount equal to or in excess of 1% of the lesser of (x) the aggregate amount of the Commitments of the Lenders on such date and (y) the most recently determined Borrowing Base, the Company shall promptly after receipt of notice from the Administrative Agent and, in any case, within 10 days after receipt of such notice, either (A) prepay the Loans (except BA Loans) (and/or provide cover for the Letter of Credit Liabilities, BA Loans and the Bankers' Acceptance Liabilities as specified in clause (h) below) in an amount (such amount being called herein the "EXCHANGE RATE DEFICIENCY") necessary to reduce the Aggregate Borrowings to an amount equal to or less than the lesser of (x) the aggregate amount of the Commitments of the Lenders on such date and (y) the most recently determined Borrowing Base or (B) maintain or cause to be maintained with the Administrative Agent deposits of Canadian Dollars in an amount equal to the Exchange Rate Deficiency, such deposits to be maintained in such form and upon such terms as are acceptable to the Administrative Agent. Without in any way limiting the forgoing provisions, the Administrative Agent shall on each Acceptance Date, Maturity Date, Quarterly Date and on the date of any borrowing hereunder make any necessary exchange rate calculations to determine whether any such excess exists on such date and, if such excess exists on such date and if there is an excess, it shall so notify the Company.

              (ii) Notwithstanding Section 2.11(d)(i), the Majority Lenders shall be entitled, in their sole discretion, to require that the Company, at the Company's option, (A) make the payments or prepayments or maintain the deposits required to be maintained under Section 2.11(d)(i) or (B) fully hedge, to the reasonable satisfaction of the Majority Lenders, the Exchange Rate Deficiency and assign the benefit of all hedging contracts to the Administrative Agent, for the benefit of the Lenders, in any case where an Exchange Rate Deficiency exists.

         (e)  CASUALTY EVENTS.  Upon the date 30 days following the receipt by

Canadian Forest or any of the Subsidiary Borrowers (or Forest, in the case of the Forest Pledged Properties), of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any Hydrocarbon Property (other than Unrestricted Properties) of Canadian Forest or any Subsidiary Borrower or assets used in connection with the gas marketing business of any of the Subsidiary Borrowers (or Forest, in the case of the Forest Pledged Properties), the Borrowing Base shall be subject to automatic reduction, in an aggregate amount, if any, equal to 100% of the Net Available Proceeds of such Casualty Event not theretofore applied or committed to be applied to the repair or replacement of such Hydrocarbon Property or gas marketing assets, or such lesser amount as is specified in a written notice from the Majority Lenders, such reduction to be effected in the manner and to the extent specified in clause (g) of this Section 2.11. Nothing in this clause (e) shall be deemed to limit any obligation of the Company pursuant to any of the Security Documents to remit to a collateral or similar account maintained by the Administrative Agent pursuant to any of the Security Documents the proceeds of insurance, condemnation award or other compensation received in respect of any Casualty Event.

         (f) SALE OF ASSETS. No later than five Business Days prior to the occurrence of any Disposition, the Company will cause Canadian Forest to deliver to the Lenders a statement, certified by the chief financial officer or treasurer of such company in form and detail satisfactory to the Administrative Agent, of the amount of the Net Available Proceeds of such Disposition and, to the extent such Net Available Proceeds (when taken together with the Net Available Proceeds of all prior Dispositions as to which a prepayment has not yet been made under this Section 2.11(f)) shall exceed C$5,000,000, the Borrowing Base shall be subject to automatic reduction and, if the amount of the Loans (including Swingline Loans), Bankers' Acceptance Liabilities and Letter of Credit Liabilities (with the amount of Loans and the Letter of Credit Liabilities in U.S. Dollars expressed as an Equivalent Amount in Canadian Dollars) exceeds the Borrowing Base (as reduced), such amount shall be applied as provided in clause (g) below, in an aggregate amount equal to 100% of the Net Available Proceeds of such Disposition, or such lesser amount as is specified in a written notice from the Majority Lenders (together with 100%, or such lesser amount as is specified in a written notice from the Majority Lenders, of the Net Available Proceeds of all prior Dispositions as to which a prepayment has not yet been made under this Section 2.11(f)), such reduction to be effected in the manner and to the extent specified in clause (g) of this Section 2.11. Notwithstanding the foregoing, the Company shall not be required to prepay Loans (and/or provide cover for Letter of Credit Liabilities, BA Loans and Bankers' Acceptance Liabilities pursuant to Section 2.11(h) hereof) and the Borrowing Base shall not be subject to automatic reduction, upon any sale of Property by Canadian Forest or any Subsidiary Borrower or sale of any of the Forest Pledged Properties in the case of Forest permitted pursuant to Section
8.05 of the Canadian Forest Credit Agreement.

         (g) APPLICATION. Prepayments and reductions of the Borrowing Base described in the above clauses of this Section 2.11 shall be effected as follows: the Borrowing Base shall be automatically reduced by an amount equal to the amount specified in such clauses and to the extent that, after giving effect to such reduction, the aggregate Principal Amount of the Loans, together with the aggregate amount of all Letter of Credit Liabilities and Bankers' Acceptances (with the amount of Loans and the Letter of Credit Liabilities in U.S. Dollars expressed as an Equivalent Amount in Canadian Dollars), would exceed the Borrowing Base, the Company shall first, prepay the Loans (except BA Loans) and second, provide cover for Letter of Credit Liabilities, BA Loans and Bankers' Acceptance Liabilities as specified in clause (h) below, in an aggregate amount equal to such excess. To the extent possible, any prepayments required pursuant to this Section 2.11 shall be applied FIRST to U.S. Base Rate Loans, SECOND to Canadian Prime Rate Loans and THIRD to Eurodollar Loans.

         (h) COVER FOR LETTER OF CREDIT AND BANKERS' ACCEPTANCE LIABILITIES. In the event that the Company shall be required pursuant to this Section 2.11, or pursuant to Section 3.01 hereof, to provide cover for Letter of Credit Liabilities and Bankers' Acceptance Liabilities and BA Loans, the Company shall effect the same by paying to the Administrative Agent immediately available funds in an amount equal to the required amount, which funds shall be retained by the Administrative Agent in the Cash Collateral Account (as provided in Section 13.4 of the Company Debenture) as collateral security in the first instance PRO RATA for the Letter of Credit Liabilities, BA Loans, and the Bankers' Acceptance Liabilities) until such time as the Letters of Credit shall have been terminated, all of the Letter of Credit Liabilities shall have been paid in full, the Bankers' Acceptances shall have matured and all of the Bankers' Acceptance Liabilities and BA Loans have been paid in full.

         Section 3.  PAYMENTS OF PRINCIPAL AND INTEREST.

         3.01 REPAYMENTS. The Company hereby promises to pay to the Administrative Agent for account of each Lender the entire outstanding Principal Amount of such Lender's Loans to the Company (or with respect to BA Loans the amount made available by the applicable Lender to the Company as determined in accordance with Section 2.04(h)hereof), and each Loan (other than Swingline Loans) shall mature and be due and payable, on the earlier of the stipulated maturity date or the Commitment Termination Date. All Bankers' Acceptance Liabilities and Letter of Credit Liabilities shall also be payable to the Administrative Agent for the account of each Lender on the Commitment Termination Date. In addition, if following any reduction in the Commitments, the aggregate Principal Amount of the Loans, together with the aggregate amount of all Letter of Credit Liabilities and all Bankers' Acceptance Liabilities (with the amounts of any Loans or Letter of Credit Liabilities outstanding in U.S. Dollars expressed as an Equivalent Amount in Canadian Dollars) shall exceed the Commitments, the Company shall pro rata, based on the outstanding Loans, Letter of Credit Liabilities and Bankers' Acceptance Liabilities of the Company, first, prepay Loans (except BA Loans but including Swingline Loans) and second, provide cover for

Letter of Credit Liabilities, BA Loans and Bankers' Acceptance Liabilities with respect to the Commitments as specified in Section 2.11(h) above, in an aggregate amount equal to such excess.

         3.02 INTEREST. The Company hereby promises to pay to the Administrative Agent for account of each Lender interest on the unpaid Principal Amount of each Loan made by such Lender to the Company (or with respect to BA Loans the amount made available by the applicable Lender to the Company as determined in accordance with Section 2.04(h) hereof) for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates:

         (a) during such periods as such Loan is a Canadian Prime Loan, the Chase Canada Prime Rate (as in effect from time to time) PLUS the Applicable Margin for such Loans,

         (b) during such periods as such Loan is a U.S. Base Rate Loan, the U.S. Base Rate (as in effect from time to time) PLUS the Applicable Margin for such Loans,

         (c) during such periods as such Loan is a Eurodollar Loan, for each Interest Period relating thereto, the Eurodollar Base Rate for such Loan for such Interest Period PLUS the Applicable Margin for such Loans,

         (d) during such periods as such Loan is a BA Loan, for each Interest Period relating thereto, the Bankers' Acceptance Rate for such Loan for such Interest Period, and

         (e) during such periods as such Loan is a Swingline Loan the BOM Prime Rate (as in effect from time to time) PLUS the Applicable Margin for Canadian Prime Loans.

Accrued interest on each Loan shall be payable (i) quarterly on the Quarterly Dates for Canadian Prime Loans and U.S. Base Rate Loans, (ii) at the end of each Interest Period for Eurodollar Loans and BA Loans, (iii) monthly on the last Business Day of each month for Swingline Loans and (iv) in the case of any Loan, upon the payment or prepayment thereof (but only on the principal amount so paid or prepaid). Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to the Company, but failure to do so on a timely basis or at all shall not effect the Company's obligation to pay interest for any period at the applicable rate determined by the Administrative Agent or BOM, as applicable. BOM shall promptly, upon the request of the Administrative Agent, notify the Administrative Agent of the interest rate or any change therein that is applicable to Swingline Loans.

         3.03 CURRENCY. Borrowings hereunder including Bankers' Acceptances and Letters of Credit and any payments in respect thereof are payable by the Company in the currency in which they are denominated.

         3.04 INTEREST ON OVERDUE AMOUNTS. Except as otherwise provided in this Agreement, all amounts owed by the Company to the Administrative Agent or any Lender under this Agreement (including amounts of principal and interest) which are not paid when due (whether at stated maturity, on demand, by acceleration or otherwise) shall bear interest (both before and after judgment), from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the rates applicable to U.S. Base Rate Loans (if the amounts are due in U.S. Dollars) or to Canadian Prime Loans (if the amounts are due in Canadian Dollars), with interest on overdue interest at the same rate as well after as before maturity, demand or judgment.

         Section 4.  PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

         4.01  PAYMENTS.

         (a) Except to the extent otherwise provided herein, all payments in Canadian Dollars of principal, interest, Letter of Credit Reimbursement Obligations, in respect of Bankers' Acceptances and other amounts to be made by the Company under this Agreement and the Notes, and, except to the extent otherwise provided therein, all payments to be made by the Company under any other Loan Document, shall be made in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent at account number 219-247-4 maintained by the Administrative Agent with Royal Bank of Canada, Main Branch, Toronto, or at any other office or account designated by the Administrative Agent, not later than 1:00 p.m. Toronto time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made, on and applicable interest shall be payable to, the next succeeding Business Day).

         Payments in respect of Swingline Loans shall be made to the Administrative Agent and not to BOM except as otherwise provided in Section
4.02 hereof.

         (b) Except to the extent otherwise provided herein, all payments in U.S. Dollars of principal, interest and other amounts to be made by the Company under this Agreement and the Notes, and, except to the extent otherwise provided therein, all payments to be made by the Company under any other Loan Document, shall be made in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent at account number 001-1-150620 maintained by the Administrative Agent with Chase Manhattan at the Chase Manhattan Principal Office, or at any other office or account designated by the Administrative Agent, not later than 1:00 p.m. Toronto time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on, and applicable interest shall be payable to, the next succeeding Business Day).

         (c) Any Lender for whose account any such payment is to be made may (but shall not be obligated to) debit the amount of any such payment that is not made by such time to any ordinary deposit account of the Company with such Lender (with notice to the Company and the Administrative Agent), PROVIDED that such Lender's failure to give such notice shall not affect the validity thereof.

         (d) The Company shall, at the time of making each payment under this Agreement or any Note for account of any Lender, specify to the Administrative Agent (which shall so notify the intended recipient(s) thereof) the Loans, Letter of Credit Reimbursement Obligations, Bankers' Acceptances or other amounts payable by the Company hereunder to which such payment is to be applied (and in the event that the Company fails to so specify, or if an Event of Default has occurred and is continuing, the Administrative Agent may distribute such payment to the Lenders for application in such manner as it or the Majority Lenders, subject to Section
4.02 hereof, may determine to be appropriate).

         (e) Except to the extent otherwise provided in the last sentence of the first paragraph of Section 2.03(e) hereof, each payment received by the Administrative Agent under this Agreement, any Note or any Bankers' Acceptance for account of any Lender shall be paid by the Administrative Agent promptly to such Lender, in immediately available funds, for account of such Lender's Applicable Lending Office for the Loan or other obligation in respect of which such payment is made.

         (f) Except as provided in clause (a)(ii) of the definition of Interest Period, if the due date of any payment under this Agreement, any Note or any Bankers' Acceptance would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

         4.02 PRO RATA TREATMENT. Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Section 2.01 and 2.04 hereof shall be made from the Lenders, each payment of commitment fee under
Section 2.07 hereof shall be made for account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.06 hereof shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) the making, Conversion and Continuation of Loans of a particular Type (including by way of requests for the issuance of Bankers' Acceptances) (other than Conversions provided for by Section 5.04 hereof) shall be made pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans or issuing of Bankers' Acceptances) or their respective Loans (in the case of Conversions and Continuations of Loans or Bankers' Acceptances) and the then current Interest Period for each Eurodollar Loan and each BA Loan or the Maturity Date for each such Bankers' Acceptance, as the case may be, shall be coterminous; (c) each payment or prepayment of principal of Loans or Bankers' Acceptances by the Company shall be made for account of the Lenders pro rata in accordance with the respective unpaid Principal Amounts of the Loans and Bankers' Acceptances held by them; PROVIDED that if immediately prior to giving effect to any such payment in respect of any Loans or Bankers' Acceptances the outstanding Principal Amount of the Loans and Bankers' Acceptances shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Loans or Bankers' Acceptances were made then such payment shall be applied to the Loans and Bankers' Acceptances in such manner as shall result, as nearly as is practicable, in the outstanding Principal Amount of the Loans and Bankers' Acceptances being held by the Lenders pro rata in accordance with their respective Commitments; and (d) each payment of interest on Loans and any payment of Bankers' Acceptances on the Maturity Date thereof by the Company shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans or Bankers' Acceptance, as the case may be, then due and payable to the respective Lenders.

         After delivery of a notice accelerating payment of the amounts due hereunder:

         (i) each Lender will at any time or from time to time upon the request of the Administrative Agent as required by any Lender purchase portions of the borrowings made available by the other Lenders which remain outstanding and make any other adjustments which may be necessary or appropriate, in order that the amount of borrowings made available by each Lender which remain outstanding, as adjusted pursuant to this Section 4.02, will be in the same proportions as the Lenders' Commitments immediately prior to that notice being sent; and

         (ii) the amount of any repayment made by the Company under this Agreement, and the amount of any proceeds of the exercise of any rights or remedies of the Lenders under the Loan Documents, which are to be applied against amounts owing hereunder, will be applied in a manner so that to the extent possible the amount of borrowings made available by each Lender which remain outstanding after giving effect to such application will be in the same proportions as the Lenders' Commitments immediately prior to that notice being sent.

         The Company agrees to be bound by and to do all things necessary or appropriate to give effect to any and all purchases and other adjustments made by and between the Lenders pursuant to Section 4.08(b) and this Section
4.02. Notwithstanding the provisions of this Section 4.02, until BOM has given notice of the advance of a Swingline Loan to the Administrative Agent pursuant to Section 2.05(c) hereof, borrowings, payments and prepayments of Swingline Loans shall be made without regard to the foregoing provisions of this Section 4.02.

         4.03 COMPUTATIONS. Interest on Eurodollar Loans and commitment fees and letter of credit fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but, except as otherwise provided in Section 2.03(g) hereof, excluding the last day) occurring in the period for which that interest and those fees are payable. Bankers' Acceptance Rates, interest on BA Loans and Stamping Fees shall be computed on the basis of a year of 365 days and the actual days elapsed (including the first day but excluding the last day) occurring during the period for which that interest or those fees are payable. Interest on any other Loans and Letter of Credit Reimbursement Obligations shall be computed on the basis of a year of 365 or 366 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which that interest and those fees are payable.

         4.04 MINIMUM AMOUNTS. Except for conversions of Swingline Loans pursuant to Section 2.10 hereof, mandatory prepayments made pursuant to
Section 2.11 hereof or prepayments or Conversions made pursuant to Section
5.04 hereof, each borrowing, Conversion and partial prepayment of principal of Loans (other than Swingline Loans) shall be in an aggregate amount at least equal to C$1,000,000 (or the equivalent in U.S. Dollars) or a larger multiple of C$100,000 (or the equivalent in U.S. Dollars) (borrowings, Conversions or prepayments of Loans of different Currencies at the same time hereunder to be deemed separate borrowings, Conversions and prepayments for purposes of the foregoing, one for each Currency). Each borrowing, other than a borrowing pursuant to a deemed notice by the Company pursuant to
Section 2.05(b) hereof, or partial prepayment by the Company, of Swingline Loans shall be in an aggregate amount at least equal to C$250,000 or a larger multiple of C$50,000 in excess thereof.

         4.05  INTEREST ACT (CANADA).

         (a) For purposes of the INTEREST ACT (Canada), (i) whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days or 365 days, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be,
(y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and
(z) divided by 360 or 365 as the case may be.

         (b) The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement, and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

         4.06 CERTAIN NOTICES. Notices by the Company to the Administrative Agent of terminations or reductions of the Commitments and of borrowings and optional prepayments of Loans (other than Swingline Loans), and Conversions and Continuations of Loans shall be irrevocable and shall be effective only if received by the Administrative Agent not later than 1:00 p.m. Toronto time on the number of Business Days prior to the date of the relevant termination, reduction, borrowing or prepayment specified below:

                                            Number of
                                            Business
    Notice                                  Days Prior
    ------                                  ----------

    Termination or reduction
    of Commitments; borrowings
    or prepayments of, Conversions
    of or into, Continuations as,
    or duration of Interest Period
    for, BA Loans or acceptance of
    Bankers' Acceptances                       2

    Borrowing or prepayment of or
    Conversion of or into
    Canadian Prime Loans or U.S.
    Base Rate Loans                            1

    Borrowing or prepayment of,
    Conversions of or into,
    Continuations as, or duration
    of Interest Period for, Eurodollar
    Loans                                      3

    Request for issuance of Letter of
    Credit                                     3

Notices by the Company with respect to borrowings and optional prepayment of Swingline Loans shall be irrevocable and shall be effective only if received not later than 2:00 p.m. Calgary time (or 4:00 p.m. Calgary time in case of borrowings to satisfy outstandings under the BOM Agreement) on the Business Day of the relevant borrowing or prepayment.

         Each such notice of termination or reduction shall specify the amount of the Commitments to be terminated or reduced. Each such notice of borrowing, Conversion, Continuation or optional prepayment shall specify the Loans to be borrowed, Converted, Continued or prepaid and the amount (subject to Section 4.04 hereof) and Type and Currency of each Loan to be borrowed, Converted, Continued or prepaid and the date of borrowing, Conversion, Continuation or optional prepayment (which shall be a Business Day) and, if applicable, the relevant Interest Period. Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. The Administrative Agent shall promptly notify the Lenders of the contents of each such notice. In the event that the Company fails to select the Type of Loan, or the duration of any Interest Period for any Eurodollar Loan, within the time period and otherwise as provided in this
Section 4.05, such Loan (if outstanding as a Eurodollar Loan or U.S. Base Rate Loan) will be automatically Converted into a Canadian Prime Loan on the last day of the then current Interest Period for such Loan or (if outstanding as a Canadian Prime Loan) will remain as, or (if not then outstanding) will be made as, a Canadian Prime Loan.

         4.07 NON-RECEIPT OF FUNDS BY THE ADMINISTRATIVE AGENT. Unless the Administrative Agent shall have been notified by a Lender or the Company (the "PAYOR") prior to the date on which the Payor is to make payment to the Administrative Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender, or a Bankers' Acceptance to be purchased by such Lender or a Lender's Commitment Percentage of (x) any payment made by the Issuing Bank under a Letter of Credit or (y) any participation in a Swingline Loan required to be purchased by such Lender, hereunder or (in the case of the Company) a payment to the Administrative Agent for account of one or more of the Lenders hereunder (such payment being herein called the "REQUIRED PAYMENT"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the "ADVANCE DATE") such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to the Canadian Prime Rate PLUS the Applicable Margin for Canadian Prime Loans, if the amounts made available are in Canadian Dollars, or the U.S. Base Rate PLUS the Applicable Margin for U.S. Base Rate Loans, if the amounts made available are in U.S. Dollars, for such day and, if such recipient(s) shall fail promptly to make such payment, the Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid, PROVIDED that if neither the recipient(s) nor the Payor shall return the Required Payment to the

Administrative Agent within three Business Days of the Advance Date, then, retroactively to the Advance Date, the Payor and the recipient(s) shall each be obligated to pay the Required Payment to the Administrative Agent together with interest on the Required Payment at the applicable rate indicated above, it being understood that the return by the recipient of the Required Payment to the Administrative Agent shall not limit any claim the Company may have against the Payor or the recipient in respect of such Required Payment.

         4.08  SHARING OF PAYMENTS, ETC.

         (a) The Company agrees that, in addition to (and without limitation of) any right of set-off, banker's lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option (to the fullest extent permitted by law), to set off and apply any deposit (general or special, time or demand, provisional or final), or other indebtedness, held by it for the credit or account of the Company at any of its offices, in Canadian Dollars, U.S. Dollars or in any other currency, against any principal of or interest on any of such Lender's Loans, Letter of Credit Reimbursement Obligations, Bankers' Acceptances or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such deposit or other indebtedness is then due to the Company), in which case it shall promptly notify the Company and the Administrative Agent thereof, PROVIDED that such Lender's failure to give such notice shall not affect the validity thereof.

         (b) If any Lender shall obtain from the Company payment of any principal of or interest on any Loan, Letter of Credit Liability or Bankers' Acceptance owing to it or payment of any other amount under this Agreement or any other Loan Document through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise (other than from the Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Loans, Letter of Credit Liabilities or Bankers' Acceptances or such other amounts then due hereunder or thereunder by the Company to such Lender than the percentage received by any other Lender, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans (including Swingline Loans), Letter of Credit Liabilities or Bankers' Acceptances or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans (including Swingline Loans), Letter of Credit Liabilities or Bankers' Acceptances or such other amounts, respectively, owing to each of the Lenders. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

         (c) The Company agrees that any Lender so purchasing such a participation (or direct interest) may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

         (d) Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Company. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 4.08 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.08 to share in the benefits of any recovery on such secured claim.

         Section 5.  YIELD PROTECTION, ETC.

         5.01  ADDITIONAL COSTS.

         (a) The Company shall pay directly to each Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs that such Lender determines are attributable to its making or maintaining of any Eurodollar Loans or its obligation to make any Eurodollar Loans hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "ADDITIONAL COSTS"), resulting from any Regulatory Change that:

              (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or its Notes in respect of any of such extensions of credit (other than taxes imposed on or measured by the overall net income of such Lender or of its Applicable Lending Office for any of such extensions of credit by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office); or

              (ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including, without limitation, any of such Loans or any deposits referred to in the definition of "Eurodollar Base Rate" in Section 1.01 hereof), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or

              (iii) imposes any other condition affecting this Agreement or its

    Note (or any of such extensions of credit or liabilities) or its Commitment.

If any Lender requests compensation from the Company under this Section 5.01(a), the Company may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender thereafter to make or Continue Eurodollar Loans, or to Convert Canadian Prime Loans, U.S. Base Rate Loans or BA Rate Loans into Eurodollar Loans, until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 5.04 hereof shall be applicable), PROVIDED that such suspension shall not affect the right of such Lender to receive the compensation so requested.

         (b) Without limiting the effect of the provisions of paragraph (a) of this Section 5.01, in the event that, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes Eurodollar Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Company (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Canadian Prime Loans, U.S. Base Rate Loans or BA Loans into, Eurodollar Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.04 hereof shall be applicable).

         (c)  Without limiting the effect of the foregoing provisions of this
Section 5.01 (but without duplication), the Company shall pay directly to each Lender from time to time on request such amounts as such Lender may determine to be necessary to compensate such Lender (or, without duplication, the bank holding company of which such Lender is a Subsidiary) for (i) any costs that it determines are attributable to the maintenance by such Lender (or any Applicable Lending Office or such bank holding company), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any court or governmental or monetary authority (A) following any Regulatory Change or (B) implementing after the date hereof any risk-based capital guideline or other requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) heretofore or hereafter issued by any government or governmental or supervisory authority implementing at the national level the BIS Guidelines, of capital in respect of its Commitment or Loans (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender (or any Applicable Lending Office or such bank holding company) to a level below that which such Lender (or any Applicable Lending Office or such banking holding company) could have achieved but for such law, regulation, interpretation, directive or request); or (ii) any reduction in amounts payable to it hereunder (other than a reduction resulting from a higher rate of income tax or other special tax relating to the Lender's income in general) or any payment required to be made or return that is foregone on or calculated with reference to any amount received or receivable by the Lender under this Agreement as a result of a Regulatory Change.

         (d) Each Lender shall notify the Company of any event occurring after the date of this Agreement entitling such Lender to compensation under paragraph (a) or (c) of this Section 5.01 as promptly as practicable, but in any event within 45 days, after such Lender obtains actual knowledge thereof; PROVIDED that (i) if any Lender fails to give such notice within 45 days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section 5.01 in respect of any costs resulting from such event, only be entitled to payment under this
Section 5.01 for costs incurred from and after the date 45 days prior to the date that such Lender does give such notice and (ii) each Lender will designate a different Applicable Lender Office for the Loans of such Lender affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender, except that such Lender shall have no obligation to designate an Applicable Lending Office located in Canada. Each Lender will furnish to the Company a certificate setting forth the basis and amount of each request by such Lender for compensation under paragraph
(a) or (c) of this Section 5.01. Determinations and allocations by any Lender for purposes of this Section 5.01 of the effect of any Regulatory Change pursuant to paragraph (a) or (b) of this Section 5.01, or of the effect of capital maintained pursuant to paragraph (c) of this Section 5.01, on its costs or rate of return of maintaining Loans or its obligations to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Lender under this Section 5.01, shall be conclusive, PROVIDED that such determinations and allocations are made on a reasonable basis.

         5.02 LIMITATION ON TYPES OF LOANS. Anything herein to the contrary notwithstanding, if:

         (a) the Administrative Agent determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of "Eurodollar Base Rate" in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Eurodollar Loans as provided herein; or

         (b) the Majority Lenders determine, which determination shall be conclusive, and notify the Administrative Agent that

              (i) the relevant rates of interest referred to in the definition of "Eurodollar Base Rate" in Section 1.01 hereof upon the basis of which the rate of interest for Eurodollar Loans for such Interest Period is to be determined are not likely to be adequate to cover the cost to such Lender of making or maintaining Eurodollar Loans for such Interest Period;

              (ii) by reason of circumstances affecting financial markets inside or outside Canada, deposits of U.S. Dollars are unavailable to the Lenders in such markets; or

              (iii) the making or continuation of any Eurodollar Loan has been made impracticable:

              (A) by the occurrence of a contingency (other than a mere increase in rates payable by the Lender to fund such Loan) which materially and adversely affects the funding of a Loan at any interest rate computed on the basis of Eurodollar Base Rate, or

              (B)  by reason of:

                        (i) any law or the interpretation or application thereof by any official body:

                        (ii) compliance by the Lender with any guideline, official directive or request from any central bank or other official body (whether or not having the force of law); or

                        (iii) a change since the date of this Agreement in any relevant financial market, which results in the Eurodollar Base Rate, as the case may be, no longer representing the effective cost to the Lender of deposits in such market for a relevant Interest Period or other applicable period;

then the Administrative Agent shall give the Company and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Eurodollar Loans or U.S. Base Rate Loans, to Continue Eurodollar Loans or U.S. Base Rate Loans or to Convert Canadian Prime Loans, U.S. Base Rate Loans, BA Loans or Bankers' Acceptances into Eurodollar Loans or U.S. Base Rate Loans, depending upon which of those Loans is affected by such condition, and the Company shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Loans or Convert such Loans into U.S. Base Rate Loans in accordance with Section 2.10 hereof if making U.S. Base Rate Loans is not affected by such condition.

         5.03 ILLEGALITY. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain any Type of U.S. Dollar Loan hereunder, then such Lender shall promptly notify the Company thereof (with a copy to the Administrative Agent) and such Lender's obligation to make or Continue, or to Convert Loans of any other Type into, that Type of U.S. Dollar Loan shall be suspended until such time as such Lender may again make and maintain that Type of U.S. Dollar Loan (in which case the provisions of Section 5.04 hereof shall be applicable).

         5.04 TREATMENT OF AFFECTED EXTENSIONS OF CREDIT. If the obligation of any Lender to make Eurodollar Loans or to Continue, or Convert Canadian Prime Loans, U.S. Base Rate Loans, BA Rate Loans or Bankers' Acceptances into, Eurodollar Loans shall be suspended pursuant to Section 5.01, 5.02 or
5.03 hereof, such Lender's Eurodollar Loans shall be automatically Converted into U.S. Base Rate Loans on the last day(s) of the then current Interest Period(s) for Eurodollar Loans (or, in the case of a Conversion required by Section 5.01(b) or 5.03 hereof, on such earlier date as such Lender may specify to the Company with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.01, 5.02 or 5.03 hereof that gave rise to such Conversion no longer exist:

         (a) to the extent that such Lender's Eurodollar Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender's Eurodollar Loans shall be applied instead to its U.S. Base Rate Loans; and

         (b) all Loans that would otherwise be made or Continued by such Lender as Eurodollar Loans shall be made or Continued instead as U.S. Base Rate Loans, and all U.S. Base Rate Loans of such Lender that would otherwise be Converted into Eurodollar Loans shall remain U.S. Base Rate Loans.

If any U.S. Base Rate Loans are outstanding at any time when the right of the Company to select U.S. Base Rate Loans is suspended, all those outstanding U.S. Base Rate Loans shall be Converted into Canadian Prime Loans.

If such Lender gives notice to the Company with a copy to the Administrative Agent that the circumstances specified in Section 5.01, 5.02 or 5.03 hereof no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) that Lender's Loans shall be Converted or that Lender and the Company shall take such other actions, to the extent necessary so that, after giving effect thereto, all Loans and other credit utilizations hereunder are held by that Lender and by the other Lenders pro rata (as to Principal Amounts, Types and Interest Periods) in accordance with their respective Commitments.

         5.05 COMPENSATION. The Company shall pay to the Administrative Agent for the account of each Lender, upon the request of such Lender through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost of breakage, redeployment of funds or other cost or expense that such Lender determines is attributable to:

         (a) any payment being made by the Company in respect of a Eurodollar Loan, BA Loan or a Bankers' Acceptance (due to acceleration hereunder or a mandatory repayment or prepayment of principal or for any other reason) on a day other than the last day of an Interest Period or the Maturity Date applicable thereto;

         (b) the Company's failure to give notice in the manner and at the times required hereunder; or

         (c) the failure of the Company to accept an extension of credit hereunder after delivery of a notice given to the Lender in the manner and at the time specified in such notice.

A certificate of the Lender submitted to the Company as to the amount necessary to so compensate the Lender shall be conclusive evidence, absent demonstrated error, of the amount due from the Company to the Lender.

Without limiting the effect of the preceding provisions of this Section 5.05, such compensation for any Eurodollar Loan shall include an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the Principal Amount so paid, prepaid or Converted or not borrowed for the period from the date of such payment, prepayment, Conversion or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan that would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over
(ii) the amount of interest that otherwise would have accrued on such Principal Amount at a rate per annum equal to the interest component of the amount such Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such Principal Amount and with maturities comparable to such period (as reasonably determined by such Lender).

         5.06 ADDITIONAL COSTS IN RESPECT OF BANKERS' ACCEPTANCES. Subject to the limitations set forth in the first sentence of Section 5.01(d) hereof, without limiting the obligations of the Company under Section 5.01 hereof (but without duplication), if as a result of any change in any law, regulations, rules or orders or in their interpretation or administration or by reason of any compliance with any guideline, request or requirement from any fiscal, monetary or other authority (whether or not having the force of law) announced after the date hereof which is customary for a bank or other lending institution to comply with in respect of all its loans or facilities of a similar type in Canada there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Bankers' Acceptances issued or to be issued hereunder and the result shall be to increase the cost to any Lender or Lenders of issuing or maintaining its obligation hereunder to issue any Bankers' Acceptance hereunder or reduce any amount receivable by any Lender hereunder in respect of any Bankers' Acceptance (which increases in cost, or reductions in amount receivable, shall be the result of such Lender's or Lenders' reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by such Lender or Lenders (through the Administrative Agent), the Company shall pay immediately to the Administrative Agent for account of such Lender or Lenders, from time to time as specified by such Lender or Lenders (through the Administrative Agent), such additional amounts as shall be sufficient to compensate such Lender or Lenders (through the Administrative Agent) for such increased costs or reductions in amount. A statement showing calculations in reasonable detail of such increased costs or reductions in amount incurred by any such Lender or Lenders, submitted by such Lender or Lenders to the Company shall be conclusive in the absence of manifest error as to the amount thereof.

         5.07 ADDITIONAL COSTS IN RESPECT OF LETTERS OF CREDIT. Subject to the provisions of the first sentence of Section 5.01(d) hereof, without limiting the obligations of the Company under Section 5.01 hereof (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any government or governmental or supervisory authority implementing after the date hereof at the national level the BIS Guidelines there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder and the result shall be to increase the cost to any Lender or Lenders of issuing (or purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit hereunder or reduce any amount receivable by any Lender hereunder in respect of any Letter of Credit (which increases in cost, or reductions in amount receivable, shall be the result of such Lender's or Lenders' reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by such Lender or Lenders (through the Administrative Agent), the Company shall pay immediately to the Administrative Agent for account of such Lender or Lenders, from time to time as specified by such Lender or Lenders (through the Administrative Agent), such additional amounts as shall be sufficient to compensate such Lender or Lenders (through the Administrative Agent) for such increased costs or reductions in amount. A statement showing calculations in reasonable detail of such increased costs or reductions in amount incurred by any such Lender or Lenders, submitted by such Lender or Lenders to the Company shall be conclusive in the absence of manifest error as to the amount thereof.

         5.08  TAXES.

         (a) All payments on account of the principal of and interest on the Loans, fees and all other amounts payable hereunder by the Company to or for the account of the Administrative Agent or any Lender, including, without limitation, amounts payable under paragraph (b) of this Section 5.08, shall be made free and clear of and without reduction or liability for Covered Taxes. The Company will pay all Covered Taxes, without charge to or offset against any amount due to the Administrative Agent or any Lender, prior to the date on which penalties attach thereto, except for any Covered Taxes (other than Covered Taxes imposed on or in respect of any amount payable hereunder, under the Notes or under any other Loan Document) the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained, so long as no claim for such Covered Taxes is made on the Administrative Agent or any Lender.

         (b) The Company shall indemnify the Administrative Agent and each Lender against, and reimburse the Administrative Agent and each Lender on demand for, any Covered Taxes and any loss, liability, claim or expense, including interest, penalties and legal fees, that the Administrative Agent or such Lender may incur at any time arising out of or in connection with any failure of the Company to make any payment of Covered Taxes when due.

         (c) In the event that the Company is required by applicable law, decree or regulation to deduct or withhold Covered Taxes from any amounts payable on, under or in respect of this Agreement, the Loans, Bankers' Acceptances or Letters of Credit, the Company shall promptly pay the Person entitled to such amount such additional amounts as may be required, after the deduction or withholding of Covered Taxes, to enable such Person to receive from the Company on the due date thereof, an amount equal to the full amount stated to be payable to such Person under this Agreement.

         (d) The Company shall furnish to the Administrative Agent, upon the request of any Lender (through the Administrative Agent), together with sufficient certified copies for distribution to each Lender requesting the same (identifying the Lenders that have so requested), original official tax receipts in respect of each payment of Covered Taxes required under this
Section 5.08, within 30 days after the date such payment is made, and the Company shall promptly furnish to the Administrative Agent at its request or at the request of any Lender (through the Administrative Agent) any other information, documents and receipts that the Administrative Agent or such Lender may reasonably require to establish to its satisfaction that full and timely payment has been made of all Covered Taxes required to be paid under this Section 5.08.

         (e) The Company represents and warrants to the Administrative Agent and each Lender that, on and as of the date hereof, none of this Agreement or any of the other Loan Documents, or the execution or delivery by the Company of this Agreement or any of the other Loan Documents, is subject to any Covered Taxes, and no payment to be made by the Company under this Agreement is subject to any Covered Taxes.

         (f) The Administrative Agent and each Lender represents that it is not a non-resident of Canada for any purpose of the Income Tax Act (Canada). In making payments hereunder, the Company may rely upon such representation; and each Lender agrees to indemnify and hold harmless the Company from its respective obligations to make payments on account of Covered Taxes under this Section 5.08 in the event its representation fails to be true.

         Section 6.  CONDITIONS PRECEDENT.

         6.01 EFFECTIVENESS. The effectiveness of the amendment and restatement of the Original Credit Agreement provided for hereby is subject to the conditions precedent that the Administrative Agent shall have received the following documents, to be held by the Administrative Agent for the benefit of the Lenders (with, to the extent required, sufficient copies for each Lender), each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance:

         (a) ORGANIZATIONAL DOCUMENTS. A certificate of a senior officer of each Borrower and Forest dated the Effective Date certifying the articles and by-laws for each Borrower and Forest, respectively, have not been amended since December 31, 1996 and certifying the corporate authority for each Borrower and Forest.

         (b) EXISTENCE. A certificate from the Ministry of Consumer and Corporate Affairs of Saskatchewan dated as of a recent date as to the continuing existence of the Company.

         (c) OFFICER'S CERTIFICATE. A certificate of a senior officer of the Company, dated the Effective Date, to the effect set forth in the first sentence of Section 6.02 hereof.

         (d) OPINION OF COUNSEL TO THE COMPANY. An opinion, dated the Effective Date, of Macleod Dixon, counsel to the Company, substantially in the form of Exhibit B hereto and covering such other matters as the Administrative Agent or any Lender may reasonably request (and the Company hereby confirms that it has instructed such counsel to deliver such opinion to the Lenders and the Administrative Agent).

         (e) OPINION OF CANADIAN COUNSEL TO CHASE CANADA. An opinion, dated the Effective Date, of Stikeman, Elliott, Canadian counsel to Chase Canada, substantially in the form of Exhibit C hereto (and Chase Canada hereby instructs such counsel to deliver such opinion to the Lenders).

         (f) NOTES AND SWINGLINE NOTES. The existing Notes, duly completed and executed for each Lender and the existing Swingline Note duly completed and executed for BOM.

         (g) SECURITY DOCUMENTS. The existing Security Documents duly executed and delivered by the Company, the Administrative Agent and other Relevant Parties and registered, filed and recorded where required to ensure the priority thereof against any other competing interests.

         (h) FOREST GUARANTEE. The Forest Guarantee, duly completed and executed.

         (i) FOREST DEBENTURE. The Forest Debenture and a deposit agreement in respect thereof duly executed and delivered by Forest, providing for a Lien on the Properties acquired by Forest pursuant to the Forest Purchase Agreement.

         (j) 3189503 GUARANTEE AGREEMENT. The 3189503 Guarantee and Pledge Agreement duly executed and delivered by 3189503 (as successor to Atcor Resources' position as direct owner of all of the issued and outstanding shares of Canadian Forest) and the Company, pledging all such shares to the Company, and the certificates identified in Section 3.10 thereof accompanied by undated stock powers in blank.

         (k) FOREST SALE. The Forest Purchase Agreement duly completed and executed.

         (l)  UNDERLYING LOANS.   Evidence satisfactory to the Administrative
    Agent and the Lenders that each of the conditions precedent to the extension of credit contained in the Canadian Forest Credit Agreement have been satisfied (and the Administrative Agent and each Lender shall have received copies of all existing documents delivered pursuant to the Canadian Forest Credit Agreement including but not limited to the Underlying Security Documents and all registrations filed in respect thereof).

         (m) GOVERNMENTAL APPROVALS. Evidence satisfactory to the Administrative Agent and the Lenders that all governmental and third-party consents and approvals necessary in connection with the Acquisition, the financing hereunder and the Loan Documents and under the Underlying Loan Documents and the security therefor and the other transactions contemplated hereby and thereby have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Lenders) and are in full force and effect; all applicable waiting periods have expired without any action being taken by any competent authority; and no law or regulation is applicable (in the reasonable judgment of the Lenders) that restrains, prevents or imposes materially adverse conditions upon the Acquisition, the financing hereunder or thereunder, or any security therefor or any of the other transactions contemplated hereby or thereby.

         (n) NO MATERIAL ADVERSE CHANGE. Evidence satisfactory to the Administrative Agent and the Lenders that: (i) since March 31, 1997, there has been no material adverse change in the consolidated financial condition, operations, business or prospects taken as a whole of Forest and its Subsidiaries from that set forth in Forest's Form 10Q for the quarter ended March 31, 1997 filed with the U.S. Securities and Exchange Commission pursuant to the United States Securities and Exchange Act of 1934, as amended; and

         (ii) completion of the Forest Purchase Agreement will not result in any termination, cancellation or other Material Adverse Effect in respect of the Property included in the Forest Purchase Agreement or in Forest's title to or interest in that property.

         (o) NO CONFLICT. A certificate of a senior officer of Forest that none of the transactions contemplated herein conflict with, violate or result in a default under any indentures, agreements or other documents providing for or relating to any indebtedness or other obligations aggregating U.S.$500,000 or more of any of Forest, Canadian Forest or any of their respective Subsidiaries or cause any of such Persons to be required to prepay, purchase, redeem or acquire any of such Indebtedness or obligation or any other securities issued by any of such Persons for an aggregate cost exceeding U.S.$500,000.

         (p) SECURITY CONFIRMATION. A Second Security Confirmation and Amendment Agreement among the Administrative Agent, the Company, ProMark, Canadian Forest, 3189503 and Forest relating to the security and guarantees given in connection with the Original Credit Agreement and terminating the Atcor Resources Pledge Agreement.

         (q) OTHER DOCUMENTS. Such other documents (including without limitation certificates from senior officers of 3189503 and Forest) as the Administrative Agent or any Lender or special New York or Canadian counsel to Chase Canada may reasonably request.

         The effectiveness of the amendment and restatement of the Original

Credit Agreement provided for hereby is also subject to the payment by or on behalf of Forest of such fees as Forest shall have agreed to pay or deliver on or prior to the Effective Date pursuant to the Fee Letter, including, without limitation, the reasonable fees and expenses of Stikeman, Elliott, Canadian counsel to Chase Canada and Milbank, Tweed, Hadley & McCloy, special New York counsel to Chase Canada, in connection with the negotiation, preparation, execution and delivery of this Agreement and the Notes and the other Loan Documents and the extensions of credit hereunder (to the extent that statements for such fees and expenses have been delivered to the Company).

         6.02 EFFECTIVENESS AND SUBSEQUENT EXTENSIONS OF CREDIT. The obligation of the Lenders to make any Loan or otherwise extend any credit to the Company upon the occasion of each borrowing or other extension of credit hereunder (including the initial extension of credit) is subject to the further conditions precedent that, both immediately prior to the making of such Loan or other extension of credit and also after giving effect thereto and to the intended use thereof:

         (a) no Default shall have occurred and be continuing PROVIDED that if the only Default is a failure to make a payment when due on a Swingline Loan, the Company shall have the ability to Convert such Swingline Loan to a Canadian Prime Loan;

         (b)  the representations and warranties made by the Company in
    Section 7 and Section 11.17 hereof, and in each of the other Loan Documents to which it is a party, shall be true and complete on and as of the date of the making of such Loan or other extension of credit with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

         (c) the aggregate Principal Amount of the Loans and Bankers' Acceptances and of Letter of Credit Liabilities (with the amount of Loans and Letter of Credit Liabilities in U.S. Dollars expressed as an Equivalent Amount in Canadian Dollars) outstanding hereunder shall not exceed the Borrowing Base as determined pursuant to Section 1.03 hereof;

         (d) the aggregate Principal Amount of each Type of Loan (including Swingline Loans) and all Bankers' Acceptances and of Letter of Credit Liabilities outstanding hereunder shall not be respectively greater than the sum of the corresponding aggregate Principal Amounts of the Types of Loans (including Swingline Loans) and aggregate Letter of Credit Liabilities (all such terms as being defined in the Canadian Forest Credit Agreement) under the Canadian Forest Credit Agreement; and

         (e) the rates of interest, fees and other amounts payable in respect of Loans, Bankers' Acceptances and Letters of Credit hereunder shall be the same or less than the rates of interest, fees and other amounts payable in respect of corresponding Types of Loans and Letters of Credit provided under the Canadian Forest Credit Agreement.

Each notice of borrowing or request for the issuance of a Letter of Credit or purchase of a Bankers' Acceptance by the Company hereunder shall constitute a certification by the Company to the effect set forth in this Section 6.02 (both as of the date of such notice or request and, unless the Company otherwise notifies the Administrative Agent prior to the date of such borrowing or issuance, as of the date of such borrowing or issuance).

         Section 7. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Administrative Agent and the Lenders that:

         7.01 CORPORATE EXISTENCE. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could (either individually or in the aggregate) have a Material Adverse Effect.

         7.02 FINANCIAL CONDITION. The Company has heretofore caused Canadian Forest to furnish to each of the Lenders consolidated balance sheets of Atcor Resources as at December 31, 1996 and the related consolidated statements of income, retained earnings and cash flows of Canadian Forest and its Subsidiaries for the fiscal year ended on said date, with the opinion thereon (in the case of said consolidated balance sheet and statements) of Price Waterhouse, and the unaudited consolidated balance sheets of Canadian Forest and its Subsidiaries as at March 31, 1997 and the related consolidated statements of income, retained earnings and cash flows of Canadian Forest and its Subsidiaries for the three-month period ended on such date. All such financial statements are complete and correct and present fairly, in all material respects, the consolidated financial condition of Canadian Forest and its Subsidiaries in accordance with generally accepted accounting principles then in effect in Canada. Neither 3189503, Canadian Forest nor any of its Subsidiaries has on the date hereof any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheets as at said dates. Since March 31, 1997 there has been no material adverse change in the consolidated financial condition, operations, business or prospects taken as a whole of Canadian Forest and its Subsidiaries from that set forth in said financial statements as at said date.

         7.03 LITIGATION. Except as disclosed to the Lenders in writing prior to the date of this Agreement, there are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Company) threatened against the Company or any of the Relevant Parties or affecting the Forest Pledged Properties that, if adversely determined could (either individually or in the aggregate) have a Material Adverse Effect.

         7.04 NO BREACH. None of the execution and delivery of this Agreement and the Notes, the other Loan Documents, and the Underlying Loan Documents, the consummation of the transactions herein and therein contemplated, or compliance with the terms and provisions hereof and thereof, will conflict with or result in a breach of, or require any consent under, the organizational documents of the Company, the BOM Agreement, the Forest Indenture, the Forest Indenture Guaranty or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which the Company is a party or by which it or any of its Property is bound or to which it is subject (including the Forest Indenture and the Forest Indenture Guaranty), or constitute a default under any such agreement or instrument, or (except for the Liens created pursuant to the Security Documents) result in the creation or imposition of any Lien upon any Property of the Company pursuant to the terms of any such agreement or instrument.

         7.05 ACTION. The Company has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations under each of the Loan Documents and the Underlying Loan Documents; the execution, delivery and performance by the Company of each of the Loan Documents and the Underlying Loan Documents has been duly authorized by all necessary corporate action on its part (including, without limitation, any required shareholder approvals); and this Agreement has been duly and validly executed and delivered by the Company and constitutes, and each of the Notes and the other Loan Documents and the Underlying Loan Documents when executed and delivered (in the case of the Notes and the Bankers' Acceptances, for value) will constitute, its legal, valid and binding obligation, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by
(a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         7.06 APPROVALS. No authorizations, approvals or consents of (including any exchange control approval), and no filings or registrations with, any governmental or regulatory authority or agency, or any securities exchange, are necessary for the execution, delivery or performance by the Company of this Agreement, any of the other Loan Documents, the BOM Agreement or any of the Underlying Loan Documents or for the legality, validity or enforceability hereof or thereof, except for filings and recordings in respect of the Liens created pursuant to the Security Documents.

         7.07 USE OF CREDIT. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

         7.08 TAXES. The Company has filed all Canadian federal income tax returns required to be filed pursuant to the Income Tax Act (Canada) and all other material tax returns that are required to be filed by the Company and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company. The charges, accruals and reserves on the books of the Company in respect of taxes and other governmental charges are, in the opinion of the Company, adequate. The Company has not given or been requested to give a waiver of the statute of limitations relating to the payment of any taxes or other impositions.

         7.09  MATERIAL AGREEMENTS AND LIENS.

         (a) Other than the Loan Documents, the Underlying Loan Documents and the guaranty given in respect of the Forest Indenture (the "FOREST INDENTURE GUARANTY"), the Company is not a party to any credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Company, on the date hereof.

         (b) Other than the Liens created pursuant to the Security Documents, there are no Liens securing Indebtedness of any Person and covering Property of the Company on the date hereof.

         7.10 SUBSIDIARIES, ETC. The Company has no Subsidiaries and holds no Investments in any Person on the date hereof other than (i) the Forest Indenture Guaranty and (ii) pursuant to the Underlying Loan Documents.

         7.11 TRUE AND COMPLETE DISCLOSURE. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Company to the Administrative Agent or any Lender in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by the Company to the Administrative Agent and the Lenders in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to the Company that could have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lenders for use in connection with the transactions contemplated hereby or thereby.

         7.12 CAPITALIZATION. The issued capital stock of the Company will consist, on the Effective Date, of one share of common stock. As of the Effective Date all of such issued and outstanding share of common stock is owned beneficially and of record by Forest. As of the Effective Date there are no outstanding Equity Rights with respect to the Company.

         7.13 SPECIAL PURPOSE COMPANY. The Company has (a) no material assets other than the Underlying Loans and (b) no Indebtedness, and no material obligations other than its obligations under (i) the Loan Documents, (ii) the Underlying Loan Documents and (iii) the Forest Indenture Guaranty.

         Section 8. COVENANTS OF THE COMPANY. The Company covenants and agrees with the Lenders and the Administrative Agent that, so long as any Commitment, Loan, Letter of Credit Liability or Bankers' Acceptance is outstanding and until payment in full of all amounts payable by the Company hereunder:

         8.01 FINANCIAL STATEMENTS ETC. The Company shall deliver (with respect to clauses (c) and (d) below) and shall cause Canadian Forest (with respect to clauses (a) and (b) below) to deliver to each of the Lenders (provided that the consolidating financial statements referred to in clauses (a) and (b) below need only be delivered if they have been prepared by Canadian Forest):

         (a) as soon as available and in any event within 60 days after the end of each quarterly fiscal period of each fiscal year of Canadian Forest, consolidated and consolidating statements of income, retained earnings and cash flows of Canadian Forest and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated and consolidating balance sheets of Canadian Forest and its Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the corresponding periods in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year), accompanied by a certificate of a senior financial officer of Canadian Forest which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of Canadian Forest and its Subsidiaries, and said consolidating financial statements fairly present in all material respects the respective individual unconsolidated financial condition and results of operations of Canadian Forest and of its Subsidiaries, in each case in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

         (b) as soon as available and in any event within 100 days after the end of each fiscal year of Canadian Forest, consolidated and consolidating statements of income, retained earnings and cash flows of Canadian Forest and its Subsidiaries for such fiscal year and the related consolidated and consolidating balance sheets of its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the preceding fiscal year, and accompanied (i) in the case of said consolidated statements and balance sheet of Canadian Forest, by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of Canadian Forest and its Subsidiaries as at the end of, and for, such fiscal year in accordance with generally accepted accounting principles, and (ii) in the case of said consolidating statements and balance sheets, by a certificate of a senior financial officer of Canadian Forest, which certificate shall state that said consolidating financial statements fairly present in all materials respects the respective individual unconsolidated financial condition and results of operations of Canadian Forest and of each of its Subsidiaries, in each case in accordance with GAAP, consistently applied, as at the end of, and for, such fiscal year;

         (c) as soon as available and in any event within 60 days after the end of each quarterly fiscal period of each fiscal year of the Company, statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period and the related balance sheets of the Company as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding periods in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year), accompanied by a certificate of a senior financial officer of the Company, which certificate shall state that said financial statements fairly present in all material respects the financial condition and results of operations of the Company in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

         (d) as soon as available and in any event within 100 days after the end of each fiscal year of the Company, statements of income, retained earnings and cash flows of the Company for such fiscal year and the related balance sheets of the Company as at the end of such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by a certificate of a senior financial officer of the Company, which certificate shall state that said financial statements fairly present, in all material respects, the financial condition and results of operations of the Company in accordance with GAAP, consistently applied, as at the end of, and for, such fiscal year;

         (e) promptly upon receipt by the Company, copies of all financial statements, certificates, notices and other documents that the Company shall have received from the Relevant Parties (other than the financial statements required under Sections 8.01(a) and (b)) pursuant to the Underlying Loan Documents;

         (f) promptly upon their becoming available, copies of all prospectuses, registration statements and regular periodic reports, if any, that the Company or any of the Relevant Parties shall have filed with any securities commission in Canada having jurisdiction or any Canadian or United States national securities exchange;

         (g) promptly upon the mailing thereof to the public shareholders of the Company or any of the Relevant Parties, if any, generally, copies of all financial statements, reports and proxy circulars or statements so mailed;

         (h)  on or before each Report Delivery Date, the Borrowing Base
    Reports;

         (i) promptly after the Company knows or has reason to believe that any Default has occurred hereunder or under any of the Underlying Loan Documents, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action taken or proposed to be taken with respect thereto; and

         (j) from time to time such other information regarding the financial condition, operations, business or prospects of the Company, Forest or the Relevant Parties as any Lender or the Administrative Agent may reasonably request.

The Company will furnish to each Lender, at the time it causes Canadian Forest to furnish each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a senior financial officer of the Company (i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action it has taken or proposes to take with respect thereto) and (ii) setting forth in reasonable detail the computations necessary to determine whether the Company is in compliance with Sections 8.09, 8.10 and 8.11 hereof as of the end of the respective quarterly fiscal period or fiscal year.

         8.02 LITIGATION. The Company will promptly give to each Lender notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceedings, affecting the Company or any of the Relevant Parties or the Forest Pledged Properties, except proceedings that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect. Without limiting the generality of the foregoing, the Company will give to each Lender notice of the assertion of any Environmental Claim by any Person against, or with respect to the activities of, the Relevant Parties or in respect of the Forest Pledged Properties and notice of any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any Environmental Claim or alleged violation which, if adversely determined, would not have a Material Adverse Effect.

         8.03  EXISTENCE, ETC.  The Company will:

         (a) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises;

         (b) comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements could (either individually or in the aggregate) have a Material Adverse Effect;

         (c) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

         (d) maintain all of its Properties, if any, used or useful in its business in good working order and condition, ordinary wear and tear excepted;

         (e) keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied; and

         (f) permit representatives of any Lender or the Administrative Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Administrative Agent (as the case may be).

         8.04 GOVERNMENTAL APPROVALS. The Company will promptly obtain from time to time at its own expense and at all times maintain in full force and effect without any material modification or amendment, all such governmental licenses, authorizations, registrations, consents, permits and approvals as may be required for the Company to (a) comply with its obligations, and preserve its rights under, each of the Loan Documents and the Underlying Loan Documents and
(b) maintain the existence, priority and perfection of the Liens purported to be created under the Security Documents.

         8.05 PROHIBITION OF FUNDAMENTAL CHANGES. The Company will not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Company will not acquire any business or (other than as contemplated by the Underlying Loan Documents) Property from, or capital stock of, or be a party to any acquisition of, any Person. The Company will not convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of its business or Property, whether now owned or hereafter acquired.

         8.06 LIMITATION ON LIENS. The Company will not create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired except Liens created pursuant to the Security Documents and Liens imposed by any governmental authority for taxes, assessments or charges not yet due.

         8.07 INDEBTEDNESS. The Company will not create, incur or suffer to exist any Indebtedness except Indebtedness to the Lenders hereunder and the Forest Indenture Guaranty.

         8.08 INVESTMENTS. The Company will not make or permit to remain outstanding any Investments other than (i) as contemplated by the Underlying Loan Documents and (ii) the Forest Indenture Guaranty.

         8.09 DIVIDEND PAYMENTS. The Company will not make any Dividend Payment at any time; PROVIDED that the Company may make Dividend Payments in an amount in any one fiscal year not to exceed the cumulative net income of the Company for such and previous fiscal years (to the extent the net income of the Company in any prior fiscal year has not previously been distributed pursuant to this Section 8.09) if after giving effect to such Dividend Payment no Default shall have occurred and be continuing or shall occur as a result of the making of such Dividend Payment.

         8.10  DEBT COVERAGE RATIO; INTEREST COVERAGE RATIO.

         (a) The Company will not permit the Debt Coverage Ratio for any period of two complete consecutive fiscal quarters (treated for this purpose as a single accounting period), to be less than 1.50 to 1 as of the end of any fiscal quarter of Canadian Forest.

         (b) The Company will not permit the Interest Coverage Ratio for any period of two complete consecutive fiscal quarters (treated for this purpose as a single accounting period), to be less than 3.00 to 1 as of the end of any fiscal quarter of Canadian Forest.

         8.11 WORKING CAPITAL. The Company will not permit the current assets of Canadian Forest and the Subsidiary Borrowers (determined on a consolidated basis in accordance with GAAP) to be equal to or less than the current liabilities of Canadian Forest and the Subsidiary Borrowers (so determined). For purposes hereof, the terms "CURRENT ASSETS" and "CURRENT LIABILITIES" shall have the respective meanings assigned to them by GAAP, PROVIDED that in any event there shall be (i) included in current assets the Available Borrowing Amount (but only to the extent such Available Borrowing Amount could then be utilized as provided in Section 6.02 hereof), (ii) excluded from current liabilities all Indebtedness under the Canadian Forest Credit Agreement and
(iii) the current portion of any gas balancing liabilities.

         8.12 LINES OF BUSINESS. The Company will not engage in any business other than (i) the extension of credit to Canadian Forest and the Subsidiary Borrowers pursuant to the Canadian Forest Credit Agreement and activities reasonably related thereto, (ii) the borrowings and other extensions of credit contemplated hereunder and activities reasonably related thereto and (iii) the granting of the Forest Indenture Guaranty.

         8.13 TRANSACTIONS WITH AFFILIATES. Except as expressly permitted by this Agreement, the Company will not: (a) make any Investment in an Affiliate;
(b) transfer, sell, lease, assign or otherwise dispose of any Property to an Affiliate; (c) merge into or consolidate with or purchase or acquire Property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, Guarantees and assumptions of obligations of an Affiliate); PROVIDED that (i) any Affiliate who is an individual may serve as a director, officer or employee of the Company and receive reasonable compensation for his or her services in such capacity and (ii) Canadian Forest may sell the Forest Pledged Properties to Forest in accordance with the provisions of the Forest Purchase Agreement.

         8.14 USE OF PROCEEDS. The Company will use the proceeds of the Loans (including the Swingline Loans) solely for extending credit to Canadian Forest and the Subsidiary Borrowers as contemplated by the Underlying Loan Documents (in each case in compliance with all applicable legal and regulatory requirements); PROVIDED that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds.

         8.15 SUBSIDIARIES. The Company will at all times continue to have no Subsidiaries.

         8.16 OWNERSHIP OF THE COMPANY. The Company will at all times continue to be a Wholly Owned Subsidiary of Forest.

         8.17 MODIFICATIONS OF CERTAIN DOCUMENTS AND PAYMENTS. The Company will not consent to any modification, supplement or waiver of any of the provisions of any of the Underlying Loan Documents, the Forest Indenture Guaranty or the charter documents of the Company without the prior consent of the Administrative Agent (with the approval of the Majority Lenders or such other percentage of the Lenders as is required by the Underlying Loan Documents).

         8.18  INCORPORATION BY REFERENCE.  The Company will cause each of
Atcor Resources, Canadian Forest, the Subsidiary Borrowers and Forest to perform, comply with and be bound by each of the covenants, agreements and obligations contained in the Underlying Loan Documents and will at all times administer the Canadian Forest Credit Agreement in such manner so as to insure that the Company is able to strictly comply with the provisions of this Agreement and the other Loan Documents including, without limitation, compliance with Section 6.02(d) and (e) hereof.

         8.19 NO ACTION TO AFFECT SECURITY DOCUMENTS. The Company shall not do anything to adversely affect the priority of the Security Documents given or to be given in respect of the obligations of the Company hereunder.

         8.20 FURTHER ASSURANCES. The Company shall, after notice thereof from Lender or the Administrative Agent, do all such further acts and things and execute and deliver all such further documents or, with respect to the Underlying Security Documents, cause the applicable Relevant Party to do such further acts and things and deliver all such further documents, in each case, as shall be reasonably requested by the Administrative Agent in order to give effect to this Agreement and the Security Documents and shall cause the same to be registered wherever, in the opinion of the Administrative Agent, such registration may be required or advisable to preserve, perfect or validate or continue the perfected status of any deemed or other Lien granted pursuant to a Security Document or to enable the Administrative Agent to exercise and enforce its rights hereunder with respect to such deemed or other Lien.

         8.21 SUBSIDIARY BORROWERS. The Company will ensure that, before any Subsidiary of Canadian Forest becomes a Subsidiary Borrower, that Subsidiary is a Wholly Owned Subsidiary and provides all required documents, security and opinions as required by the Administrative Agent in that regard pursuant to
Section 8.28 of the Canadian Forest Credit Agreement and in any event will cause that Wholly Owned

Subsidiary to provide each Lender with the representations and warranties provided in Section 7 of the Canadian Forest Credit Agreement.

         Section 9.  EVENTS OF DEFAULT; REMEDIES.

         9.01 EVENTS OF DEFAULT. If one or more of the following events (herein called "EVENTS OF DEFAULT") shall occur and be continuing:

         (a) The Company shall (i) default in the payment when due (whether at stated maturity or upon mandatory or optional prepayment) of any principal of or interest on any Loan (other than Swingline Loans), Letter of Credit Reimbursement Obligations or any Bankers' Acceptance, any fee or any other amount payable by it hereunder or under any other Loan Document or (ii) default in the payment when due (whether on demand, at stated maturity or upon mandatory or optional prepayment) of any principal or interest on a Swingline Loan following the expiration of a 3 Business Day grace period that shall begin upon the Company's receipt of demand for payment on such Swingline Loan; provided that with respect to this clause (ii) the Company shall otherwise be capable of Converting such Swingline Loan to another Type of Loan; or

         (b) Any Relevant Party shall default in the payment when due (whether at stated maturity or upon mandatory or optional prepayment) of any principal of or interest on any Underlying Loan or any fee or any other amount payable by it (whether such fee or other amount is payable on demand or otherwise) under any Underlying Loan Document; or

         (c) Any of the Relevant Parties shall default in the payment when due of any principal of or interest on any of its Indebtedness to the Company pursuant to the Underlying Loan Documents (other than as provided in clause (b) of this Section 9); or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the Company (or a trustee or agent on behalf of the Company) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise); or

         (d) The Company or any of the Relevant Parties shall default in the payment when due of any principal of or interest on any of its other Indebtedness aggregating C$500,000 or more; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity or to have the interest rate thereon reset to a level so that securities evidencing such Indebtedness trade at a level specified in relation to the par value thereof; or Forest or any Relevant Party shall default in the payment when due of any amount aggregating C$100,000 or more under any Interest Rate Protection Agreement or Commodity Hedging Agreement; or any event specified in any Interest Rate Protection Agreement or Commodity Hedging Agreement shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit, termination or liquidation payment or payments aggregating C$250,000 or more to become due; or

         (e) Any representation, warranty or certification made or deemed made herein or in any other Loan Document (or in any modification or supplement hereto or thereto) by the Company, Forest or any of the Relevant Parties or any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof or thereof, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

         (f) (i) The Company shall default in the performance of any of its obligations under any of Sections 8.01(i), 8.05, 8.06, 8.07, 8.08, 8.09,
    8.10, 8.11, 8.12, 8.14, 8.17 or 8.18 hereof or the Company shall default in the performance of any of its obligations in any of the Underlying Loan Documents; or (ii) the Company shall default in the performance of any of its other obligations in this Agreement or any other Loan Document and such default shall continue unremedied for a period of thirty or more days after notice thereof to the Company by the Administrative Agent or any Lender (through the Administrative Agent); or

         (g) The Company, Forest or any Relevant Party shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

         (h) The Company, Forest or any Relevant Party shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (iv) take any corporate action for the purpose of effecting any of the foregoing or (v) do the equivalent of any of the foregoing under the laws of the United States or Canada; or

         (i) A proceeding or case shall be commenced, without the application or consent of the Company, Forest or any of the Relevant Parties, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Company, Forest or such Relevant Party or of all or any substantial part of its Property, (iii) similar relief in respect of the Company, Forest or such Relevant Party under the Bankruptcy and Insolvency Act (Canada) or any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days or (iv) the equivalent of any of the foregoing under the laws of the United States or Canada; or

         (j) A final judgment or judgments for the payment of money of C$1,000,000 (or C$50,000 in the case of the Company) or more in the aggregate (exclusive of judgment amounts fully covered by insurance (subject to ordinary and customary deductibles) where the insurer has admitted liability in respect of the full amount (subject to ordinary and customary deductibles) of such judgment(s) in excess of C$1,000,000 (or C$50,000 in the case of the Company) and in respect of which the Majority Lenders believe such insurer has the financial ability to satisfy the full amount of such judgment(s)) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against the Company or any of the Relevant Parties and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the Company or such Relevant Party shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

         (k) At any time that the Forest Indenture Guaranty is in effect or, pursuant to the terms of Forest Indenture, is required to be in effect (unless such provision has been waived in accordance with the Forest Indenture), an "Event of Default" as defined in the Forest Indenture has occurred and is continuing; or

         (l) Any governmental authority shall take any action to condemn, seize, nationalize or appropriate any substantial portion of the Property of the Company either with or without payment of compensation) or shall take any action that, in the opinion of the Majority Lenders, adversely affects the ability of the Company to perform its obligations under this Agreement or any other Loan Document; or

         (m) The Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Administrative Agent, free and clear of all other Liens, or, except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by the Company; or

         (n) Any Governmental Authority shall assert claims against the Company or any Relevant Party, or any other Person shall commence any proceeding against the Company or any Relevant Party before any court, administrative tribunal or other body having jurisdiction over the Company or such Relevant Party, in either such case based on or arising from the generation, storage, transport, handling or disposal of Hazardous Materials by the Company, such Relevant Party or an affiliate thereof, or any predecessor in interest of the Company, such Relevant Party or affiliate, or relating to any site or facility owned, operated or leased by the Company, such Relevant Party or affiliate, which claims or liabilities (insofar as they are payable by the Company, such Relevant Party but after deducting any portion thereof which is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor), and the amount thereof is, singly or in the aggregate, reasonably anticipated to have a Material Adverse Effect and such claim is not withdrawn or such proceeding is not withdrawn or dismissed, as the case may be, within 45 days after the assertion or commencement thereof, as applicable; or

         (o) Any "Event of Default" shall occur and be continuing under the Second Amended and Restated Credit Agreement dated as of January 31, 1997 among Forest, the Subsidiary Guarantors and Subsidiary Obligors mentioned therein, the lenders party thereto and Chase Manhattan, as agent (as such agreement is amended, supplemented and modified from time to time); or

         (p) The Company or any Borrower shall cease to be a Wholly Owned Subsidiary of Forest; or

         (q) Any Event of Default (as defined in any Underlying Loan Document) shall occur and be continuing; or

         (r) The aggregate Principal Amount of each Type of Loan (including Swingline Loans) and all Bankers' Acceptances and of Letter of Credit Liabilities outstanding hereunder shall be respectively greater than the sum of the corresponding aggregate Principal Amounts of the Types of Loans (including Swingline Loans) and aggregate Letter of Credit Liabilities (as all such terms are defined in the Canadian Forest Credit Agreement) under the Canadian Forest Credit Agreement; or

         (s) Any of the rates of interest, fees and other amounts payable in respect of Loans, Bankers' Acceptances and Letters of Credit hereunder shall be greater than the rates of interest, fees and other amounts payable in respect of corresponding types of loans and Letters of Credit provided under the Canadian Forest Credit Agreement; or

         (t) The Company shall at any time consent or agree (where its consent or agreement is required) to any amendment or supplement to the terms of the Forest Indenture in the form dated September 8, 1993 that may materially adversely affect the Lenders' interests under this Agreement or the other Loan Documents without the prior written consent of the Majority Lenders, or if at any time, the Forest Indenture Guaranty shall not be subordinated in right of payment to the prior payment of all of the Indebtedness of the Company to the Lenders under any of the Loan Documents to the extent, in the manner and in accordance with all of the provisions of the Forest Indenture in the form dated September 8, 1993.

THEREUPON: (1) in the case of the occurrence and during the continuance of an Event of Default other than one referred to in clause (a)(ii), clause (h) or (i) of this Section 9.01 with respect to the Company, the Administrative Agent may and, upon request of the Majority Lenders, will, by notice to the Company, terminate the Commitments and/or declare the Principal Amount then outstanding of, and the accrued interest on, the Loans, the Swingline Loans, the Letter of Credit Reimbursement Obligations, the Bankers' Acceptances and all other amounts payable by the Company hereunder and under the Notes (including, without limitation, any amounts payable under Section 5.05, 5.06, 5.07 or 5.08 hereof) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company; (2) in the case of the occurrence of an Event of Default referred to in clause (h) or (i) of this Section 9.01 with respect to the Company, the Commitments shall automatically be terminated and the Principal Amount then outstanding of, and the accrued interest on, the Loans, the Swingline Loans, the Letter of Credit Reimbursement Obligations, the Bankers' Acceptances and all other amounts payable by the Company hereunder and under the Notes (including, without limitation, any amounts payable under Section 5.05, 5.06, 5.07 or 5.08 hereof) shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company; and (3) in the case of the occurrence and during the continuance of an Event of Default referred to in clause (a)(ii) of this Section 9.01 with respect to the Company, the Administrative Agent may and, upon request of BOM, will, by notice to the Company, terminate BOM's Commitment to make Swingline Loans pursuant to Section 2.05 and/or declare the Principal Amount then outstanding of, and accrued interest on, the Swingline Loans and all other amounts payable under the Swingline Note to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company.

         In addition, upon the occurrence and during the continuance of any Event of Default (if the Administrative Agent has declared the Principal Amount then outstanding of, and accrued interest on, the Loans and all other amounts payable by the Company hereunder and under the Notes to be due and payable), the Company agrees that (i) it shall provide cover for the Letter of Credit Liabilities, BA Loans and the Bankers' Acceptance Liabilities by paying to the Administrative Agent immediately available funds in an amount equal to the aggregate undrawn face amount of all Letters of Credit and the aggregate Principal Amount of all BA Loans and Bankers' Acceptances, which funds shall be held by the Administrative Agent in the Cash Collateral Account as collateral security in the first instance PRO RATA for the Letter of Credit Liabilities, Bankers' Acceptances and BA Loans and be subject to withdrawal only as therein provided and (ii) the Administrative Agent and the Lenders may, in addition to any other rights and remedies that they may have hereunder or in law or at equity in that event, realize on all or any part of the Security Documents held by them for the Company's obligations hereunder. Payment of the Principal Amount of any BA Loan as provided in paragraph (i) above shall satisfy the obligation to pay any interest accrued on that BA Loan.

         9.02 REMEDIES CUMULATIVE. It is expressly understood and agreed that the rights and remedies of each of the Administrative Agent and the Lenders under the Loan Documents are cumulative and are in addition to and not in substitution for any rights or remedies provided by law; any single or partial exercise by a Lender or by the Administrative Agent on behalf of any Lender of any right or remedy for a default or breach of any term, covenant, condition or agreement herein or therein contained shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which such Lender may be lawfully entitled for the same default or breach, and any waiver by the Administrative Agent or any Lender of the strict observance, performance or compliance with any term, covenant, condition or agreement herein or therein contained, and any indulgence granted thereby, shall not be deemed a waiver of any subsequent default. The Administrative Agent, on behalf of the Lenders and acting on the instructions of the Majority Lenders (or BOM in the case of Swingline Loans) may, or failing such action by the Administrative Agent, the Majority Lenders (or BOM in the case of Swingline Loans) may, to the extent permitted by applicable law, bring suit at law, in equity or otherwise for any available relief or purpose including but not limited to:

         (a) the specific performance of any covenant or agreement contained in the Loan Documents;

         (b)  enjoining a violation of any of the terms of the Loan Documents;

         (c) aiding in the exercise of any power granted by the Loan Documents or by law; or

         (d) obtaining and recovering judgment for any and all amounts due in respect of the Company's obligations under this Agreement.

         9.03 LENDERS MAY PERFORM COVENANTS. If the Company shall fail to perform any covenant on its part herein contained, the Administrative Agent may on behalf of the Lenders and with the approval of the Majority Lenders, perform any such covenant capable of being performed by the Administrative Agent and, if any such covenant requires the payment or expenditure of money, the Administrative Agent may make such payment or expenditure with its own funds on behalf of the Lenders. All amounts so paid by the Administrative Agent hereunder shall be repaid by the Company on demand therefor, and shall bear interest at the rate set forth in Section 3.04 commencing on the date following a demand for payment of such amounts.

         Section 10.  THE ADMINISTRATIVE AGENT.

         10.01 APPOINTMENT, POWERS AND IMMUNITIES. Each Lender hereby appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 10.05 and the first sentence of Section 10.06 hereof shall include reference to its Affiliates and its own and its Affiliates' officers, directors, employees and agents):

         (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Lender;

         (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by the Company or any other Person to perform any of its obligations hereunder or thereunder;

         (c) shall not, except to the extent expressly instructed by the Majority Lenders with respect to collateral security under the Security Documents, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; and

         (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct.

The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Administrative Agent may deem and treat the payee of a Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with the Administrative Agent, together with the consent of the Company to such assignment or transfer (to the extent required by Section 11.06(b) hereof).

         10.02 RELIANCE BY ADMINISTRATIVE AGENT. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telex, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Majority Lenders, and such instructions of the Majority Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

         10.03 DEFAULTS. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received notice from a Lender or the Company specifying such Default and stating that such notice is a "Notice of Default". In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 10.07 hereof) take such action with respect to such Default as shall be directed by the Majority Lenders, PROVIDED that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority Lenders or all of the Lenders.

         10.04 RIGHTS AS A LENDER. With respect to its Commitment, the Loans made by it, its Letters of Credit Interest and the Bankers' Acceptances held by it, Chase Canada (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative
Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.
Chase Canada (and any successor acting as Administrative Agent) and its affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the Company (and any of its Affiliates) as if it were not acting as the Administrative Agent, and Chae Canada (and any such successor) and its affiliates may accept fees and other consideration from the Company for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

         10.05 INDEMNIFICATION. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed under Section 11.03 hereof, but without limiting the obligations of the Company under said Section 11.03) ratably in accordance with the aggregate Principal Amount of the Loans, Letter of Credit Reimbursement Obligations and Bankers' Acceptances held by the Lenders (or, if no Loans, Letter of Credit Reimbursement Obligations or Bankers' Acceptances are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that the Company is obligated to pay under Section 11.03 hereof, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, PROVIDED that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

         10.06 NON-RELIANCE ON ADMINISTRATIVE AGENT AND OTHER LENDERS. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company, Forest, the Relevant Parties and their Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Company of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the

Properties or books of the Company. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder or under the Security Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Company, Forest, the Relevant Parties or any of their Subsidiaries (or any of their affiliates) that may come into the possession of the Administrative Agent or any of its affiliates.

         10.07 FAILURE TO ACT. Except for action expressly required of the Administrative Agent hereunder and under the other Loan Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 10.05 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

         10.08 RESIGNATION OR REMOVAL OF ADMINISTRATIVE AGENT. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Company, and the Administrative Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, that shall be a bank that has an office in Toronto or Calgary, Canada with a combined capital and surplus of at least C$75,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this
Section 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

         10.09 CONSENTS UNDER OTHER LOAN DOCUMENTS. Except as otherwise provided in Section 8.17 and Section 11.04 hereof with respect to this Agreement, the Administrative Agent may, with the prior consent of the Majority Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents, PROVIDED that, without the prior consent of each Lender, the Administrative Agent shall not (except as required herein, in the Canadian Forest Credit Agreement or in the Security Documents) release any collateral or otherwise terminate any Lien under any Security Document providing for collateral security, agree to additional obligations being secured by such collateral security (unless the Lien for such additional obligations shall be junior to the Lien in favor of the other obligations secured by such Security Document, in which event the Administrative Agent may consent to such junior Lien provided that it obtains the consent of the Majority Lenders thereto), alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents or release any guarantor hereunder or under any Security Document from its guarantee obligations hereunder or thereunder, except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering Property (and to release any such guarantor) that is the subject of either a Disposition of Property permitted hereunder or a Disposition to which the Majority Lenders have consented.

         10.10 CONSENT TO PERMITTED DISPOSITIONS. Notwithstanding any provision of this Agreement to the contrary, the Administrative Agent shall, in connection with any Disposition by any Relevant Party of (i) any Properties (other than Unrestricted Properties) to the extent such Properties are disposed of in accordance with the limitations set forth in Section 8.05 of the Canadian Forest Credit Agreement or (ii) any Unrestricted Properties, in each such case, consent (and direct or permit the Company to provide its consent under the Canadian Forest Credit Agreement) to the release of such properties from the Lien of each of the Underlying Security Documents, without the consent of any Lender, if (i) no Default or Event of Default has occurred and is continuing and
(ii) the disposition of such Property in the manner contemplated by such Borrower is permitted pursuant to the terms of this Agreement and provided that the Administrative Agent has received a certificate from the Relevant Party seeking such release, confirming the foregoing conditions and provided such release shall not extend to (A) any equipment located on, proceeds from sale of, or production of hydrocarbons from, such Hydrocarbon Properties that are retained by the Relevant Party after any farmout or similar agreement and
(B) any inventory or equipment that is the subject of such farmout or similar agreement (the "FARMOUT INTEREST") and that is or may be utilized for the exploration, production or marketing of hydrocarbons attributable to (x) the Farmout Interest and (y) other properties of the Relevant Party that are not Unrestricted Properties.

         Section 11.  MISCELLANEOUS.

         11.01 WAIVER. No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any Note or Swingline Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any Note or Swingline Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

         The Company irrevocably waives, to the fullest extent permitted by applicable law, any claim that any action or proceeding commenced by the Administrative Agent or any Lender relating in any way to this Agreement should be dismissed or stayed by reason, or pending the resolution, of any action or proceeding commenced by the Company relating in any way to this Agreement whether or not commenced earlier. To the fullest extent permitted by applicable law, the Company shall take all measures necessary for any such action or proceeding commenced by the Administrative Agent or any Lender to proceed to judgment prior to the entry of judgment in any such action or proceeding commenced by the Company.

         11.02 NOTICES. (a) All notices, requests and other communications provided for herein and under the Security Documents (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy) delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof); or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telex or telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.
         (b) The Administrative Agent shall promptly forward to each Lender a copy of all notices, requests and communications sent by the Administrative Agent to the Company pursuant to the terms of this Agreement.

         11.03 EXPENSES, ETC. (a) EXPENSES. The Company agrees to pay or reimburse each of the Lenders and the Administrative Agent on demand for:
(a) all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and expenses of Stikeman, Elliott, Canadian counsel to Chase Canada and Milbank, Tweed, Hadley & McCloy, special New York counsel to Chase Canada) in connection with (i) the negotiation, preparation, execution and delivery of this Agreement, the other Loan Documents, the Underlying Documents and the extension of credit hereunder and (ii) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement, any of the other Loan Documents or any of the Underlying Loan Documents (whether or not consummated); (b) all reasonable out-of-pocket costs and expenses of the Lenders and the Administrative Agent (including, without limitation, the reasonable fees and expenses of legal counsel) in connection with (i) any Default and any enforcement or collection proceedings resulting therefrom, including, without limitation, all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 11.03; and (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement, any of the other Loan Documents or any of the Underlying Loan Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any Lien contemplated by any Security Document or any other document referred to therein or any discharge thereof.

         (b) INDEMNIFICATION. The Company agrees to indemnify the Administrative Agent and each Lender and their respective directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them (including, without limitation, any and all losses, liabilities, claims, damages or expenses incurred by the Administrative Agent to any Lender, whether or not the Administrative Agent or any Lender is a party thereto) arising out of or by reason of any failure by the Company to perform any of the obligations hereunder or any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to the extensions of credit hereunder or any actual or proposed use by the Company of the proceeds of any of the extensions of credit hereunder, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). Without limiting the generality of the foregoing, the Company will indemnify the Administrative Agent and each Lender from, and hold the Administrative Agent and each Lender harmless against, any losses, liabilities, claims, damages or expenses described in the preceding sentence (but excluding, as provided in the preceding sentence, any loss, liability, claim, damage or expense incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified) arising under any Environmental Law as a result of the past, present or future operations of the Company (or any predecessor in interest to the Company), or the past, present or future condition of any site or facility owned, operated or leased at any time by the Company (or any such predecessor in interest), or any Release or threatened Release of any Hazardous Materials at or from any such site or facility, excluding any such Release or threatened Release that shall occur during any period when the Administrative Agent or any Lender shall be in possession of any such site or facility following the exercise by the Administrative Agent or any Lender of any of its rights and remedies hereunder or under any of the Security Documents, but including any such Release or threatened Release occurring during such period that is a continuation of conditions previously in existence, or of practices employed by the Company, at such site or facility.

         A certificate of the Administrative Agent as to the amount of any such loss or expense shall be PRIMA FACIE proof of the amount thereof, in the absence of manifest error. The amount required to be paid by the Company hereunder shall become part of the Company's obligations hereunder, shall be payable by the Company on demand, shall bear interest at the rate provided in Section 3.04 hereof calculated from the date any indemnified cost, liability or damage outlay is made by the Administrative Agent hereunder to the date paid by the Company.

         11.04 AMENDMENTS, ETC. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Company and the Majority Lenders, or by the Company and the Administrative Agent acting with the consent of the Majority Lenders, and any provision of this Agreement may be waived by the Majority Lenders or by the Administrative Agent acting with the consent of the Majority Lenders; PROVIDED that: (a) no modification, supplement or waiver shall, unless by an instrument signed by all of the Lenders or by the Administrative Agent acting with the consent of all of the Lenders:
(i) increase, decrease, or extend the term of the Commitments, or extend the time or waive any requirement for the reduction or termination of the Commitments, (ii) change the Types of Loans or other forms of borrowing hereunder, (iii) extend the date fixed for the payment of principal of or interest on any Loan, the Letter of Credit Reimbursement Obligations, the Bankers' Acceptance Liabilities or any fee hereunder, (iv) reduce the amount of any such payment of principal, (v) reduce the rate at which any interest is payable thereon or any fee is payable hereunder, (vi) alter the rights or obligations of the Company to prepay Loans, (vii) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as between the Lenders, (viii) alter the terms of this Section 11.04,
(ix) modify the definition of the term "Majority Lenders" or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof,
(ix) waive any of the conditions precedent set forth in Section 6.01 hereof or
Section 6.02, or (x) do any of the foregoing in respect of any of the Underlying Loan Documents or any of the comparable or companion provisions thereunder; and
(b) any modification or supplement of Section 10 hereof, or of any of the rights or duties of the Administrative Agent hereunder, shall require the consent of the Administrative Agent.

         11.05 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11.06  ASSIGNMENTS AND PARTICIPATIONS.

         (a) The Company may not assign any of its rights or obligations hereunder, under the Notes, under the Swingline Notes, under the Letters of Credit or under the Bankers' Acceptances without the prior consent of all of the Lenders and the Administrative Agent, except pursuant to the on-lending contemplated by the Canadian Forest Credit Agreement.

         (b) Each Lender may assign any of its Loans, its Note (and the Swingline Note in the case of BOM), its Commitment and the Swingline Loans, its Letter of Credit Interest and its Bankers' Acceptances (but only with the consent of, in the case of its outstanding Commitment and the Swingline Loans, the Company and the Administrative Agent, which consent shall not be unreasonably withheld or delayed and which consent shall not be required if an Event of Default has occurred and is continuing, and, in the case of a Letter of Credit Interest, the Issuing Bank); PROVIDED that

            (i) no such consent by the Company or the Administrative Agent shall be required in the case of any assignment (other than the Swingline Loans) to another Lender; with respect to the Swingline Loans, the Company's consent shall be required for such assignment, but such consent shall not be unreasonably withheld or delayed;

           (ii) except to the extent the Company and the Administrative Agent shall otherwise consent, any such partial assignment (other than to another Lender) shall be in an amount at least equal to C$5,000,000;

          (iii) each such permitted assignment by a Lender of its Loans, Note, Commitment, Letter of Credit Interest or Bankers' Acceptances shall be made in such manner so that the same portion of its Loans, Note, Commitment and Letter of Credit Interest is assigned to the respective assignee; PROVIDED that in the case of a permitted assignment of the Swingline Note or the Swingline Loans, BOM shall assign its entire Swingline Loan or Commitment;

             (iv) no Lender shall assign all or any portion of its Commitment, Bankers' Acceptances or Letter of Credit Liabilities or Loans to any financial institution which is unable to make the representation contained in Section 5.08(f); and

              (v) Chase Canada and its affiliate shall at all times maintain a Commitment hereunder of not less than the lesser of (x) 10% of the aggregate of the Commitments and (y) C$8,000,000.

         Notwithstanding the foregoing no consents shall be required for any participation which may be made for purposes of Section 2.05(c) hereof. Upon execution and delivery by the assignee to the Company, the Administrative Agent and the Issuing Bank of an instrument in writing pursuant to which such assignee agrees to become a "Lender" hereunder (if not already a Lender) having the Commitment, Loans and, if applicable, the Letter of Credit Interest specified in such instrument, and upon consent thereto by the Company and the Administrative Agent as provided in this Section 11.06(b) and the Issuing Bank, the assignee shall have, to the extent of such assignment (unless provided in such assignment with the consent of the Company, the

Administrative Agent and the Issuing Bank), the obligations, rights and benefits of a Lender hereunder holding the Commitment, Loans and, if applicable, the Letter of Credit Interest (or portions thereof) assigned to it (in addition to the Commitment, Loans and Letter of Credit Interest theretofore held by such assignee) and the assigning Lender shall, to the extent of such assignment, be released from the Commitment, Loans and Letter of Credit Interest (or portion thereof) so assigned. Any Bankers' Acceptances specified in such instrument shall remain the liability and obligation of the Lender hereunder holding such Bankers' Acceptances and such Lender shall be entitled to all of the rights, titles and benefits arising out of this Agreement with respect to such Bankers' Acceptances (including reimbursement rights); provided, however, that the assignee shall indemnify such Lender and hold such Lender harmless from and against any losses or costs paid or incurred by such Lender in connection with such Bankers' Acceptances (other than losses or costs which arise out of the negligence or wilful misconduct of such Lender). Upon each such assignment the assigning Lender shall pay the Administrative Agent an assignment fee of $3,000; provided that no such fee shall be required if a Lender is only transferring all or a portion of a Bankers' Acceptance.

         (c) (i) A Lender may sell or agree to sell to one or more other Persons (each a "PARTICIPANT") a participation in all or any part of any Loans, Letter of Credit Interest and/or Bankers' Acceptances held by it, or in its Commitment, PROVIDED that, except in respect of Bankers' Acceptances, such Participant shall not have any rights or obligations under this Agreement or any Note or any other Loan Document (the Participant's rights against such Lender in respect of such participation to be those set forth in the agreements executed by such Lender in favor of the Participant). All amounts payable by the Company to any Lender under
    Section 5 hereof in respect of Loans, Letter of Credit Interest held by it, Bankers' Acceptances held by it and its Commitment, shall be determined as if such Lender had not sold or agreed to sell any participations in such Loans, Letter of Credit Interest, Bankers' Acceptances and Commitment, and as if such Lender were funding each of such Loan, Letter of Credit Interest, Bankers' Acceptance and Commitment in the same way that it is funding the portion of such Loan, Letter of Credit Interest, Bankers' Acceptance and Commitment in which no participations have been sold. In no event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action hereunder or under any other Loan Document except that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase or extend the term of such Lender's Commitment, (ii) extend the date fixed for the payment of principal of or interest on the related Loan or Loans, Letter of Credit Reimbursement Obligations, Bankers' Acceptance Reimbursement Obligations or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal,
    (iv) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee or (v) consent to any modification, supplement or waiver hereof or of any of the other Loan Documents to the extent that the same, under Section 10.09 or 11.04 hereof, requires the consent of each Lender.

             (ii) In respect of each sale of a participation by a Lender to a Participant, the Company agrees that it shall, at the request of the Administrative Agent on behalf of such Lender, consent to an absolute assignment by such Participant to such Lender of all rights of such Participant to require payment from the Company in respect of all Bankers' Acceptances accepted or purchased by such Participant and such Lender hereby agrees to cause such absolute assignment to be entered into by such Lender and the Participant. Upon the assignment of such rights, such Lender shall, subject to this Agreement, thereafter be entitled to enforce such rights against the Company and amounts owing by the Company to such Lender in respect of such assigned rights shall constitute amounts owing to such Lender hereunder to the same extent as if such Bankers' Acceptances had been accepted and purchased by such Lender. Such Lender upon granting a participation shall be responsible for the administration of all aspects of the purchase and the acceptance by such Participant of Bankers' Acceptances purchased by such Participant.

         (d) In addition to the assignments and participations permitted under the foregoing provisions of this Section 11.06, any Lender may (without notice to the Company, the Administrative Agent or any other Lender and without payment of any fee) assign and pledge all or any portion of its Loans, its Notes, its Letter of Credit Interest and its Bankers' Acceptances to any regulatory authority, and such Loans, Notes and Bankers' Acceptances shall be fully transferrable as provided therein. No such assignment shall release the assigning Lender from its obligations hereunder.

         (e) A Lender may furnish any information concerning the Company, Forest or any of the Relevant Parties or any of their Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 11.13(b) hereof.

         (f) Anything in this Section 11.06 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan, Letter of Credit Reimbursement Obligation or Bankers' Acceptance Reimbursement Obligation held by it hereunder to the Company or any of its Affiliates without the prior consent of each Lender.

         11.07 SURVIVAL. The obligations of the Company under Sections 2.03, 2.04, 5.01, 5.05, 5.06, 5.07, 5.08 and 11.03 hereof and the obligations of the
Lenders under Section 10.05 hereof, shall survive the repayment of the Loans, Letter of Credit Reimbursement Obligations and Bankers' Acceptance Liabilities and the termination of the Commitments and, in the case of any Lender that may assign any interest in its Commitment, Loans, Letter of Credit Interest or Bankers' Acceptances hereunder, shall survive the making of such assignment, notwithstanding that such assigning Lender may cease to be a "Lender" hereunder. In addition, each representation and warranty made, or deemed to be made by a notice of any extension of credit (whether by means of Loan, Letter of Credit or issuance of a Bankers' Acceptance, herein or pursuant hereto shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any extension of credit hereunder (whether by means of Loans, Letter of Credit or issuance of a Bankers' Acceptance), any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender or the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

         11.08 CAPTIONS. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

         11.09 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

         11.10 GOVERNING LAW. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the Province of Alberta and the laws of Canada applicable therein.

         11.11  JURISDICTION, SERVICE OF PROCESS AND VENUE.

         (a) Each party hereto hereby agrees that any suit, action or proceeding with respect to this Agreement, any Note, any Swingline Note, the other Loan Documents or any judgment entered by any court in respect thereof may be brought in the courts of the Province of Alberta; and each party hereto hereby irrevocably submits to the jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Each party hereto further submits, for the purpose of any such suit, action, proceeding or judgment brought or rendered against it, to the appropriate courts of the jurisdiction of its domicile.

         (b) Nothing herein shall in any way be deemed to limit the ability of the Administrative Agent or any Lender to serve any such writs, process or summonses in any other manner permitted by applicable law or to obtain jurisdiction over the Company in such other jurisdictions, and in such manner, as may be permitted by applicable law.

         (c) The Company hereby irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document brought in the courts of the Province of Alberta and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

         11.12 JUDGMENT CURRENCY. This is an international loan transaction in which the specification of Canadian Dollars or U.S. Dollars is of the essence, and the stipulated currency shall in each instance be the Currency of account and payment in all instances. A payment obligation in one Currency hereunder (the "ORIGINAL CURRENCY") shall not be discharged by an amount paid in another currency (the "OTHER CURRENCY"), whether pursuant to any judgment expressed in or converted into any Other Currency or in another place except to the extent that such tender or recovery results in the effective receipt by such Lender of the full amount of the Original Currency payable to such Lender under this Agreement. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Original Currency into the Other Currency, the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Original Currency at the Principal Office with the Other Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Company in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document (in this Section 11.12 called an "ENTITLED PERSON") shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Other Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer the Original Currency to Toronto with the amount of the judgment currency so adjudged to be due; and the Company hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Original Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Original Currency hereunder exceeds the amount of the Other Currency so purchased and transferred.

         11.13  TREATMENT OF CERTAIN INFORMATION; CONFIDENTIALITY.

         (a) The Company acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Company, Forest, the Relevant Parties, or one or more of their Subsidiaries or Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Company hereby authorizes each Lender to share any information delivered to such Lender by or at the request of the

Company pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate. Such authorization shall survive the repayment of the Loans, Letter of Credit Reimbursement Obligations and Bankers' Acceptance Liabilities and the termination of the Commitments.

         (b) Each Lender and the Administrative Agent agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by or at the request of the Company or any of its Affiliates pursuant to this Agreement that is identified by such Person as being confidential at the time the same is delivered to the Lenders or the Administrative Agent, PROVIDED that nothing herein shall limit the disclosure of any such information (i) after such information shall have become public (other than through a violation of this Section 11.13), (ii) to the extent required by statute, rule, regulation or judicial process, (iii) to counsel for any of the Lenders or the Administrative Agent, (iv) to bank examiners (or any other regulatory authority having jurisdiction over any Lender or the Administrative Agent), or to auditors or accountants, (v) to the Administrative Agent or any other Lender, (vi) in connection with any litigation to which any one or more of the Lenders or the Administrative Agent is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document,
(vii) to a subsidiary or affiliate of such Lender as provided in paragraph (a) above (provided that neither the Administrative Agent nor any Lender shall disclose any non-public information delivered by or at the request of the Company or Affiliates pursuant to this Agreement to any subsidiary or affiliate of the Administrative Agent or such Lender, as the case may be, which is generally engaged in the securities business other than in connection with the syndication or participation of the Commitments or Loans or Letter of Credit Interest or the sale of the Bankers' Acceptances under this Agreement without the prior written consent of the Company) or (viii) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to the respective Lender a Confidentiality Agreement substantially in the form of Exhibit H hereto (or executes and delivers to such Lender an acknowledgement to the effect that it is bound by the provisions of this Section 11.13(b), which acknowledgement may be included as part of the respective assignment or participation agreement pursuant to which such assignee or participant acquires an interest in the Loans, Letter of Credit Interest or Bankers' Acceptances hereunder); PROVIDED, FURTHER, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by or at the request of the Company or any of its Affiliates. The obligations of any assignee that has executed a Confidentiality Agreement in the form of Exhibit H hereto shall be superseded by this Section 11.13 upon the date upon which such assignee becomes a Lender hereunder pursuant to Section 11.06(b) hereof.

         11.14  ADDITIONAL PROVISIONS RELATING TO INTEREST AND FEES.

         (a) MAXIMUM RATE OF INTEREST. In no event shall any interest or fee to be paid hereunder exceed the maximum rate permitted by applicable law. In the event any such interest rate or fee exceeds such maximum rate, such rate shall be adjusted downward to the highest rate (expressed as a percentage per annum) or fee that the parties could validly have agreed to by contract on the date hereof under applicable law. It is further agreed that any excess actually received by any Lender shall be credited against the Principal Amount of any Loan (or the principal owing with respect to a BA Loan), Bankers' Acceptance or Letter of Credit Liability or, if the Principal Amount shall have been or would thereby be paid in full, the remaining amount shall be credited to the Company.

         (b) CONTINUING OBLIGATIONS. All interest (including interest on overdue interest) payable by the Company to the Lenders hereunder shall accrue from day to day, computed as provided herein, and shall be payable after as well as before maturity, demand, default and judgment.

         (c) WAIVER OF SECTION 6 OF JUDGMENT INTEREST ACT. To the extent permitted by law, section 6 of the Judgment Interest Act (Alberta) shall not apply to this Agreement and is hereby expressly waived by the Company.

         11.15 SEVERABILITY. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

         11.16  TIME OF ESSENCE.  Time shall be of the essence hereof.

         11.17 ACKNOWLEDGEMENT OF PRIORITY OF INDEBTEDNESS. The Company represents and warrants to the Lenders and the Administrative Agent that: (a) the Indebtedness hereunder and under the other Loan Documents is "Senior Indebtedness of a Subsidiary Guarantor" for the purposes of the Forest Indenture; and

         (b) Canadian Forest and ProMark are not and will not be obliged to be Subsidiary Guarantors for purposes of the Forest Indenture as a result of their execution and delivery of or the performance of their obligations under the BOM Agreement, any security therefor, any of the Underlying Loan Documents or any documents signed by them in connection with this Agreement.

         11.18 CONFLICT OF TERMS. In the event of any conflict between the terms of this Agreement and any other Loan Document, the provisions of this Agreement shall prevail to the extent necessary to remove such conflict.

         11.19 RESTATEMENT OF ORIGINAL CREDIT AGREEMENT. This Agreement amends and restates the terms and conditions applicable to the revolving term credit facility provided by the Lenders to the Company under the Original Credit Agreement. The amendments contained in this Agreement shall be effective, subject to satisfaction of the conditions precedent contained in Section 6.01, as of the Effective Date. This Agreement governs the terms and conditions applicable to the Commitments and the Loans (including the Swingline Loans), Bankers' Acceptances and Letters of Credit provided hereunder to the Company. All amounts outstanding to the Lenders as of the Effective Date under the Original Credit Agreement by way of Eurodollar Loans, U.S. Base Rate Loans, Canadian Prime Loans, Bankers' Acceptances, and Letters of Credit (as each of such terms are defined in the Original Credit Agreement) shall, as of the date hereof, be deemed to be outstanding hereunder as borrowings by way of Eurodollar Loans, U.S. Base Rate Loans, Canadian Prime Loans, Bankers' Acceptances and Letters of Credit respectively, and shall thereafter be governed by the terms and conditions of this Agreement. All accrued interest and fees payable to the Lenders pursuant to the Original Credit Agreement which are outstanding as of the date hereof shall be paid to the Lenders in accordance with the terms of this Agreement and shall be deemed to be amounts owing hereunder.

         11.20 BOM LETTERS OF CREDIT. The parties to this Agreement agree that the following letter of credit issued by BOM to ProMark:

    Letter of Credit with BOM in favor of the Minister of Finance and Corporate Relations, British Columbia dated
    November 2, 1994, as amended on September 22, 1995.
    Expires October 31, 1997


    C$2,500.00

is and shall be from and after the date of this Agreement Letters of Credit under this Agreement and shall be subject to the applicable terms of this Agreement in that regard.

         11.21  AMENDMENT OF CERTAIN DOCUMENTS.  BOM agrees that the
BOM Agreement, the Canadian Forest Guarantee and the ProMark Security Agreement shall not be amended or supplemented, nor any other security interests obtained from ProMark or Canadian Forest, in any manner that may materially adversely affect the security interests of the Lenders in relation to this Agreement without the prior written approval of the Majority Lenders (other than BOM), such consents not to be unreasonably withheld or delayed. Each of the Lenders agrees with BOM that the ProMark Debenture shall not be amended or supplemented, nor shall any other security interests be obtained from ProMark or Canadian Forest, in any manner that may materially adversely affect the security interests of BOM in relation to the BOM Agreement without the prior written approval of BOM, such consent not to be unreasonably withheld or delayed.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                             611852 SASKATCHEWAN LTD.


                             By
                               -------------------------
                               Title:

                             Address for Notices:

                             611852 SASKATCHEWAN LTD.
                             c/o Canadian Forest Oil Ltd.
                             600, 800-Sixth Avenue, S.W.
                             Calgary, Alberta T2P 3G3
                             Canada

                             Attention:  Vice President - Finance

                             Telecopier No.:  (403) 261-7665

                             Telephone No.:  (403) 292-8000

                             with a copy to:

                             Forest Oil Corporation
                             1600 Broadway
                             Suite 2200
                             Denver, CO  80202

                             Attention:  Vice President and Treasurer

                             Telecopier No.:  (303) 812-1510

                             Telephone No.:  (303) 812-1400

                             LENDERS

         Commitment               THE CHASE MANHATTAN BANK OF CANADA
         ----------

         C$30,000,000
                             By
                               -------------------------
                               Title:  Vice President

                             Lending Office:  Toronto, Canada

                             Address for Notices:

                             1 First Canadian Place
                             100 King Street West
                             Suite 6900, P.O. Box 106
                             Toronto, Ontario  M5X 1A4
                             Canada

                             Attention:  Vice President
                                          Corporate Finance

                             Telecopier No.:  (416) 216-4161

                             Telephone No.:  (416) 216-4133

         Commitment               ROYAL BANK OF CANADA
         ----------

         C$25,000,000
                             By
                               -------------------------
                               Title:

                             Lending Office:

                             Address for Notices:

                             Oil & Gas Banking Center
                             11th Floor, 335-8 Ave. S.W.
                             Calgary, Alberta
                             Canada T2P 1C9

                             Attention:  Marc S. Ranson
                                      Sr. Account Manager

                             Telecopier No.:  (403) 292-3436

                             Telephone No.:  (403) 292-3751

         Commitment               BANK OF MONTREAL
         ----------

         C$25,000,000
                             By
                               -------------------------
                               Title:

                             Lending Office:

                             Address for Notices:

                             Corporate and Institutional
                               Financial Services
                             First Canadian Centre
                             350 - 7th Avenue S.W., 24th Floor
                             Calgary, Alberta  T2P 3N9
                             Canada

                             Attention:  Director, Natural Resources

                             Telecopier No.:  (403) 234-3644

                             Telephone No.:  (403) 234-3824

                        THE CHASE MANHATTAN BANK OF CANADA,
                          as Administrative Agent


                        By
                          -------------------------
                          Title:  Vice President

                        Address for Notices to
                          Chase Canada as Administrative Agent:

                        1 First Canadian Place
                        100 King Street West
                        Suite 6900, P.O. Box 106
                        Toronto, Ontario  M5X 1A4
                        Canada

                        Attention:     Vice President
                                  Corporate Finance

                        Telecopier No.:  (416) 216-4161

                        Telephone No.:  (416) 216-4133

                        With a copy to:

                        The Chase Manhattan Bank
                        1 Chase Manhattan Plaza
                        New York, New York  10081

                        Attention:     Rick Betz
                                  Vice President

                        Telecopier No.:  (212) 552-1687

                        Telephone No.:  (212) 552-2680
\